Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

ZEBRA TECHNOLOGIES CORPORATION,

ELO INVESTORS, L.P.

and

ELO HOLDINGS, INC.

DATED AS OF AUGUST 3, 2025

i

(cont’d)

ii

(cont’d)

EXHIBITS

Exhibit A-1    -    Accounting Principles

Exhibit A-2    -    Sample Calculation of Net Working Capital

Exhibit B        -    Form of Escrow Agreement

iii

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of August 3, 2025 is made by and among Zebra Technologies Corporation, a Delaware corporation (“Buyer”), Elo Investors, L.P., a Delaware limited partnership (“Seller”), and Elo Holdings, Inc., a Delaware corporation (the “Company”). Each of Buyer, Seller and the Company are referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in Article 1.

WHEREAS, Seller is the holder of all of the issued and outstanding shares of common stock, par value $0.01 per share, of the Company (the “Company Shares”);

WHEREAS, as a material inducement to the willingness of Buyer to enter into this Agreement and to consummate the Transactions, Crestview Partners III, L.P. and certain members of the management team of the Company have signed and delivered to Buyer a Restrictive Covenant Agreement (collectively, the “Restrictive Covenant Agreements”), each of which will be effective as of the Closing; and

WHEREAS, upon the terms and subject to the conditions set forth herein, Seller desires to sell, assign, transfer and convey to Buyer, and Buyer desires to purchase and acquire, the Company Shares.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
CERTAIN DEFINITIONS

Section 1.1           Certain Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Accounting Principles” means the methods, practices, principles, policies, procedures, classifications, judgments, assumptions, and valuation and estimation methodologies (including with respect to the calculation of reserves and accruals) that are expressly set forth in Exhibit A-1. An illustrative example of the calculation of Net Working Capital applying the Accounting Principles as of the close of business on June 27, 2025 is set forth in Exhibit A-2 (the “Sample Calculation”).

“Accrued Income Taxes” means all accrued and unpaid liabilities for income Tax for each of the Group Companies for taxable periods beginning after December 31, 2023. For the purposes of computing the amount of such income Tax liabilities, (a) any such income Tax assets and liabilities will be (i) measured as of the close of the Closing Date and in accordance with the principles set forth in Section 6.2(a) (but without regard to any Tax payments made after the Closing that were not taken into account in determining the Purchase Price (as finally determined under Section 2.3(d))), after taking into account, with respect to any particular Tax, any Transaction Deductions to the extent deductible at a “more likely than not” or higher level of comfort under applicable Law in the Pre-Closing Tax Period with respect to such Tax and actually reduce (not below zero) such Tax and (ii) computed in accordance with the past custom and practice, including with respect to the jurisdictions in which such Group Company is currently filing income Tax Returns, of each Group Company (except to the extent such past practice is not “more likely than not” to be upheld under applicable Law), and (iii) computed by including in taxable income (A) any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local, or non-U.S. Law) and (B) any deferred revenue reflected in the Accounting Principles (net of any Deferred Revenue Cost to Serve (as defined in the Accounting Principles)) that, in each case, was not previously included in taxable income, (b) the computation of income Tax or similar item liabilities will exclude any income Tax liabilities arising on the Closing Date after Closing to the extent attributable to actions taken on the Closing Date after Closing by the Group Companies outside of the ordinary course of business, (c) any estimated Tax payments and overpayments shall be taken into account with respect to Taxes to the extent such amounts actually reduce the amount of such Taxes (but not below zero), (d) computed by including in any inclusion that any Group Company would be liable for as a result of Section 951 or 951A of the Code (or any similar provision of state, local, or non-U.S. Law) if the taxable year of each “foreign corporation” owned, directly or indirectly, by any Group Company closed on the Closing Date and (e) the amount of Accrued Income Taxes will not be less than zero in any jurisdiction or with respect to any Tax applicable to the Group Companies and shall be calculated solely with respect to the jurisdictions in which such Group Company is current filing income Tax Returns or where such Group Company has established taxable presence after December 31, 2023.

“Action” means any claim, action, notice of violation, citation, audit, suit, charge, complaint, arbitration, mediation, litigation or any proceeding or investigation, whether civil or criminal, at law or in equity, in each case that is by or before any Governmental Entity.

“Actual Adjustment” means an amount, which may be a positive or a negative number, equal to (x) the Purchase Price as finally determined pursuant to Section 2.3(d) minus (y) the Estimated Purchase Price.

“Adjustment Time” means 11:59 p.m., Eastern time, on the calendar day immediately preceding the Closing Date.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. Notwithstanding anything herein to the contrary, for purposes of this Agreement, other than in the case of “Transaction Expenses,” “Seller Party” (and any provisions in this Agreement for the benefit of any Seller Party or any provisions in respect of a Seller Party in Section 2.3(c), Section 9.2 and Section 9.3), Article 8, Section 3.18, Section 6.2(c), Section 9.1, Section 9.3, Section 10.16 and Section 10.17, no portfolio company (other than the Group Companies) or investment fund affiliates of Crestview, shall be deemed Affiliates of any of the Group Companies, nor shall any of the Group Companies be deemed Affiliates of any portfolio company (other than any of the Group Companies) or investment fund affiliate of Crestview.

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“Ancillary Documents” means each Restrictive Covenant Agreement, the Escrow Agreement and each other agreement, document, instrument and certificate contemplated by this Agreement to be executed in connection with the Transactions.

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.

“Buyer Related Party” means any of Buyer’s Affiliates, and its and their respective former, current or future general or limited partners, stockholders, equityholders, controlling Persons, managers, members, directors, officers, employees, Affiliates, representatives, agents or any of their respective assignees or successors or any former, current or future general or limited partner, stockholder, equityholder, controlling Person, manager, member, director, officer, employee, Affiliate, representative, agent, assignee or successor of any of the foregoing.

“Buyer’s knowledge” means the actual knowledge (after reasonable inquiry (including of their respective direct reports)) of Michael Cho and Constantine Lales, none of whom shall have any personal liability or obligations regarding such knowledge.

“Cash and Cash Equivalents” means, as of the Adjustment Time, without duplication, the sum (expressed in United States dollars) of all cash and cash equivalents including petty cash, marketable securities, liquid instruments, checks, bank deposits (including accrued interest) short term investments, and security deposits of the Group Companies on a consolidated basis, together with any other short term investments, including the amounts of any received or deposited but uncleared checks, drafts and wires issued prior to such time, in each case determined in accordance with GAAP less the amounts of any outstanding checks or wire transfers at such time; provided, that “Cash and Cash Equivalents” shall be reduced for any Leakage.

“Closing Date Indebtedness” means, (1) with respect to clauses (i), (ii), (viii) and (ix) of the definition of “Indebtedness”, as of immediately prior to the Closing and (2) with respect to the other clauses of the definition of “Indebtedness”, as of the Adjustment Time; provided, however, to the extent any category of Indebtedness contemplated by this clause (2) would be greater if determined as of immediately prior to the Closing as compared to the Adjustment Time as a result of a change in the methods, practices, principles, policies, procedures, classifications, judgments, valuation or estimation methodologies of the Group Companies after the date of this Agreement and not set forth in the Accounting Principles, then such incremental amount of Indebtedness resulting from such change (disregarding, for the avoidance of doubt, any increase that would occur due to the passage of time between the Adjustment Time and the Closing) shall be deemed to be Closing Date Indebtedness.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company AI Technology” means any artificial intelligence tools and technologies, including generative artificial intelligence tools and technologies, that are incorporated into, distributed with, or used in the development of any products or services produced, licensed, provided, sold, or otherwise commercialized by any Group Company, whether owned or controlled by the Group Companies or any other Person.

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“Competition Law” means, to the extent applicable to the Group Companies, Buyer or the Transactions, (x) the Sherman Act, the Clayton Act, the HSR Act (and any similar Law enforced by any Governmental Entity regarding pre-acquisition notifications for the purpose of competition reviews), the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, including, as applicable, the applicable requirements of antitrust or other competition laws of jurisdictions outside the United States and (y) any Foreign Investment Law.

“Confidentiality Agreement” means the confidentiality agreement, dated as of June 1, 2024, by and between Zebra Technologies Corporation and Elo Touch Solutions, Inc.

“Contract” means any written or oral binding agreement, contract, indenture, note, bond, loan, lease, sublease, or other arrangement to which any Person is a party or to which the assets of such Person are bound.

“Crestview” means Crestview Partners III, L.P. and each of its Affiliates or commonly advised or managed investment funds and any related management or advisory entities.

“Data Room” means the virtual data room hosted by Intralinks on behalf of the Company under the name “Project Marty”.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Personal Information or otherwise relating to data privacy, to artificial intelligence, to data security or to security breach notification requirements, and applicable to any Group Company: (i) any rules, policies, and procedures (whether physical or technical in nature, or otherwise) of any Group Company, including privacy policies; (ii) all applicable Laws; (iii) the Payment Card Industry (PCI) Data Security Standards and any industry standards applicable to the industry in which any of the Group Companies operate or with which any Group Company holds itself out to any Person as being compliant; and (iv) Contracts any Group Company has entered into or by which it is bound.

“Disclosure Schedules” means the disclosure schedules referred to in, and delivered pursuant to, this Agreement (which include the “Schedules” referenced in this Agreement).

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA), each other employee benefit or compensation plan, program, policy, agreement or arrangement, and each other deferred compensation, severance, termination, employment, offer letters, individual consulting, bonus, stay bonus, retention, commission, transaction or change in control, equity or equity-based, pension, retirement, profit sharing, health, welfare, post-employment welfare, vacation, paid time off or other fringe benefit, in each case, that any Group Company maintains, sponsors, contributes to, or is required to contribute to or under or with respect to which any Group Company has or could reasonably be expected to have any current or contingent liability or obligation, other than any plan, program or arrangement sponsored, maintained or administered by a Governmental Entity.

4

“Enterprise Value” means $1,300,000,000.00.

“Environmental Laws” means all Laws concerning pollution, public or worker health or safety (to the extent related to Hazardous Substances), or protection of the environment, including all those relating to the generation, handling, transportation, treatment, storage, disposal, discharge, release, control, or cleanup of or exposure to any Hazardous Substances, as such of the foregoing are enacted and in effect on or prior to the Closing Date.

“Equity Securities” means (i) with respect to a corporation, any and all shares of capital stock of such corporation; (ii) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests or other partnership interests, limited liability company interests, or membership interests with respect thereto; and (iii) with respect to any other type of Person, any other direct or indirect equity ownership or participation in, other equity security of, or other ownership or profit interest in, such Person, whether voting or non-voting and whether or not such ownership, participation or interest is authorized or otherwise existing on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that, at any relevant time, is or was treated as a single employer with any Group Company within the meaning of Code Section 414.

“Estimated Closing Consideration” means an amount equal to (i) the Estimated Purchase Price minus (ii) the Adjustment Escrow Amount minus (iii) the Specified Matter Escrow Amount minus (iv) the Transition Matter Escrow Amount.

“Ex-Im Laws” means all U.S. and non-U.S. Laws relating to export, re-export, transfer, and import controls, including the Export Administration Regulations, the International Traffic in Arms Regulations, and the customs and import Laws administered by U.S. Customs and Border Protection.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Foreign Investment Law” means any applicable Law that provides for the review, clearance or notification of transactions on grounds of national security or other national or public interest, including any state, national or multi-jurisdictional applicable Law that is designed or intended to prohibit, restrict or regulate actions by foreigners to acquire interests in or control over domestic equities, securities, entities, assets, land or interests.

“Fraud” means an act in the making of a specific representation or warranty expressly set forth in Article 3, Article 4, or Article 5 committed by the Party making such specific representation or warranty, with intent to deceive another Party, and to induce such other Party to enter into this Agreement and requires (a) an intentional false representation of material fact expressly set forth in the representations and warranties set forth in Article 3, Article 4, or Article 5; (b) actual knowledge that such representation is false (as opposed to any fraud claim based on constructive or imputed knowledge, negligent or reckless misrepresentation or a similar theory); (c) a specific intention to induce the Party to whom such representation was made to act or refrain from acting in reliance upon it; (d) causing that Party, in justifiable reliance upon such false representation and with ignorance of the falsity of such representation, to take or refrain from taking action; and (e) causing such Party to suffer material damage by reason of such reliance.

5

“GAAP” means United States generally accepted accounting principles as in effect from time to time; provided, that, for purposes of clarity, with respect to the Financial Statements, “GAAP” means United States generally accepted accounting principles as of the date of the relevant Financial Statements.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and bylaws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Government Order” means any order, writ, judgment, injunction, decree, binding directive, stipulation, determination, ruling or award entered by or with any Governmental Entity.

“Governmental Entity” means any United States, foreign, federal, state or local governmental, regulatory, taxing or administrative authority, agency, court, division, instrumentality or commission or any judicial, arbitrator, arbitral body or tribunal (in each case, public or private).

“Group Companies” means, collectively, the Company and each of its Subsidiaries.

“Hazardous Substances” means (i) petroleum or petroleum byproducts, asbestos, polychlorinated biphenyls, and per- and polyfluoroalkyl substances, (ii) the substances described in 42 U.S.C. 9601(14) as well as (iii) materials, substances, or wastes defined, regulated or listed as “toxic,” “hazardous,” or a “pollutant” or “contaminant” or for which standards of conduct or liability may be imposed under Laws concerning pollution, public or worker health or safety or protection of the environment.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, as of any time, with respect to any Person, all payment obligations (including the amount of any unpaid principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment fees, reimbursements, breakage costs, and any other amounts payable to satisfy and discharge in full such Indebtedness) of such Person, without duplication, in respect of (i) indebtedness for borrowed money or indebtedness of the Group Companies issued in substitution or exchange for such borrowed money; (ii) indebtedness of the Group Companies evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iii) any obligations of the Group Companies evidenced by any surety bonds, performance bonds, letters of credit, bankers’ acceptances or similar credit transactions, in each case, solely to the extent drawn upon; (iv) all obligations with respect to all capital or finance leases of the Group Companies (but only to the extent required to be classified as a capital or finance lease in accordance with GAAP); (v) any obligations for the deferred purchase price of goods, property, services or assets (excluding in all cases accounts payable incurred in the ordinary course of business), including any deferred consideration, seller notes, earn-out obligations or similar contingent consideration, in each case calculated as of the maximum amount payable pursuant to such obligations, whether or not then due and payable; (vi) 50% of any accrued bonuses obligations in respect of any current or former employee, officer, director or other individual service provider of the Group Companies; (vii) any outstanding and unpaid severance, retention, deferred compensation, bonus, commission or incentive obligations in respect of any current or former employee, officer, director or other individual service provider of the Group Companies, in each case for terminations effected prior to the Closing (other than those effected at the request of Buyer and its Affiliates), together with the employer portion of any applicable FICA, state, local or foreign withholding, payroll, social security, unemployment or similar Taxes due with respect to any such payments and calculated as if all such amounts were paid on the Closing Date; (viii) any liabilities or other obligations of the Group Companies under any interest rate swap, collar, cap, forward contract, currency swap or other hedging arrangement or other similar arrangements; (ix) all liabilities or other obligations in respect of any declared but unpaid dividends by any Group Company owed to Seller or any of its Affiliates (other than another Group Company); (x) Accrued Income Taxes; (xi) all liabilities under any unfunded or underfunded defined benefit, pension, gratuity, seniority premium, termination, indemnity, statutory severance or similar plans or arrangements; (xii) any Accrued but Unpaid Specified Amounts due and payable in connection with the Specified Matters but solely to the extent such amounts have not then been paid; (xiii) any Deferred Revenue Cost to Serve (as defined in the Accounting Principles); (xiv) any Supplier Liabilities (as defined in the Accounting Principles); (xv) any Warranty Specific Reserve (as defined in the Accounting Principles); and (xvi) obligations of the Group Companies in the nature of guarantees of the obligations of other Persons of the type referred to in clauses (i) through (xv) above. Notwithstanding the foregoing, “Indebtedness” shall not include any (A) obligations solely by and among the Group Companies, (B) obligations under operating leases or leases not otherwise required to be classified as capital or finance leases in accordance with GAAP, (C) surety bonds, letters of credit or bankers’ acceptances to the extent undrawn upon or (D) amounts or other items taken into account in the calculation of Transaction Expenses or Net Working Capital.

“Intellectual Property Rights” means, collectively, all intellectual property and all proprietary and other rights associated therewith in any jurisdiction, including all (i) patent disclosures, patents and patent applications, and any reissues, divisions, continuations, continuations-in-part and extensions and counterparts thereof, (ii) trademarks, trade dress, trade names, service marks, brand names, slogans, logos, Internet domain names, social media accounts and all other indicia of origin, and any and all registrations, applications for registration and renewals therefor, and the goodwill associated therewith, (iii) copyrights, copyrightable works, other works of authorship (whether or not copyrightable), designs, database rights, moral rights, and, as applicable, registrations, applications for registration and renewals therefor, (iv) proprietary inventions (whether or not patentable or reduced to practice), improvements, know-how, trade secrets, and other proprietary or confidential business, including all processes, methods, techniques, protocols, formulae, formulations, recipes, algorithms, architectures, layouts, designs, drawings, plans, specifications, methodologies, ideas, data, databases, research and development information, customer, member, vendor, and supplier lists, pricing and cost information, and business and marketing plans and proposals, (v) rights of privacy and publicity, including rights to the use of names, likenesses, images, voices, signatures and biographical information of real persons, (vi) Software, (vii) data, databases, data repositories, data lakes and collections of data (collectively, “Data”), firmware and related documentation and (viii) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium).

“knowledge of the Company” or “Company’s knowledge” means the actual knowledge (after reasonable inquiry (including of their respective direct reports)) of Craig Witsoe, Gerard Delatte, Niklas Fallgren, Kanika Williamson and Dan Ludwick, none of whom shall have any personal liability or, without limiting the obligation of reasonable inquiry in this definition, obligations regarding such knowledge.

“Law” means any act, statute, law, ordinance, code, rule, rule of common law, regulation, Government Order, treaty or binding guidance enacted, adopted or promulgated by a Governmental Entity.

“Leakage” means any Cash and Cash Equivalents (x) used to reduce the amount of Indebtedness and Transaction Expenses during the period from the Adjustment Time to the Closing (solely to the extent such amount of Indebtedness or Transaction Expenses would have otherwise reduced the calculation of the Purchase Price) or (y) that pursuant to the express terms and conditions of a Contract entered into by the Company following the date of this Agreement and prior to the Closing is subjected by the Company to restrictions on the use, transfer or distribution thereof and reflected as “restricted cash” by the Company in its books and records as of immediately prior to the Closing; provided, and for the avoidance of doubt any foreign cash or cash held in a foreign account shall be disregarded for purposes of this clause (y).

“Lien” means with respect to any property or asset, any mortgage, pledge, security interest, encumbrance, lien, license, charge, easement, right of first refusal, restriction on transfer, defect in title or other restriction of a similar kind or nature in or on such property or asset.

“Look-Back Date” means January 1, 2022.

“Malicious Code” means any (i) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry) or (ii) other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, a System on which such code is stored or installed or (b) damaging or destroying any Data or file without the user’s consent.

“Material Adverse Effect” means a change, event, result or effect that (x) prohibits, materially delays or materially impairs the Group Companies’ ability to consummate the Transactions or (y) has a material adverse effect on the condition (financial or otherwise), business, assets or results of operations of the Group Companies, taken as a whole; provided, however, that none of the following (nor any adverse change, event, result or effect arising from or related to the following) shall be taken into account, either alone or in combination, in determining whether there has been or would reasonably be expected to be a “Material Adverse Effect” pursuant to this clause (y): (i) conditions generally affecting the economy or credit, debt, securities, currency, financial, banking or capital markets (including any changes, disruption thereof and any decline or increase in the price of (1) any security or any market index, (2) any interest or exchange rate or (3) any commodity), in each case, whether in the United States or elsewhere in the world, (ii) local, regional, national, international or global political, social or public health conditions, or changes with respect to any of the foregoing, including (1) any pandemic, epidemic, disease outbreak or other public health emergency or any worsening, improvement or diminution of such matters, (2) the engagement (whether new or continuing) by the United States in hostilities, or the cessation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any state-sponsored military or terrorist, or internet or “cyber” attack on any Person, or any hostilities or matters arising out of any conflict or other condition occurring in, or otherwise arising out of, Russia, the Ukraine, Iran, Israel or the surrounding regions (including the existing conflicts currently occurring in Russia, the Ukraine, Iran, Israel and the surrounding regions), (3) any natural disaster or (4) any acts of God, including weather, meteorological conditions or climate, storms, earthquakes, floods, hurricanes, tornadoes, volcanic eruptions, natural disasters or other acts of nature, (iii) changes in GAAP, or any other accounting standard applicable to the Group Companies, or the interpretation of any of the foregoing after the date hereof, (iv) changes in (including the adoption or addition of, or rescission, expiration or retirement of) any Laws (including those providing for business closures, “sheltering in place,” curfews or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak), or the interpretation thereof, after the date hereof, (v) the general operating, business or other conditions in the industries, markets or jurisdictions in which any of the Group Companies operate, (vi) the public announcement of the Transactions (including by reason of the identity of Buyer or its Affiliates or any communication by Buyer or any of its Affiliates regarding their respective plans or intentions with respect to the business of any Group Company, and including the impact thereof on relationships with customers, suppliers, distributors, partners, employees or service providers or others having relationships with any Group Company) (it being understood that the exception described in this clause (vi) shall not apply with respect to any representations and warranties (in whole or relevant part) made by the Company in this Agreement the purpose of which is to address the consequences resulting from, relating to or arising out of the execution of this Agreement or any Ancillary Document, the consummation of the Transactions or any conditions to Closing related to such representations and warranties), (vii) any failure by any Group Company to meet any projections, budgets, forecasts, expectations or revenue or earnings predictions (whether internal, published or otherwise) (provided, that, unless and to the extent excluded by any other clause of this definition, the underlying causes of such failures shall not be excluded by this clause (vii)), or (viii) the taking, or refraining from taking, of any action or omission by Seller or any Group Company (1) expressly required or expressly prohibited by this Agreement and/or the Ancillary Documents, including the completion of the Transactions (provided that this clause (viii) shall not apply to the taking, or refraining from taking, of any action or omission in accordance with the covenants set forth in Section 6.1) or (2) at Buyer’s express written direction or with Buyer’s express written consent; provided, however, that with respect to the foregoing clauses (i), (ii), (iii), (iv) and (v), any such adverse change, event, result or effect shall not be disregarded in determining whether a “Material Adverse Effect” has occurred if (and then only to the extent) it disproportionately impacts the Group Companies and their respective businesses, taken as a whole, in comparison to other participants in the industries or geographic regions in which the Group Companies operate.

“Minimum Cash Threshold” means $10,000,000.

“Monitoring Agreement” means that certain Monitoring Agreement, dated as of December 14, 2018, by and between TGG TS Acquisition Company and Crestview Advisors, L.L.C.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Net Working Capital” means, as of the Adjustment Time and without duplication, the aggregate amount of the current assets of the Group Companies less the aggregate amount of the current liabilities of the Group Companies, in each case, (x) determined on a consolidated basis in accordance with the Accounting Principles and (y) including only those trial balance and general ledger account codes set forth in the Sample Calculation (and with the exclusions and adjustments set forth therein). Notwithstanding anything to the contrary contained herein, in no event shall “Net Working Capital” include (i) any amounts consisting of income Tax assets or liabilities, (ii) any amounts consisting of deferred Tax assets or deferred Tax liabilities, (iii) Cash and Cash Equivalents, Transaction Expenses or Indebtedness or (iv) the liability associated with the Distributor-Customer Dispute.

“Net Working Capital Adjustment” means (a) the amount by which Net Working Capital exceeds Target Net Working Capital or (b) the amount by which Net Working Capital is less than Target Net Working Capital, in each case, if applicable; provided that in the event Net Working Capital is less than Target Net Working Capital, the amount of such difference shall be expressed as a negative number.

“OFAC” means the U.S. Department of Treasury, Office of Foreign Assets Control.

“Payoff Amount” has the meaning in the definition of “Payoff Letters.”

“Payoff Letters” means, collectively, those payoff letters delivered to Buyer in accordance with Section 7.2(c)(vi) in customary form from the administrative agent or other similar agents with respect to the Payoff Indebtedness each of which sets forth (a) the total amount required to be paid on the Closing Date to satisfy in full the repayment of all of the Indebtedness outstanding under the applicable Payoff Indebtedness, and, if any, all prepayment penalties, premiums and breakage costs that become payable upon such repayments (the “Payoff Amount”), (b) such Person’s obligations to release all Liens and other security securing the applicable Payoff Indebtedness at Buyer’s expense upon receipt of the Payoff Amount (including authorizing Buyer (or its designee) or the Company to file any necessary UCC-3 or other termination statements with respect thereto to effect the release and termination of all such Liens) and deliver all possessory collateral in possession of such lender or holder in respect of such Payoff Indebtedness and (c) wire transfer instructions for paying the Payoff Amount.

“Permitted Liens” means (i) Liens securing the obligations of the Group Companies under any Indebtedness; (ii) mechanics’, materialmen’s, landlords’, carriers’, workers’, construction, contractors’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith; (iii) Liens for Taxes not yet delinquent or that are being contested in good faith, in each case, for which adequate reserves have been established in the Financial Statements in accordance with GAAP; (iv) Liens and other restrictions on real property (including defects, exceptions, restrictions, easements, covenants, conditions, rights of way, exclusions, encumbrances and other similar matters of record affecting title to the real property and other title defects) that do not materially interfere with the Group Companies’ present uses or occupancy of such real property; (v) zoning, building codes, entitlement and other land use Laws and Environmental Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated in any material respect by the current use or occupancy of such real property or the operation of the businesses of the Group Companies; (vi) with respect to any Leased Real Property, any Lien arising in the ordinary course of business in favor of landlords that do not materially interfere with the Group Companies’ present uses or occupancy of such Leased Real Property; (vii) Liens arising in the ordinary course of business on goods or inventory, the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued or created for the account of any of the Group Companies; (viii) non-exclusive licenses of Intellectual Property Rights granted by any Group Company to its customers in the ordinary course of business; and (ix) Liens set forth on Schedule 1.2 or reserved for in the Financial Statements.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means (a) any information that relates to, identifies, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular household, or natural person and (b) any information that constitutes “personal information” or “personal data” or other similar terms under applicable Law. An identifiable natural person is one who, inter alia, can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“PRC” means the People’s Republic of China.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Process” (or “Processing” or “Processed”) means the collection, use, processing, storage, sharing, sale, distribution, transfer, disclosure, aggregation, modification, manipulation, transmission, performance of operations on, destruction, or disposal of, any Data.

“Purchase Price” means (i) the Enterprise Value, plus (ii) the amount of Cash and Cash Equivalents, minus (iii) the amount of Closing Date Indebtedness, minus (iv) the amount of Unpaid Transaction Expenses, plus (v) the Net Working Capital Adjustment (which may be a negative number).

“R&W Insurance Policy” means that certain representations and warranties insurance policy issued by Euclid Transactional, LLC, as authorized agent of the insurers, for the benefit of Buyer in connection with this Agreement and the Transactions.

“Sanctioned Country” means any country or region that is, or has been since April 24, 2019, the subject or target of a comprehensive embargo under Sanctions Laws, including Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic of Ukraine, and the so-called Luhansk People’s Republic of Ukraine.

“Sanctioned Person” means any Person that is the subject or target of sanctions or restrictions under Sanctions Laws or Ex-Im Laws, including: (i) any individual or entity listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted party list, including OFAC’s Specially Designated Nationals and Blocked Persons List; (ii) any Person that is organized, resident, or located in a Sanctioned Country or the government of, or any agency or instrumentality of the government of, a Sanctioned Country; (iii) any entity that is subject to sanctions or restrictions under Sanctions Laws or Ex-Im Laws because it is, in the aggregate, fifty percent (50%) or greater owned, directly or indirectly, or otherwise controlled by or acting on behalf of a Person or Persons described in clauses (i) and (ii); or (iv) any national of a Sanctioned Country with whom U.S. persons are restricted from engaging in transactions.

“Sanctions Laws” means all U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by OFAC or the U.S. Department of State), the United Nations Security Council, HM Treasury and the European Union.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal law then in force, together with all rules and regulations promulgated thereunder.

“Security Incident” means any actual (i) breach of security, successful phishing incident, ransomware or malware attack affecting any System or Data, (ii) incident in which any confidential information, trade secret or Personal Information Processed by or for any Group Company was Processed in an unauthorized manner or otherwise lost, compromised, or exfiltrated, or (iii) cyber or security incident with respect to any System, Data, Personal Information, confidential information or trade secret.

“Seller Party” means, collectively, Seller and the direct and indirect former, current or future equityholders, controlling Persons, directors, officers, employees, representatives, agents, Affiliates, members, managers or general or limited partners of Seller, or any former, current or future equityholder, controlling Person, director, officer, employee, representative, agent, Affiliate, member, manager, or general or limited partner of any of the foregoing (excluding, for the avoidance of doubt, on and following the Closing, the Group Companies).

“Software” means (i) computer programs and software, whether in source code, object code or other form, (ii) software implementations of algorithms, models, and methodologies, firmware and application programming interfaces, (iii) descriptions, schematics, specifications, flow charts and other work product used to design or develop any of the foregoing and (iv) related documentation.

“Specified Companies” has the meaning set forth on Schedule 6.12.

“Specified Insurance Policy” has the meaning set forth on Schedule 6.14.

“Specified Investment” has the meaning set forth on Schedule 6.12.

“Specified Investment Liquidity Transaction” has the meaning set forth on Schedule 6.12.

“Specified Investment Period” has the meaning set forth on Schedule 6.12.

“Specified Matter Escrow Amount” has the meaning set forth on Schedule 6.14.

“Specified Matter” has the meaning set forth on Schedule 6.14.

“Specified Severance Amount” means an amount equal to $2,421,000.

“Standard Setting Organization” means a standard setting organization, industry consortium or similar organization that requires its members to (i) comply with disclosure or licensing obligations with respect to Intellectual Property Rights or (ii) license, contribute, or otherwise make available any Intellectual Property Rights to third parties on a royalty-free basis, on a reasonable and non-discriminatory basis, or a similar basis.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be a, or control any, managing director or general partner of such business entity (other than a corporation). The term “Subsidiary” shall include all Subsidiaries of such Subsidiary.

“Systems” means all Software, computers, computer systems, servers, hardware, telecommunications and network equipment firmware, middleware, websites networks, servers, workstations, routers, hubs, switches, communication equipment and lines, telecommunications equipment and lines, co-location facilities and equipment, and all other information technology equipment and related items of automated, computerized or software systems, including any outsourced systems and processes, in each case owned, leased, licensed, or relied on by or for a Group Company.

“Target Net Working Capital” means $60,831,000.

“Tax” means any federal, state, local or non-U.S. taxes, charges, customs, duties, fees, imposts, levies, tariffs or other assessments, including income, gross receipts, franchise, premium, estimated, alternative minimum, add-on minimum, sales, use, transfer, windfall profits, real property gains, registration, value added, excise, severance, stamp, occupation, customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee, other withholding tax or any tax of any kind whatsoever imposed by any Taxing Authority, in each case, together with any and all interest and penalties imposed with respect thereto and whether or not disputed.

“Tax Return” means any return, elections, declaration, report, claim for refund, estimated tax filing, or information return filed with or supplied to a Taxing Authority relating to Taxes (including the determination, assessment, reporting, withholding, collection or payment of any Taxes), including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means a Governmental Entity responsible for exercising tax regulatory authority.

“Transaction Deductions” means any amount that is deductible by the Group Companies for Tax purposes arising in connection with the Transactions, including (i) any change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments payable to any current or former employee, consultant, independent contractor, officer, or director as a result of the Post-Closing Provisions, including the employer portion of payroll Taxes arising therefrom, (ii) any and all amounts paid or payable arising in connection with the retirement or repayment of any debt or Indebtedness and the write-off or acceleration of the amortization of deferred financing costs, (iii) any and all other payments paid or payable by the Company or its Subsidiaries in connection with or related to the Transactions (including the employer portion of any payroll or similar Taxes due on the foregoing amounts), including the Transaction Expenses and expenses included in the computation of the Indebtedness or Net Working Capital, and (iv) any other deductible payments not otherwise described in clauses (i) through (iii) of this definition borne by the Group Companies. The Parties agree that seventy percent (70%) of any success-based fees within the meaning of Treasury Regulations Section 1.263(a)-5(f) shall be deductible under Rev. Proc. 2011-29 and shall be a Transaction Deduction.

“Transaction Expenses” means, without duplication, the aggregate amount of all fees, costs and expenses due, payable or incurred, by or on behalf of any of the Group Companies as a result of or related to the negotiation, preparation or execution of this Agreement and any documents or agreements contemplated hereby (including the Ancillary Documents) and the consummation of the Transactions and any alternative transactions, but solely to the extent so resulting from or related thereto and payable by any of the Group Companies, including (i) all fees and expenses of counsel, accountants, investment bankers, advisors, experts and consultants, (ii) any success, change of control, retention or stay bonuses, transaction bonus, phantom equity, single-trigger severance, incentive, deferred compensation payments or any similar payments or obligations payable to any current or former employee, officer, director or other individual service provider of any Group Company, in each case, that are triggered solely by the consummation of the Transactions, but excluding any such amounts triggered by any action taken by or at the direction of Buyer, or any amounts paid pursuant to Schedule 6.1(g)(i), together, in each case of the foregoing, with the employer portion of any applicable FICA, state, local or foreign withholding, payroll, social security, unemployment or similar Taxes due (with respect to any such payments and calculated as if all such amounts were paid on the Closing Date), (iii) fifty percent (50%) of the R&W Insurance Policy total premium, underwriting fees, brokerage commissions and Taxes incurred by Buyer to obtain the R&W Insurance Policy, (iv) fifty percent (50%) of the fees and expenses of the Escrow Agent, (v) fifty percent (50%) of the fees or other similar Taxes imposed on or collected from any of the Parties by any Governmental Entity pursuant to Section 6.2(a), (vi) fifty percent (50%) of the amounts paid by the Group Companies to obtain the “tail” policy pursuant to and in accordance with Section 6.5(b), (vii) fifty percent (50%) of the Specified Insurance Policy total premium, underwriting fees, applicable brokerage commission and Taxes incurred by Buyer to obtain the Specified Insurance Policy, (viii) any payments required to be made by any of the Group Companies pursuant to or upon termination of any agreement contemplated by Section 6.10 and (ix) the Specified Severance Amount.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Transition Matter Escrow Amount” shall mean an amount equal to $3,000,000.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury.

“Unpaid Transaction Expenses” means the aggregate amount of Transaction Expenses incurred and unpaid as of immediately prior to the Closing.

“Willful Breach” means an intentional and willful breach, or an intentional and willful failure to perform, that is the consequence of an act or omission by a Party with the actual knowledge (and not constructive knowledge) that the taking of such act or failure to take such action would, or would reasonably be expected to, cause a material breach by such Party of any covenant or other obligation set forth in this Agreement.

Section 1.2           Defined Terms. Any accounting terms not otherwise defined within this Agreement or on the Accounting Principles shall have the meaning as would be ascribed to such terms in accordance with GAAP. Each term set forth in the table below is defined in the section of this Agreement set forth opposite such term:

Defined Term	Section Reference
Accounting Firm	Section 2.3(d)(ii)
Acquisition Transaction	Section 6.6
Adjustment Excess Amount	Section 2.3(e)(i)
Adjustment Escrow Account	Section 2.3(b)(i)
Adjustment Escrow Amount	Section 2.3(b)(i)
Adjustment Shortfall Amount	Section 2.3(e)(ii)
Affiliate Agreement	Section 3.18
Agreement	Preamble
Agreement Proceedings	Section 10.3
Alternative Investment Liquidity Transaction	Section 6.12(b)
Audited Financial Statements	Section 3.4(a)
Buyer	Preamble
Buyer Indemnitees	Section 6.15
Buyer Releasers	Section 9.3(a)
CBP	Section 3.20(b)
Chosen Courts	Section 10.14
Closing	Section 2.2

Defined Term	Section Reference
Closing Date	Section 2.2
Company	Preamble
Company 401(k) Plan	Section 6.9(d)
Company Budget	Section 6.1(p)
Company Shares	Recitals
Confidentiality Limitations	Section 6.12(d)
Continuing Employees	Section 6.9(a)
Deal Communications	Section 10.17(b)
Dispute Notice	Section 2.3(d)(ii)
Disqualified Individual	Section 6.9(e)
D&O Tail Policy	Section 6.5(b)
Enforceability Exceptions	Section 3.2(d)
Escrow Agreement	Section 2.3(b)(i)
Estimated Closing Statement	Section 2.3(a)
Estimated Purchase Price	Section 2.3(a)
Excluded Benefits	Section 6.9(a)
Existing Incentive Unit	Section 3.2(d)
Financial Statements	Section 3.4(a)
Foreign Plan	Section 3.10(h)
Group Company IP Rights	Section 3.12(a)
Group Company Owned IP	Section 3.12(a)
Group Company Registered IP	Section 3.12(a)
Indemnification Agreement	Section 6.5(d)
Indemnified Persons	Section 6.5(a)
Insurance Policy(ies)	Section 3.14
Interest	Section 8.4(b)
Interim Financial Statements	Section 3.4(a)
Labor Agreement	Section 3.6(a)(xv)
Latest Balance Sheet Date	Section 3.4(a)
Leased Real Property	Section 3.17(a)
Material Contracts	Section 3.6(a)
Material Customers	Section 3.19(a)
Material Permit	Section 3.9(a)
Material Suppliers	Section 3.19(b)
New Plans	Section 6.9(a)
Notice of Claim	Section 6.15
Other Indemnitor(s)	Section 6.5(d)
Owned Real Property	Section 3.17(b)
Parachute Payment Waiver	Section 6.9(e)
Party or Parties	Preamble
Payment Instructions	Section 2.3(c)
Payoff Indebtedness	Section 7.2(c)(vi)
Per Diem Taxes	Section 6.2(a)
Post-Closing Provisions	Section 9.1(b)

Defined Term	Section Reference
Privileged Deal Communications	Section 10.17(b)
Products	Section 3.20(a)
Proposed Closing Date Calculations	Section 2.3(d)(i)
Real Property Lease	Section 3.17(a)
Restrictive Covenant Agreements	Recitals
Section 280G Payments	Section 6.9(e)
Seller	Preamble
Seller Non-Party Affiliate	Section 10.16(a)
Seller Releasers	Section 9.3(b)
Straddle Period	Section 6.2(a)
Termination Date	Section 8.1(d)
Termination Fee	Section 8.4(a)
Transaction Engagement	Section 10.17(a)
Waived Benefits	Section 6.9(e)
WARN Act	Section 3.13(b)

Article 2
purchase and sale of the Company Shares

Section 2.1             Purchase and Sale.

(a)            At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and convey to Buyer, and Buyer shall purchase and acquire from Seller, all of the Company Shares, free and clear of all Liens.

(b)            The aggregate consideration payable by Buyer for the purchase of the Company Shares contemplated by this Section 2.1 will be an amount in cash equal to the Estimated Closing Consideration to be paid in accordance with Section 2.3(b), subject to adjustment following the Closing in accordance with Section 2.3(e).

Section 2.2             Closing Date. The closing of the Transactions (the “Closing”) shall take place at 9:00 a.m. Eastern time on the fourth (4th) Business Day after satisfaction (or, to the extent permitted by applicable Law, waiver in accordance with Article 7) of all of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), remotely through the electronic exchange of documents and consideration required to be delivered at the Closing, unless another time, date or place is agreed to in writing by Buyer and Seller. The “Closing Date” shall be the date on which the Closing is actually consummated.

Section 2.3             Purchase Price.

(a)            Estimated Purchase Price. No later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Buyer a document (the “Estimated Closing Statement”), consisting of the Company’s good-faith estimate of (A) the amount of Cash and Cash Equivalents, (B) the amount of Closing Date Indebtedness, (C) the amount of Unpaid Transaction Expenses, (D) the Net Working Capital Adjustment and (E) the Purchase Price derived therefrom (the “Estimated Purchase Price”), in each case, including reasonably detailed calculations of the components thereof in a manner consistent with the definitions thereof, together with reasonable supporting schedules or documentation with respect to the determination thereof, and determined in accordance with the Accounting Principles. Buyer, its accountants and its other representatives shall have the right to review and comment on the Estimated Closing Statement prior to Closing. The Company shall, in good faith, consider (but shall be under no obligation to accept) any reasonable comments to the Estimated Closing Statement delivered in writing by Buyer, in good faith, at least twenty-four (24) hours prior to Closing. Notwithstanding anything to the contrary contained herein, in the event of any conflict or dispute related to the calculation of the Estimated Purchase Price or any component thereof, the Company shall not be required to accept any comments or changes to the Estimated Closing Statement proposed by Buyer, the Estimated Closing Statement delivered by the Company (as shall be updated by the Company to incorporate any Buyer comments that the Company has confirmed in writing that it agrees are correct) shall control for purposes of the Closing and the payments to be made at the Closing, and the Closing shall not be delayed; provided, however, the obligation of the Parties to consummate the Closing in accordance with this sentence shall be without prejudice to the rights of any Party to dispute the final calculation of the Purchase Price (or any component thereof) following the Closing as contemplated by Section 2.3(d) through (and including) Section 2.3(e).

(b)           Closing Payments. At the Closing, Buyer shall pay, or shall cause the Company to pay, in cash by wire transfer of immediately available funds, the amounts set forth below as follows:

(i)             $15,000,000 (such amount, the “Adjustment Escrow Amount”) shall be deposited into an escrow account (the “Adjustment Escrow Account”), which shall be established pursuant to an escrow agreement (the “Escrow Agreement”), which Escrow Agreement shall be (x) entered into on the Closing Date among Buyer, Seller and Citibank, N.A. (the “Escrow Agent”) as the sole security for Seller’s obligations pursuant to Section 2.3(d), if any, and (y) substantially in the form of Exhibit B attached hereto, with such changes as the Escrow Agent may reasonably require;

(ii)             the Specified Matter Escrow Amount, which amount shall be determined pursuant to the terms of Schedule 6.14, shall be deposited into an escrow account (the “Specified Matter Escrow Account”) which shall be established pursuant to the Escrow Agreement;

(iii)            the Transition Matter Escrow Amount shall be deposited into an escrow account (the “Transition Matter Escrow Account”) which shall be established pursuant to the Escrow Agreement;

(iv)           an amount to Seller equal to the Estimated Closing Consideration, in accordance with wire transfer instructions provided to Buyer by Seller prior to the Closing Date; and

(v)            on behalf of the Company and Seller, (A) the Payoff Amount set forth in each applicable Payoff Letter delivered to Buyer pursuant to Section 7.2(c)(vi), pursuant to the applicable wire instructions set forth in such Payoff Letter and (B) the Unpaid Transaction Expenses, in each case, in the amounts set forth on the Estimated Closing Statement and pursuant to the applicable wire instructions provided to Buyer by the Company at least five (5) Business Days prior to the Closing Date.

(c)           Buyer and its Affiliates and Representatives shall be entitled to rely, without independent investigation or inquiry, on the names, amounts, wire instructions and other information set forth on the Estimated Closing Statement or provided to Buyer pursuant to Section 2.3(b) (collectively, the “Payment Instructions”) and none of Buyer, its Affiliates, nor its Representatives shall have any liability to any Seller Party or any other payee set forth in the Payment Instructions or any other Person for relying on the Payment Instructions to the extent Buyer actually pays such required payments in accordance with the Payment Instructions.

(d)           Determination of Final Purchase Price.

(i)            As soon as practicable, but no later than seventy-five (75) days after the Closing Date, Buyer shall prepare and deliver to Seller a document consisting of Buyer’s good faith proposed calculation of (A) the amount of Cash and Cash Equivalents, (B) the amount of Closing Date Indebtedness, (C) the amount of Unpaid Transaction Expenses, (D) the Net Working Capital Adjustment and (E) the Purchase Price derived therefrom (which calculations shall collectively be referred to herein as the “Proposed Closing Date Calculations”), in each case, including reasonably detailed calculations of the components thereof and in a manner consistent with the definitions thereof, together with reasonable supporting schedules or documentation with respect to the determination thereof, and determined in accordance with the Accounting Principles. The Proposed Closing Date Calculations (and the calculation of any components thereof) do not, (i) permit the introduction of methods, practices, principles, policies, procedures, classifications, judgments, valuation methodologies or estimation methodologies (including with respect to methodologies for the calculation of reserves and accruals, but not, for the avoidance of doubt, values thereof) inconsistent with the Accounting Principles or (ii) permit the introduction of new or removal of existing balance sheet accounts or line items from those set forth in Exhibit A-2.

(ii)             If Seller does not give written notice of any dispute, which such written notice shall set forth the disputed items in reasonable detail (including the calculation thereof and reasonable supporting documentation) (a “Dispute Notice”), to Buyer within forty-five (45) days of receiving the Proposed Closing Date Calculations, the Parties agree that the Proposed Closing Date Calculations shall be deemed to set forth the final Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Transaction Expenses, Net Working Capital Adjustment and Purchase Price, in each case, for purposes of determining the Actual Adjustment. Prior to the end of such forty-five (45)-day period, Seller may accept the Proposed Closing Date Calculations (or any portion or component thereof) by delivering written notice to that effect to Buyer, in which case the Purchase Price (or such portion or component thereof, as applicable) will be deemed finally determined as set forth in the Proposed Closing Date Calculations when such notice is delivered. If Seller delivers a Dispute Notice to Buyer within such forty-five (45)-day period, Buyer and Seller shall discuss in good faith a resolution to the dispute during the thirty (30)-day period commencing on the date Seller delivers the Dispute Notice to Buyer. Any disputed item resolved in writing between Buyer and Seller during such thirty (30)-day period shall be final and binding with respect to such item. Buyer and Seller acknowledge and agree that the Federal Rules of Evidence Rule 408 (and any applicable similar state rule) shall apply to any such negotiations and communications by or on behalf of Buyer and Seller during such thirty (30)-day period or any extension thereof agreed by Buyer and Seller (including any matter submitted to the Accounting Firm). If Buyer and Seller do not agree upon a final resolution with respect to any disputed items within such thirty (30)-day period, then the remaining items in dispute shall be submitted promptly to PricewaterhouseCoopers LLP or, if such firm declines to be retained to resolve the dispute, another nationally recognized, independent accounting firm with an active practice area focused on post-mergers and acquisition purchase price dispute resolution reasonably acceptable to Buyer and Seller (in either case, the “Accounting Firm”). Any item not specifically submitted to the Accounting Firm for evaluation shall be deemed final and binding on Buyer and Seller (as set forth in the Proposed Closing Date Calculations, the Dispute Notice or as otherwise resolved in writing by Buyer and Seller). In resolving the items in dispute, Buyer and Seller agree that the scope of disputes to be resolved by the Accounting Firm, acting as an expert and not an arbitrator, shall be limited to correcting mathematical errors and determining whether the items and amounts in dispute were determined in accordance with the applicable terms and definitions in this Agreement, including the Accounting Principles, as applicable, and the Accounting Firm is not permitted to make any other determination. The Accounting Firm shall be requested to render a determination of each disputed item submitted to it within forty-five (45) days after referral of the matter to such Accounting Firm, which determination must be in writing and must set forth, in reasonable detail, the basis therefor and must be based solely on (A) the Accounting Principles and the definitions and other applicable provisions of this Agreement, (B) a single written presentation (which presentations shall be limited to only the items in dispute set forth in the Dispute Notice and not otherwise resolved by Buyer and Seller in writing) submitted by each of Buyer and Seller to the Accounting Firm within fifteen (15) days after the engagement thereof (which presentations the Accounting Firm shall contemporaneously forward to Buyer or Seller, as applicable) and (C) one (1) written response by Buyer and Seller, respectively, to the written presentation of the other Party submitted to the Accounting Firm as contemplated by the foregoing clause (B), which written response shall be submitted to the Accounting Firm within ten (10) Business Days after receipt of such presentation (which responses the Accounting Firm shall contemporaneously forward to Buyer or Seller, as applicable), and not on independent review (it being understood that except as contemplated by this sentence, no discovery nor any arbitration hearing will, in either case, be conducted by the Accounting Firm), which such determination shall be conclusive and binding on the Parties, absent manifest error. All communications with the Accounting Firm must include at least one (1) representative of each of Buyer and Seller, and no Party shall be permitted to communicate with the Accounting Firm other than as expressly set forth herein. The terms of appointment and engagement of the Accounting Firm shall be consistent with this Section 2.3(d)(ii) and otherwise as reasonably agreed upon between Buyer and Seller, and any associated engagement fees shall be initially borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller; provided that such fees shall ultimately be borne by Buyer and Seller in the same proportion as the aggregate amount of the disputed items that are unsuccessfully disputed by each such Party (as determined by the Accounting Firm and set forth in its final determination) bears to the total amount of the disputed items submitted to the Accounting Firm. Except as provided in the immediately preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute in connection with the matters contemplated by this Section 2.3(d), whether before the Accounting Firm or otherwise, shall be borne by the Party incurring such cost and expense. The Accounting Firm shall resolve each disputed item submitted to it by choosing a value not in excess of, nor less than, the greatest or lowest value, respectively, set forth in the written presentations delivered to the Accounting Firm by Buyer and Seller pursuant to this Section 2.3(d)(ii). The Proposed Closing Date Calculations shall be revised as appropriate to reflect the resolution of any objections thereto pursuant to this Section 2.3(d)(ii) and, as so revised, such Proposed Closing Date Calculations shall be deemed to set forth the final Cash and Cash Equivalents, Closing Date Indebtedness, Unpaid Transaction Expenses, Net Working Capital Adjustment and Purchase Price, as applicable, in each case, for all purposes hereunder (including the determination of the Actual Adjustment).

(iii)            During the period of time from and after the Closing Date through the final determination of the Purchase Price pursuant to this Section 2.3(d), Buyer shall, and shall cause the Company, its Subsidiaries and their respective officers, employees, consultants, accountants and agents to (x) cooperate with Seller and its accountants and other representatives in connection with their review of the Proposed Closing Date Calculations and/or preparation of the Dispute Notice (including by providing reasonable access to the employees of the Company and its Subsidiaries who are knowledgeable about the information contained in, and the preparation of, the Proposed Closing Date Calculations) and (y) provide reasonable access to any books, records and other information (in each case, to the extent reasonably related to the preparation of the Proposed Closing Date Calculations) reasonably requested by Seller and its accountants or other representatives in connection therewith or in connection with resolving any disputed item in the Dispute Notice; provided, that such cooperation or access will not unreasonably interfere with any of the businesses or operations of the Group Companies. The rights of Seller under this Agreement shall not be prejudiced by the failure of Buyer or the Group Companies to comply with this Section 2.3(d)(iii) and, without limiting the generality of the foregoing, the time period for which Seller is required to submit its Dispute Notice under Section 2.3(d)(ii) shall be automatically extended by the number of days Buyer fails to comply with this Section 2.3(d)(iii).

(iv)            The Parties agree that the procedures set forth in this Section 2.3(d) for resolving disputes with respect to the Proposed Closing Date Calculations shall be the sole and exclusive method for resolving any such disputes; provided, that this provision shall not prohibit Buyer or Seller from instituting an Action to enforce any final determination of the Purchase Price by the Accounting Firm pursuant to Section 2.3(d)(ii) or to compel any Party to submit any dispute arising in connection with this Section 2.3 to the Accounting Firm pursuant to and in accordance with the terms and conditions of this Section 2.3, in any court or other tribunal of competent jurisdiction in accordance with Section 10.14. The substance of the Accounting Firm’s determination shall not be subject to review or appeal, absent manifest error. It is the intent of the Parties to have any final determination of the Purchase Price by the Accounting Firm proceed in an expeditious manner; provided, however, that any deadline or time period contained herein may be extended or modified by the written agreement of Buyer and Seller and the Parties agree that the failure of the Accounting Firm to strictly conform to any deadline or time period contained herein shall not be a basis for seeking to overturn any determination rendered by the Accounting Firm which otherwise conforms to the terms of this Section 2.3(d).

(e)            Adjustment to Estimated Purchase Price.

(i)            If the Actual Adjustment is a positive amount (such positive amount, the “Adjustment Excess Amount”), (x) Buyer shall pay, or shall cause the Company to pay, to Seller an amount equal to such Adjustment Excess Amount (which amount shall not exceed the Adjustment Escrow Amount) by wire transfer of immediately available funds, in accordance with wire instructions provided to Buyer by Seller, within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3 and (y) simultaneously therewith, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any funds in the Adjustment Escrow Account to Seller.

(ii)            If the Actual Adjustment is a negative amount (such negative amount, the “Adjustment Shortfall Amount”), within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3 Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer an amount equal to the lesser of the Adjustment Escrow Amount and the absolute value of the Adjustment Shortfall Amount; provided, that if the absolute value of the Adjustment Shortfall Amount is less than the Adjustment Escrow Amount, then simultaneously with the delivery of such joint written instructions, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any other funds remaining in the Adjustment Escrow Account to Seller.

(iii)            If the absolute value of the Actual Adjustment is equal to zero, then within three (3) Business Days after the date on which the Purchase Price is finally determined pursuant to this Section 2.3, Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any funds in the Adjustment Escrow Account to Seller.

(iv)           In no event shall (x) Seller be liable to Buyer or its Affiliates for any amount in excess of the Adjustment Escrow Amount, and the Adjustment Escrow Amount shall be Buyer’s sole and exclusive recourse for any amounts due to Buyer, or (y) Buyer be required to pay to Seller or its Affiliates any amount in excess of the sum of (1) the funds then remaining in the Adjustment Escrow Account (which shall be satisfied by the release of such funds from the Adjustment Escrow Amount to Seller) plus (2) the Adjustment Excess Amount (which amount shall not exceed the Adjustment Escrow Amount), and such amount shall be Seller’s sole and exclusive recourse for any amounts due to Seller, in each case of the immediately preceding clause (x) and clause (y), in connection with the calculations, adjustments and payments contemplated by this Section 2.3 following the Closing.

Section 2.4            Withholding. Buyer, its Affiliates and any other applicable withholding agent, as applicable, shall be entitled to deduct and withhold (or cause to be deducted and/or withheld) from the amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the Treasury Regulations promulgated thereunder, or any other applicable provision of federal, state, local or non-U.S. Tax Law. In the event Buyer, its Affiliates or any other applicable withholding agent is required to deduct or withhold Taxes, such Person shall notify Seller of such determination as soon as reasonably practicable (but in no event later than three (3) days prior to such deduction or withholding) and shall use reasonable best efforts in cooperation with Seller to reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted or withheld and remitted to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules, the Company hereby represents and warrants to Buyer as follows:

Section 3.1             Organization and Qualification.

(a)            The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. Each Group Company (other than the Company) is a corporation, limited partnership or other business entity, as the case may be, duly organized, validly existing and in good standing (or the equivalent thereof, if applicable) under the Laws of its respective jurisdiction of formation or organization, as applicable. Each Group Company is duly qualified or licensed to transact business and is in good standing (if applicable) in each jurisdiction (other than its respective jurisdiction of formation or organization, as applicable) in which the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies taken as a whole. Each Group Company has the requisite corporate, limited partnership or other applicable power and authority to own and operate its properties and assets and to carry on its business as presently conducted, except where the failure to have such power or authority would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies taken as a whole.

(b)            The Company has made available to Buyer true and complete copies of the charter, bylaws and/or any other applicable Governing Documents of each Group Company, each as amended through or otherwise in effect as of the date hereof. The directors and officers of the Company and each of its Subsidiaries as of the date hereof are set forth on Schedule 3.1(b). No Group Company is in material violation of any terms of its respective Governing Documents.

Section 3.2             Capitalization of the Group Companies.

(a)            As of the date of this Agreement, the issued and outstanding Equity Securities of the Company consist of 1,000 shares of common stock. All of the issued and outstanding Equity Securities of the Company have been duly authorized, validly issued, are fully paid and nonassessable and were issued in compliance in all material respects with all applicable Laws. The Company Shares constitute all of the Equity Securities of the Company.

(b)            Schedule 3.2(b) sets forth the name of each Subsidiary of the Company and the percentage ownership interest of the Company (or a Subsidiary of the Company) in each such Subsidiary. The Company (or a Subsidiary of the Company) is the sole record and beneficial owner of all of the Equity Securities of each Subsidiary of the Company, in each case, as set forth on Schedule 3.2(b), and has good and valid title to such Equity Securities, free and clear of all Liens (other than Permitted Liens or Liens arising under applicable securities Laws). All of the issued and outstanding Equity Securities of each Subsidiary of the Company have been duly authorized, validly issued, are fully paid and nonassessable, where applicable, and were issued in compliance in all material respects with all applicable Laws.

(c)            Except as set forth on Schedule 3.2(c), no Group Company owns any Equity Securities in, or any interest convertible into or exchangeable or exercisable for any Equity Securities in, any Person (other than another Group Company). Except as set forth on Schedule 3.2(c), there are no outstanding (i) Equity Securities of any Group Company, (ii) securities of any Group Company convertible into or exchangeable or exercisable for Equity Securities of any Group Company, (iii) subscriptions, calls, puts, options, warrants, purchase rights, preemptive rights, conversion rights, exchange rights, rights of first refusal or other rights to acquire from any Group Company and no obligations to which any Group Company is a party or is bound requiring the issuance or sale of any Equity Securities of any Group Company and (iv) equity equivalents, stock appreciation rights, phantom stock ownership interests, profit participation or similar rights in any Group Company.

(d)            Except as set forth on Schedule 3.2(d), there are no (i) outstanding obligations of any of the Group Companies to repurchase, redeem, sell or otherwise acquire or issue any Equity Securities of any Group Company or vote or dispose of any Equity Securities of, any Group Company, (ii) irrevocable proxies or voting agreements with respect to any Equity Securities of any Group Company or (iii) bonds, debentures, notes or other indebtedness of any Group Company having the right to vote (or convertible into, or exchangeable for, or evidencing the right to subscribe for or acquire, securities having the right to vote) on any matters for which such Group Company may vote. With respect to any “profits interest” granted to any current or former director, officer, employee, individual independent contractor or other individual service provider of the Group Companies within the meaning of Revenue Procedures 97-23 and 2001-43 (each, an “Existing Incentive Unit”), such Existing Incentive Unit is intended to be a “profits interests” within the meaning of Revenue Procedures 97-23 and 2001-43. In addition, each such Existing Incentive Unit was granted with a threshold such that the holder thereof would not, with respect to such Existing Incentive Unit, receive a share of the proceeds if the assets of Seller were sold at fair market value and then the proceeds were distributed in a complete liquidation of Seller in accordance with Seller’s Governing Documents.

Section 3.3           Authority. The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement and each other Ancillary Document to be executed in connection with the Transactions by the Company and to consummate the Transactions. The execution, delivery and performance of this Agreement and each other Ancillary Document to be executed in connection with the Transactions by the Company and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, and no other proceedings on the Company’s part are necessary to authorize the execution, delivery or performance of this Agreement or any Ancillary Document to be executed in connection with the Transactions by the Company. This Agreement has been (and the execution and delivery of each of the Ancillary Documents to which the Company is or will be a party will be upon execution and delivery thereof) duly executed and delivered by the Company and constitute a valid, legal and binding agreement of the Company (assuming that this Agreement has been, and the Ancillary Documents to which the Company is or will be a party will be, duly authorized, executed and delivered by the other Persons party thereto), in each case enforceable against the Company in accordance with their respective terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity affecting the availability of equitable remedies, including specific performance (the “Enforceability Exceptions”).

Section 3.4             Financial Statements; No Other Company Operations.

(a)           Attached hereto as Schedule 3.4(a) are true and complete copies of (i) the audited consolidated balance sheets of Elo Touch Solutions, Inc. and its consolidated Subsidiaries as of September 27, 2024 and September 29, 2023, and the related audited consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for each fiscal year then ended, and the related notes thereto (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet of Elo Touch Solutions, Inc. and its consolidated Subsidiaries as of June 27, 2025 (the “Latest Balance Sheet Date”), and the consolidated statements of operations and comprehensive loss, shareholder’s equity, and cash flows for the nine (9)-month period then ended (such financial statements, the “Interim Financial Statements” and, together with the Audited Financial Statements, collectively, the “Financial Statements”). Except as set forth on Schedule 3.4(a) or as may be indicated in the notes thereto, the Financial Statements present fairly, in all material respects, the consolidated financial position of Elo Touch Solutions, Inc. and its consolidated Subsidiaries as of the dates thereof, and the results of their operations and cash flows for the periods then ended and have been prepared in accordance with GAAP, applied on a consistent basis, subject to, in the case of the Interim Financial Statements, year-end adjustments and the absence of notes, none of which such year-end adjustments and notes, if included, would reasonably be expected to be material to the Group Companies, taken as a whole.

(b)           There are no outstanding liabilities or obligations (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when or by whom asserted) of the Group Companies required to be reflected on a balance sheet of the Group Companies prepared in accordance with GAAP, other than: (1) liabilities reserved against or reflected in the Financial Statements or disclosed in the notes thereto; (2) liabilities expressly disclosed in the Disclosure Schedules referred to in this Article 3; (3) liabilities incurred in connection with the Transactions; (4) liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit or an environmental liability); and (5) liabilities which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as a whole. Except as set forth in the Financial Statements, no Group Company maintains any “off-balance sheet arrangement” within the meaning of Item 303 of Regulation S-K of the Securities and Exchange Commission. There are no declared but unpaid dividends or distributions owed to Seller or its Affiliates (excluding any Group Company for this purpose) with respect to any Equity Securities of any Group Company.

(c)            Since the Look-Back Date, the Company: (i) has not owned, and does not own, any assets or property (other than Equity Securities of Elo Touch Solutions, Inc. and rights related thereto), (ii) has not been, and is not, a party to Contracts (other than its Governing Documents, the Governing Documents of its Subsidiaries (and Contracts incidental thereto) or in connection with the Transactions, including this Agreement and any other Ancillary Document to which it is a party or those incidental or related to its direct or indirect ownership of Equity Securities), (iii) has not conducted, and does not conduct, any business (other than incidental to its formation, continued maintenance and existence or otherwise as contemplated by the immediately preceding clause (ii), including those relating to its ownership of Equity Securities of Elo Touch Solutions, Inc. or the Transactions) and (iv) except: (A) for Permitted Liens, (B) for obligations under applicable Laws, its Governing Documents or the Governing Documents of its Subsidiaries (and Contracts incidental thereto), otherwise relating to or arising out of the Transactions, and those necessary for the corporate maintenance and existence thereof and (C) as set forth on Schedule 3.4(c), does not have any material liabilities or obligations. For the avoidance of doubt, all references to the Company set forth in this Section 3.4(c) mean the Company only, and such references to the Company exclude, and no representation or warranty is made with respect to, any other Group Company.

(d)            The Group Companies maintain disclosure controls and procedures that are effective to ensure that all material information concerning the Group Companies is made known on a timely basis to the individuals responsible for the preparation of the financial statements of the Group Companies. Each Group Company maintains and complies with, and since the Look-Back Date each Group Company has maintained and complied with, in all material respects, a system of internal accounting controls that is designed to provide reasonable assurances that transactions are recorded as necessary to permit preparation of the financial statements of the Group Companies in conformity with GAAP and to maintain accountability for the Group Companies’ assets. At no time since the Look-Back Date has (A) any material deficiency or weakness in any system or internal accounting controls used by the Group Companies been identified other than those set forth on Schedule 3.4(d) or (B) to the Company’s knowledge, any fraud that involves the management or other employees of any Group Companies who have a significant role in the preparation of the Financial Statements or the internal accounting controls used by the Group Companies occurred.

(e)            Except as would not be material to the Group Companies, taken as a whole, reflected in the Financial Statements or disclosed in the notes thereto or disclosed on Schedule 3.4(e) (whether on such schedule or as deemed to be disclosed pursuant to Section 10.7), all outstanding accounts receivable of the Group Companies (i) are valid and enforceable claims arising from bona fide transactions of the Group Companies in the ordinary course of business, (ii) represent monies due for goods sold and delivered or services actually rendered in the ordinary course of business and (iii) are not, to the knowledge of the Company, subject to any refunds or adjustments or, subject to the Enforceability Exceptions, any defenses, offsets, claims or counterclaims, restrictions or any other encumbrance except for reserve for returns, rebates, and sales allowances recorded in the ordinary course of business and (iv) there is no, and since September 27, 2024 until the date hereof, there has been no, dispute pending or, to the Company’s knowledge, threatened in writing with respect to any accounts receivable, that would be material to the Group Companies, taken as a whole. Subject to the Enforceability Exceptions and except as would not be material to the Group Companies taken as a whole, as of the date of this Agreement, to the knowledge of the Company, there are no circumstances or events in which the accounts receivable of the Group Companies would not reasonably be expected to be collected in the ordinary course of business, net of any allowance for doubtful accounts calculated in accordance with GAAP and reflected in the Financial Statements. Since September 27, 2024 until the date hereof, the Group Companies have, in all material respects, collected their accounts receivable in the ordinary course of business after deducting the reserve for doubtful accounts stated in the Interim Financial Statements (as may be updated in the ordinary course of business), which reserve, if any, is in accordance with GAAP.

(f)            Except as would not be material to the Group Companies, taken as a whole, reflected in the Financial Statements or disclosed in the notes thereto or disclosed in the Disclosure Schedules, all outstanding accounts payable and notes payable of the Group Companies arose in bona fide arm’s length transactions in the ordinary course of business, and no such account payable or note payable is materially delinquent in its payment, except for accounts payable that are being contested by the Group Companies in good faith for which adequate reserves have been established in accordance with GAAP. Since the Latest Balance Sheet Date until the date hereof, the Group Companies have, in all material respects, paid their accounts payable in the ordinary course of business.

Section 3.5             Consents and Approvals; No Violations.

(a)            Except as set forth on Schedule 3.5, assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notices to, filings or registrations with, or authorizations, consents or approvals of, or exemption, waiver or other action by any Person or Governmental Entity are necessary for the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a party or the consummation by the Company of the Transactions, except for (i) compliance with and filings under the Competition Laws and (ii) those the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

(b)            None of the execution, delivery or performance by the Company of this Agreement or the Ancillary Documents to which the Company is or will be a party nor the consummation by the Company of the Transactions (a) conflict with or result in any breach of any provision of the Company’s Governing Documents, (b) except as set forth on Schedule 3.5, with or without notice, the lapse of time or both, result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, non-renewal (or renewal on different terms), suspension or acceleration under, any of the terms, conditions or provisions of any Material Contract or Material Permit, (c) violate any Government Order having jurisdiction over the Company or any of its properties or assets or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the assets of the Company, except in the case of each of the immediately preceding clauses (b) through (d) above, as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies taken as a whole.

Section 3.6           Material Contracts.

(a)            Schedule 3.6(a) sets forth a complete and accurate list of each Contract to which any of the Group Companies is a party or by which any of the Group Companies or any of their respective properties or assets is bound as of the date of this Agreement that is of a type described below (excluding any statement of work, sale order or purchase order entered into in the ordinary course of business in furtherance of a Contract otherwise set forth on Schedule 3.6(a), which need not be scheduled on Schedule 3.6(a), but nonetheless shall constitute “Material Contracts”) (collectively, together with the Unscheduled IP Agreements, the “Material Contracts”):

(i)             any Contract with any Material Customer or Material Supplier for the provision of goods or services;

(ii)            any Contract which by its express terms requires payments by or to the Group Companies in excess of $2,000,000 in any twelve (12)-month period following the date of this Agreement (excluding, for the avoidance of doubt, any Contract with a minimum commitment which does not require, by its express terms, payments in excess of $2,000,000 in any such twelve (12)-month period);

(iii)            any Contract for the employment, engagement, or compensation of any current or former employee, officer, director, individual consultant or other individual independent contractor or service provider of the Group Companies (A) providing (1) annual base salary in excess of $250,000 per year (other than any “at will” Contract that may be terminated by any Group Company without advance notice), (2) payment of any severance benefits in excess of statutory requirements, or (3) any change in control, retention or other payments that would be triggered solely by consummation of the Transactions contemplated hereunder, or (B) that cannot be terminated upon sixty (60) days’ notice or less without further payment, liability or obligation (other than statutory obligations);

(iv)           any Contract that requires any Group Company to purchase total requirements of any product or service from a third party or contains a “take or pay” provision or other similar terms;

(v)            any Contract that is a partnership agreement or joint venture agreement, strategic alliance, collaboration or similar arrangement that involves sharing profits or losses by any of the Group Companies with any other Person;

(vi)           any Contract that (A) contains non-competition obligations or provisions otherwise restricting or prohibiting any Group Company (or, following the Closing, Buyer or any of its Affiliates) from freely engaging or competing in any line of business, in any geographic region or with any other Person or (B) grants the counterparty exclusivity, most-favored nations, rebate or other similar rights or that obligates any Group Company to purchase or otherwise obtain any product or service exclusively from a single counterparty;

(vii)          any Contract containing any right of first refusal, right of first offer or preemptive or similar rights;

(viii)         any Contract relating to material acquisitions or dispositions consummated by any of the Group Companies with any Person since the Look-Back Date (whether by sale of the assets comprising an operating business of any such Person or the capital stock or other Equity Securities of any such Person, merger or otherwise);

(ix)            any Contract pursuant to which any Group Company has (A) incurred indebtedness for borrowed money in excess of $1,000,000 or mortgaged, pledged or otherwise placed a Lien (other than a Permitted Lien) on any material portion of any Group Companies’ assets, excluding any intercompany borrowings between or among the Group Companies or (B) provided a guaranty of any obligation for borrowed money or of any other liability or obligation of any Person;

(x)            any contract under which any Group Company has advanced or loaned any amount (excluding, for the avoidance of doubt, trade payables or similar obligations incurred in the ordinary course of business) to any other Person;

(xi)            any Real Property Lease providing for annual lease payments in excess of $50,000;

(xii)           any Contract (A) relating to the licensing of any Intellectual Property Rights (whether granted by or to any Group Company) (other than (x) licenses of commercially available off-the-shelf software entered into in the ordinary course of business with an annual fee of less than $500,000 and (y) non-exclusive licenses of Intellectual Property Rights granted by any Group Company to its customers in the ordinary course of business); (B) for the acquisition, divestiture, or development of Intellectual Property Rights (other than employee and independent contractor invention assignment agreements in favor of the Group Company, such agreements, together with the agreements referenced under Section 3.6(a)(xii)(A)(x)-(A)(y), the “Unscheduled IP Agreements”); or (C) affecting any Group Company’s ability to use or enforce any Group Company Owned IP or arising out of any dispute related to Intellectual Property Rights (including concurrent use agreements, settlement agreements, coexistence agreements, and covenant not to sue agreements);

(xiii)          any Contract that is a settlement, conciliation or similar agreement with, or enforceable by, any Governmental Entity or pursuant to which any Group Company will have any material outstanding obligations after the date of this Agreement;

(xiv)         any Affiliate Agreement; and

(xv)          any Contract that is a collective bargaining or other agreement entered into with a union, works council or similar body (each, a “Labor Agreement”).

(b)            A true and complete copy of each Material Contract scheduled on Schedule 3.6(a) (and other than, solely to the extent not required to be provided with respect to Section 3.6(a)(xii)(A)(x)-(A)(y), as applicable, Unscheduled IP Agreements), together with all amendments, waivers or other changes thereto (and in the case of any Real Property Lease, any extensions and renewals with respect thereto), as in effect as of the date of this Agreement has been made available to Buyer. Except as set forth on Schedule 3.6(b), each Material Contract is valid and binding on the applicable Group Company, is in full force and effect and enforceable in accordance with its terms against such Group Company and, to the knowledge of the Company, each other party thereto (assuming due authorization, execution and delivery of such Material Contract by the other party or parties thereto and subject to the Enforceability Exceptions). Except as set forth on Schedule 3.6(b), (i) no Group Company or, to the knowledge of the Company, other party thereto is in breach of or default under any material obligation under any Material Contract, no Group Company has received any written notice of any breach or default under any Material Contract that has not been cured or waived, except for such breaches or defaults that would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole and (ii) to the Company’s knowledge, no event has occurred which would result in a breach of or default under any obligation under any Material Contract (in each case, with or without notice or lapse of time or both), except for such breaches or defaults that would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. Other than the completion or termination of any Material Contract in the ordinary course of business, since the Latest Balance Sheet Date, no Group Company party to any Material Contract has delivered or received any written notice of any intention to terminate or cancel any such Material Contract.

(c)            The Company has made available to Buyer true and correct copies of the documents expressly listed on Schedule 3.6(c).

Section 3.7             Absence of Changes. Except as set forth on Schedule 3.7, since the Latest Balance Sheet Date and ending on the date of this Agreement, (i) there has not been any change, event, result or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) each Group Company has conducted its business in the ordinary course of business in all material respects, and (iii) there has not been any action taken with respect to the businesses of the Group Companies that, if taken during the period from the date of this Agreement through the Closing Date without Buyer’s consent, would constitute a breach of Section 6.1(a) through Section 6.1(w).

Section 3.8             Litigation. Except as set forth on Schedule 3.8, there is no, and since the Look-Back Date there has been no, Action pending or, to the Company’s knowledge, threatened by or against any Group Company that, if determined adversely to the Group Companies, would reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. Except as set forth on Schedule 3.8 (a) no Group Company is, or at any time since the Look-Back Date has been, subject to any Government Order that is, or which would reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole and (b) there is no Government Order pending or, to the Company’s knowledge, threatened that (i) seeks to prevent, hinder, modify, delay, impair or challenge the Transactions or would reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially impair the ability of any Group Company to perform its obligations under this Agreement or the Ancillary Documents to which such Group Company is or will be a party or to consummate the Transactions or (ii) is or would reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

Section 3.9             Permits; Compliance with Applicable Law.

(a)            The Group Companies hold, and are in compliance with, all material permits, licenses, approvals, certificates and other authorizations of and from all Governmental Entities necessary for the lawful conduct of their respective businesses as presently conducted (each, a “Material Permit”), except for any such failure to hold, or to be so in compliance, as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. Schedule 3.9 sets forth a list of each Material Permit. Each Material Permit held by the Group Companies is valid, binding and in full force and effect and no such Material Permit has been cancelled, revoked, adversely modified or surrendered, and no cancellation, revocation, adverse modification or suspension will result from the consummation of the Transactions, except, in each case, as would not reasonably be expected to be material to the Group Companies, taken as a whole.

(b)            The Group Companies are, and since the Look-Back Date have been, in compliance with all applicable Laws, except for any such failure to be so in compliance as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. There is no Action pending or, to the Company’s knowledge, threatened by any Governmental Entity or any other Person with respect to any alleged violation by any Group Company of any applicable Law which, if determined adversely to the Group Companies, would reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole. Since the Look-Back Date, no Group Company has received any written notice of any violation of any applicable Laws, except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole.

Section 3.10           Employee Benefits Matters.

(a)            Schedule 3.10(a) lists all material Employee Benefit Plans. With respect to each material Employee Benefit Plan, the Company has provided to Buyer true, correct and complete copies of the following: (i) the current plan and trust documents (and all amendments thereto); (ii) the most recent summary plan description (and all summaries of material modifications); (iii) the most recent Form 5500 annual report (and all schedules and attachments thereto); (iv) all related insured contracts or other funding arrangements; (v) the most recent determination, advisory or opinion letter received from the Internal Revenue Service and (vi) all non-routine correspondence received or sent from any Governmental Entity since the Look-Back Date.

(b)            Except as set forth on Schedule 3.10(b), no Employee Benefit Plan, and neither the Group Companies nor any ERISA Affiliate sponsors, maintains, contributes to, is required to contribute to or otherwise has any current or contingent liability or obligation under or with respect to, any: (i) Multiemployer Plan, (ii) “defined benefit plan” (as defined in Section 3(35) of ERISA, whether or not subject to ERISA) or any other plan that is or was subject to Title IV of ERISA or Section 412 of the Code, (iii) “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA), (iv) “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or (v) plan or arrangement that provides post-employment, post-ownership or post-service health or life insurance benefits to former employees of any Group Company or any other Person other than health continuation coverage pursuant to COBRA or other applicable Law (and for which the covered Person pays the full premium cost of coverage). No Group Company has any current or contingent liability or obligation by reason of at any time being treated as a single employer with any other Person under Section 414 of the Code.

(c)            Except as set forth on Schedule 3.10(c), each Employee Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and has complied in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a current favorable determination letter or is the subject of a favorable opinion letter from the Internal Revenue Service on the form of such Employee Benefit Plan and no events have occurred that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan. All contributions, reimbursements and premiums payments with respect to each Employee Benefit Plan that have become due have been timely made or, to the extent not yet due, have been properly accrued in accordance with GAAP in all material respects.

(d)            To the Company’s knowledge, no Group Company has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably expected to subject any Group Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. With respect to each Employee Benefit Plan, (i) there are no Actions pending or threatened, against, by or on behalf of any Employee Benefit Plan or the assets, fiduciaries or administrators thereof (other than routine claims for benefits in the ordinary course of business), and (ii) no nonexempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) or breach of fiduciary duty (as determined under ERISA) has occurred with respect to which any Group Company could reasonably be expected to incur a material liability. No Group Company has incurred (whether or not assessed) any material Tax or penalty under Sections 4980B, 4980D, 4980H, 6721 or 6722 of the Code and no circumstances exist that could result in the imposition of any such material Tax or penalty.

(e)            None of the execution, delivery or approval of this Agreement, or the consummation of the Transactions (either alone or in conjunction with any other event), could reasonably be expected to (i) result in any payment or benefit, the increase of any payment or benefit amount, or otherwise result in a payment or the provision of a benefit or the acceleration of the payment or vesting of a payment or benefit (whether in cash, property, or the vesting of property), to any current or former employee, officer, director, individual consultant or other individual independent contractor or service provider of the Company Group in each case, pursuant to any Employee Benefit Plan or otherwise, (ii) result in any limitation or restriction on the right of any Group Company or its Affiliates to adopt, amend, merge or terminate any Employee Benefit Plan or any other employee benefit plan, (iii) result in the obligation to fund or otherwise set aside assets to secure to any extent any of the obligations under any Employee Benefit Plan or otherwise or (iv) result in the payment by any Group Company of an “excess parachute payment” pursuant to Section 280G of the Code or in the imposition of an excise Tax under Section 4999 of the Code.

(f)            No individual is entitled to receive any gross-up or additional payment or benefit from any Group Company in connection with any Tax incurred pursuant to Sections 409A or 4999 of the Code, and there is no contract, agreement, plan or arrangement by which any Group Company is bound to provide a gross-up or otherwise reimburse any current or former employee, director, officer, individual service provider or other person for excise taxes paid or payable pursuant to Sections 409A or 4999 of the Code.

(g)            Each Employee Benefit Plan that constitutes in any part a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) subject to Section 409A of the Code has been maintained and administered in material operational and documentary compliance with Section 409A of the Code and all applicable regulatory guidance (including proposed and final regulations, notices and rulings) thereunder.

(h)            Without limiting the generality of the foregoing, with respect to each Employee Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (a “Foreign Plan”): (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing in all material respects with applicable regulatory authorities, (ii) each Foreign Plan intended to receive favorable Tax treatment under applicable Tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws and (iii) no Foreign Plan has any material unfunded liabilities, nor are any such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

Section 3.11           Environmental Matters.

(a)           Except as set forth on Schedule 3.11:

(i)            The Group Companies are, and since the Look-Back Date have been, in compliance with all applicable Environmental Laws, including by obtaining, maintaining and complying with all Material Permits required thereunder, except for any failures to be so in compliance as would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as whole;

(ii)            No Group Company has received since the Look-Back Date any written notice or been subject to any pending, or to the Company’s knowledge, threatened Action, regarding any violation of, or liability (including any investigatory, corrective or remedial obligation) under, any Environmental Laws, in each of the foregoing cases except for any such notice or Action the subject matter of which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as whole;

(iii)            During the last ten (10) years, no Group Company has treated, stored, manufactured, sold, distributed, disposed of, arranged for or permitted the disposal of, transported, handled, owned or operated any property contaminated by, exposed any Person to, or released, any Hazardous Substance, in each case so as would give rise to any violation of or liability under any Environmental Laws, except for any such violation or liability which would not, individually or in the aggregate, reasonably be expected to be material to the Group Companies, taken as whole; and

(iv)            Seller and the Group Companies have provided to Buyer copies of all material environmental audits, reports and assessments in their possession or reasonable control relating to the business of the Group Companies or their properties or facilities.

Section 3.12           Intellectual Property; Information Technology, Cybersecurity, and Data Matters.

(a)           Except as set forth on Schedule 3.12(a), each of the Group Companies (i) exclusively owns, free and clear of all Liens except for Permitted Liens, all Group Company Registered IP and other Intellectual Property Rights owned or purported to be owned by any Group Company (such Intellectual Property Rights, together with the Group Company Registered IP, collectively, the “Group Company Owned IP”), and (ii) except as would not reasonably be expected to be material to the Group Companies, taken as a whole, sufficiently licenses or otherwise has sufficient rights to all Intellectual Property Rights used in or required for the operation of the business of any of the Group Companies as currently conducted (collectively, together with the Group Company Owned IP Rights, the “Group Company IP Rights”).

(b)            Schedule 3.12(b) sets forth a true and complete list of all: (i) issued patents, (ii) registered copyrights, (iii) registered trademarks, (iv) registered domain names, and (v) pending applications for any registrations of a type referred to in the immediately preceding clauses (i) through (iv), in each case owned or purported to be owned by a Group Company (collectively, the “Group Company Registered IP”). All Group Company Owned IP is subsisting, valid, enforceable, in full force and effect and has not expired, lapsed, or been abandoned, and complies with any applicable patent foreign filing license requirements. Except as set forth on Schedule 3.12(a), (x) since the Look-Back Date, no Group Company has received any written notice, or to the knowledge of the Company, verbal notice, of any Action currently pending or threatened in writing, against any Group Company, and no Group Company has reason to believe that any such claim or other Action will be filed or made, either (A) contesting the use, validity, enforceability or ownership of any Group Company Owned IP or (B) alleging that any Group Company is infringing, misappropriating or otherwise violating the Intellectual Property Rights of any other Person, and (y) since the Look-Back Date, no Actions are pending, have been brought, or have been threatened in writing by any Group Company against any Person alleging any infringement, misappropriation or other violation of any Group Company IP Rights.

(c)             Except as set forth on Schedule 3.12(c), (i) the business of each of the Group Companies as currently conducted is not infringing, misappropriating or otherwise violating, and in the last six (6) years, has not infringed, misappropriated, or otherwise violated, the Intellectual Property Rights of any third Person, (ii) there are no Actions (including opposition or cancellation proceedings) against any Group Company that were either made since the Look-Back Date or are presently pending, or with respect to which any Group Company has received any written notice from any Person alleging any such infringement, misappropriation or other violation, and (iii) to the knowledge of the Company, no Person is currently infringing, misappropriating or otherwise violating any Group Company IP Rights, in each case of foregoing clauses (i) and (iii), except as would not reasonably be expected to be material to the Group Companies, taken as a whole.

(d)            The Group Companies have each taken commercially reasonable measures to maintain and protect the confidentiality of (i) all trade secrets owned by any of the Group Companies and (ii) trade secrets owned by a Person other than any of the Group Companies that are Processed by any of the Group Companies subject to a contractual obligation of confidentiality or non-disclosure. There has not been any authorized disclosure of any trade secret referenced in the foregoing clauses (i) or (ii) to any Person in a manner that has resulted in, or is likely to result in, the loss of trade secret rights in and to such trade secret or other than pursuant to a written confidentiality and non-disclosure contract. There has not been any unauthorized disclosure of any such trade secrets.

(e)            Except as set forth on Schedule 3.12(e), no present or former employee, officer or director of any Group Company, or agent, contractor or consultant of any Group Company, or other Person, holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Group Company IP Rights, and no Person has claimed any right, title or interest in or to any Group Company Owned IP. Each Person who has participated in the authorship, conception, creation, reduction to practice, or development of any Group Company Registered IP or other material Intellectual Property Rights for a Group Company has executed and delivered to a Group Company a valid and enforceable written Contract providing for (i) the confidentiality and non-disclosure by such Person of all trade secrets of such Group Company and (ii) the assignment by such Person (by way of a present grant of assignment) to a Group Company of all right, title, and interest in and to such Intellectual Property Rights, or otherwise arising out of such Person’s employment by, engagement by, or contract with a Group Company, or such right, title, and interest in or to such Intellectual Property Rights automatically vested in a Group Company by operation of law. Neither the Company or any of its Subsidiaries, nor, to the Company’s knowledge, any other Person, is in breach of any Contract referenced in this Section 3.12(d). None of the Group Companies is using or has used any inventions of any of the Group Companies’ current or former employees, officers, directors, agents, contractor or consultants (or Persons any Group Company currently intends to hire) made prior to their employment or engagement by any of the Group Companies.

(f)            The Group Companies are, and since the Look-Back Date have been, in compliance in all material respects with all applicable Data Security Requirements and have used commercially reasonable efforts to take measures to protect and maintain the privacy and security of all Personal Information Processed by or for the Group Companies. All Personal Information Processed by or on behalf of the Group Company or otherwise in connection with their respective businesses has been Processed with the consent of each individual to whom it relates or otherwise in accordance in all material respects with all applicable Data Security Requirements and has been used only for the purposes for which it was initially collected. Since the Look-Back Date, (i) no written notices have been received by any Group Company from any Governmental Entity or any other Person, (ii) to the Company’s knowledge, no audit or investigation has been conducted by any Governmental Entity or any other Person against any Group Company, and (iii) no Group Company has received any written notice, or to the knowledge of the Company, verbal notice, of any Action currently pending or threatened in writing, against any Group Company, and no Group Company has reason to believe that any such claim or other Action will be filed or made, in each case of foregoing clauses (i) through (iii), alleging any violation of any Data Security Requirements by any Group Company or related to any Security Incident, and there is no basis in any material respect for any such audit, investigation, or Action. Since the Look-Back Date, none of the Group Companies has provided (or been required to provide under any Data Security Requirement any notices to any Person regarding any Security Incident or Data Security Requirement). The consummation of the Transactions by Seller and the Company does not and will not violate or breach any of the Data Security Requirements.

(g)            All Systems (i) are free, in all material respects, from any Malicious Code, (ii) are functional and operate and run in a reasonable and efficient business manner, (iii) are sufficient for the current needs of each Group Company, including as to capacity and ability to meet current peak volumes in a timely manner and (iv) conform in all material respects to the specifications and purposes thereof. Since the Look-Back Date, there have been no material Security Incidents. Each of the Group Companies has used its commercially reasonable efforts to take steps to safeguard the internal and external integrity and security of the Systems and any Data that such Systems Process. The Transactions will not have a material adverse effect on any Group Company’s ownership or use from a third party of the Systems, and the Systems shall be owned, or available for use from a third party, by the Group Companies on terms and conditions immediately after the Closing identical in all material respects to those under which such Systems were owned or available for use by the Group Companies immediately before the Closing.

(h)            Except as set forth on Schedule 3.12(h), none of the Software owned or purported to be owned by any of the Group Companies incorporates, is combined with or distributed with any open source, community source, shareware, freeware or other code in a manner that would require any Group Company to (i) license, disclose or distribute its own source code, (ii) license its Software for the purpose of making derivative works, (iii) grant to any Person any rights or immunities under any Group Company IP Rights, or (iv) license, disclose, or distribute any Software at no or minimal charge, or impose (or require or condition any grant of rights upon the imposition of) any present economic limitations on any Group Company’s commercial exploitation thereof. With respect to any open source, community source, shareware, freeware or other code that any Group Company uses, or used historically, in any way in connection with any Software owned or purported to be owned by any of the Group Companies, each of the Group Companies complies and has complied since the Look-Back Date in all material respects, with all applicable licenses with respect thereto. No source code included in the Software owned or purported to be owned by any of the Group Companies has been disclosed, licensed, released, distributed, escrowed, or made available to or for any Person and no Person has been granted any rights thereto or agreed to disclose, license, release, deliver, escrow, or otherwise grant any right thereto under any circumstance.  No event has occurred, and no circumstance or condition exists, that (whether with or without the passage of time, the giving of notice or both) would reasonably be expected to, result in a requirement that any such source code be disclosed, licensed, released, distributed, escrowed or made available, or any other grant of any right be made with respect thereto.

(i)            Except as set forth in Schedule 3.12(i), no government funding, facilities of a university, college, other educational institution or research center, or funding from third parties was used in the development of any material Group Company IP Rights, and, no Person who was involved in, or who contributed to, the creation or development of any material Group Company IP Rights, has performed services for the government, university, college, or other educational institution or research center in a manner that would affect any of the Group Companies’ rights in the material Group Company IP Rights.

(j)            Except as set forth in Schedule 3.12(j), none of the Group Companies is or has been a member of, participant in, or otherwise bound by licensing obligations to any Standard Setting Organization. None of the Group Companies or any current or former Person who has participated in the authorship, conception, creation, reduction to practice, or development of any material Intellectual Property for, on behalf of, or under the direction or supervision of a Group Company has made any disclosures, submissions, contributions, or commitments related to any material Group Company IP Rights to any Standard Setting Organization that would obligate any of the Group Companies to license, enforce, or refrain from enforcing any material Group Company IP Rights against any Person.

(k)            Except as set forth on Schedule 3.12(i), each of the Group Companies has: (i) obtained all licenses, consents, and permissions, provided all notices and disclosures, and otherwise has all rights, in each case as reasonably required under applicable Law, to collect and use all inputs to and outputs of the Company AI Technology in the conduct of the business as currently conducted, (ii) complied in all material respects with all use restrictions and other requirements of any Contract governing any Group Company’s collection and use of inputs to and outputs of the Company AI Technology; (iii) not used any Company AI Technology in a manner that materially adversely affects the ownership, validity, enforceability, registrability, or patentability of any Group Company IP Rights, (iv) not included any trade secrets (including source code) or other confidential and proprietary information that any of the Group Companies are contractually obligated to maintain as confidential, in any prompts or inputs into any Company AI Technology owned or controlled by any other Person, and (v) not used any Company AI Technology in a manner that does not comply in all material respects with the applicable Contract to which any of the Group Companies are bound, in each case, except as would not reasonably be expected to be material to the Group Companies, taken as a whole.

Section 3.13           Labor Matters.

(a)            Except as set forth on Schedule 3.13(a), (i) no Group Company is a party to or bound by any Labor Agreement and no employees of any Group Company are represented by any union, works council or similar organization, (ii) there is no, and since the Look-Back Date there has been no, pending or, to the knowledge of the Company, threatened, demand for recognition or petition or certification for the formation of a collective bargaining or similar unit involving the employees of any Group Company, (iii) there is no, and since the Look-Back Date there has been no, strike, walk out, work stoppage or slowdown, lockout, picketing, handbilling, unfair labor practice charge, grievance, arbitration, or other labor dispute pending or, to the knowledge of the Company threatened, against any Group Company, and (iv) there is no, and since the Look-Back Date there has been no, union organization campaign or activity with respect to any employees of any Group Company.

(b)            The Group Companies have not implemented any “plant closing” or “mass layoff” (in each case, as defined in the Worker Adjustment and Retraining Notification Act or any similar Law (the “WARN Act”)) since the Look-Back Date with respect to which there is any unsatisfied liability.

(c)             Each Group Company is, and since the Look-Back Date has been, in compliance with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment of employees, former employees and prospective employees, hiring, health and safety, wages and hours, overtime, pay equity, worker classification (including exempt and non-exempt employees, independent contractors, leased employees, and other non-employee service providers) for all applicable purposes, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), employment discrimination, harassment, retaliation, privacy, whistleblowing, disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), affirmative action, workers’ compensation, unemployment insurance, terminations, collective bargaining, fair labor standards, personal rights, labor relations, family and medical leave or any other labor and employment-related matters, except, in each case, for any such failure to be in compliance as is not material to the Group Companies, taken as a whole. Except as would not result in material liability, the Group Companies have fully and timely paid all wages, salaries, commissions, bonuses, severance, termination payments, fees, and other compensation that has come due and payable to their current or former employees and independent contractors under applicable Law, Contract or company policy.

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(d)            To the Company’s knowledge (i) no current or former employee or independent contractor of any Group Company is in material violation of any term of any employment agreement, nondisclosure obligation, fiduciary duty, restrictive covenant or other obligation (1) owed to any Group Company or (2) owed to any third party with respect to such Person’s right to be employed or engaged by any Group Company, and (ii) no current employee of any Group Company with annual base compensation at or above $250,000 intends to terminate his or her employment prior to the one (1) year anniversary of the Closing.

(e)            The Group Companies have promptly, thoroughly and impartially investigated all sexual harassment, or other material discrimination, retaliation or policy violation allegations since the Look-Back Date of which any of them has knowledge. With respect to each such allegation with potential merit, the Group Companies have taken prompt corrective action that is reasonably calculated to prevent further improper action. The Group Companies do not reasonably expect any material liabilities with respect to any such allegations and are not aware of any such allegations that, if known to the public, would bring the Group Companies into material disrepute.

Section 3.14           Insurance. Schedule 3.14 contains a list of all material insurance policies maintained by the Group Companies as of the date of this Agreement (each policy set forth or required to be set forth in Schedule 3.14, an “Insurance Policy” and collectively, the “Insurance Policies”). Each Insurance Policy is, as of the date of this Agreement, in full force and effect, all premiums with respect thereto have been paid or will be paid as of the Closing Date, all claims thereunder since the Latest Balance Sheet Date have been or will be filed in a timely fashion, and no written notice of default, cancellation or termination has been received by any Group Company with respect to any such policy.

Section 3.15           Tax Matters. Except as set forth on Schedule 3.15:

(a)            each Group Company has timely filed or caused to be timely filed (taking into account extensions of time to file) all income and other material Tax Returns required to be filed by such Group Company and such Tax Returns were true, correct and complete in all material respects;

(b)            each Group Company has timely paid (or has caused to be paid on its behalf) (taking into account extensions of time to file) all income and other material Taxes of such Group Company that are required to be paid;

(c)            each Group Company has duly and timely withheld all income and other material Taxes from payments to its employees, agents, stockholders, equity holders, creditors, contractors, and nonresidents or other Persons required by applicable Law to be withheld by such Group Company and duly and timely remitted such amounts to the proper Governmental Entity and complied with all associated reporting and recordkeeping requirements in all material respects;

(d)            each Group Company has duly and timely collected all material sales and use Taxes required to be collected and has duly and timely remitted such amounts to the appropriate Governmental Entity, or has properly received and retained any appropriate tax exemption certificates and other documentation and has retained all such records and supporting documents in the manner required by all applicable sales and use Tax Laws;

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(e)            no Group Company is currently the subject of any material Tax audit, examination or other proceeding in respect of Taxes and no such audit, examination or other proceeding is pending or threatened in writing;

(f)             since the Look-Back Date, no Group Company has received from any Taxing Authority any written notice of deficiency of a material amount of Taxes which has not since been satisfied by payment in full or been withdrawn;

(g)            there are no outstanding written waivers or agreements by or on behalf of the Group Companies for the extension of time for the assessment or collection of any material Taxes or any material deficiency thereof;

(h)            there are no Liens for Taxes against any asset of the Group Companies (other than Liens for Taxes not yet due and payable or that may thereafter be paid without penalty);

(i)             no Group Company has been either a “distributing corporation” or a “controlled corporation” in any distribution occurring during the two (2)-year period ending on the date hereof that was purported or intended to qualify for tax-free treatment under Section 355(a) or Section 361 of the Code;

(j)             no Group Company (nor Buyer or its Affiliates as a result of ownership of any Group Company) will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting or use of an improper method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date; (ii) Tax ruling or agreement entered with a Governmental Entity, including any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to the Closing; (iii) installment sale or open transaction disposition made prior to the Closing; (iv) prepaid amount or advanced amount received or deferred revenue accrued prior to the Closing outside of the ordinary course of business; (v) income inclusion pursuant to Section 951 or 951A of the Code with respect to a taxable period or portion thereof ending on or prior to the Closing Date; (vi) use of the cash method of accounting in any taxable period (or portion thereof) ending on or prior to the Closing Date; (vii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Income Tax Law) for any transaction entered into prior to the Closing;

(k)            no election has been made under Section 965(h) of the Code with respect to any Group Company and no Group Company will be required to pay after the Closing Date any material Taxes as a result of an election made prior to the Closing Date pursuant to Section 965(h) of the Code;

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(l)             no Group Company has a permanent establishment (within the meaning of an applicable Tax treaty or convention between the United States and such non-U.S. country) or has an office or fixed place of business, in a country other than its country of formation;

(m)           no Group Company is, or has been during the applicable period specified in Section 897(c)(1)(a)(ii) of the Code, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code;

(n)            no Group Company (i) is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation, Tax indemnity or similar agreement (other than agreements entered into in the ordinary course of business, a principal purpose of which is not related to Taxes), (ii) has been a member of an affiliated, consolidated, combined, unitary or similar group, other than a group the common parent of which was the Company, or (iii) has any liability for the Taxes of any Person (other than a Group Company) under Section 1.1502-6 of the Treasury Regulations (or similar provision of state, local or non-U.S. Law), by contract (other than contracts entered into in the ordinary course of business, a principal purpose of which is not related to Taxes), as a transferee or successor, or otherwise;

(o)            no Group Company has engaged in, or been a party to, any transaction that, as of the date of this Agreement, is a “listed transaction” under Section 1.6011-4(b)(2) of the Treasury Regulations;

(p)            no jurisdiction in which any Group Company does not file a Tax Return has made a claim or assertion that such Group Company is required to file a Tax Return or subject to Tax in such jurisdiction; and

(q)            at all times since formation, each Group Company has been properly classified as the type of entity listed on Schedule 3.15(q) for all Tax purposes and no election has been made (or is pending) to change such treatment.

Section 3.16           Brokers. Except as disclosed on Schedule 3.16, no broker, finder, financial advisor or investment banker is entitled to any broker’s, finder’s, financial advisor’s, investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of any Group Company.

Section 3.17           Real Property.

(a)            Leased Real Property. Schedule 3.17(a) sets forth a list of all addresses of real property which any Group Company leases, subleases, or otherwise similarly uses or occupies, in each case, as tenant, as of the date of this Agreement (such real property, the “Leased Real Property”) and each lease, sublease, license or other agreement governing the Leased Real Property to which a Group Company is subject (each, a “Real Property Lease”). Except as disclosed on Schedule 3.17(a), there are no subleases or similar written agreements granting to any Person other than a Group Company the right to use or occupy any Leased Real Property or any portion thereof. The Leased Real Property identified on Schedule 3.17(a) comprise all of the real property used or intended to be used in the business of the Group Companies.

(b)           Owned Real Property. As of the date of this Agreement, no Group Company owns any real property.

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Section 3.18           Transactions with Affiliates. Except as disclosed in Schedule 3.18, none of Seller or any of its Affiliates (other than a Group Company), or any manager, director, senior management-level employee or executive officer (or any immediate family member of any such manager, director, senior management-level employee or executive officer) of a Group Company, (a) owns, directly or indirectly, any material property right, tangible or intangible, that is used by a Group Company in the conduct of its business or has any material financial interest, directly or indirectly, in any property that is used by a Group Company in the conduct of its business; or (b) other than an Employee Benefit Plan, is a party to any Contract to which a Group Company is a counterparty (any such Contract described in this Section 3.18, an “Affiliate Agreement”).

Section 3.19           Customers and Suppliers.

(a)            Schedule 3.19(a) sets forth a true and complete list of the ten (10) largest customers of the Group Companies (as measured by dollar volume of sales to customers) for the twelve (12)-month period ended as of the Latest Balance Sheet Date (the “Material Customers”), and the approximate aggregate amount invoiced by the Group Companies to each such Material Customer during such period. Except as set forth on Schedule 3.19(a) or the completion or termination of any Contract or sale or purchase order in the ordinary course of business, no Material Customer has, since the Latest Balance Sheet Date, terminated or cancelled or given the Group Companies written notice of its intention to, in a manner that would be material to the Group Companies, taken as a whole, change the terms (whether related to payment, price or otherwise) with respect to, buying products and services from the Group Companies, terminate or cancel its business relationship with the Group Companies. Since the Latest Balance Sheet Date, excluding any claims or notices for rework or replacement in the ordinary course of business, none of which would be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company is or has been engaged in a material dispute with a Material Customer.

(b)            Schedule 3.19(b) sets forth a true and complete list of the ten (10) largest suppliers of the Group Companies (as measured by dollar volume of purchases) for the twelve (12)-month period ended as of the Latest Balance Sheet Date (the “Material Suppliers”), and the approximate aggregate amount invoiced to the Group Companies by each such Material Supplier during such period. Except as set forth on Schedule 3.19(b) or the completion or termination of any Contract or sale or purchase order in the ordinary course of business, no Material Supplier has, since the Latest Balance Sheet Date, terminated or cancelled or given the Group Companies written notice of its intention, in a manner that would be material to the Group Companies taken as a whole, change the terms (whether related to payment, price or otherwise) with respect to, supplying products and services to the Group Companies, terminate or cancel its business relationship with the Group Companies. Since the Latest Balance Sheet Date, excluding any claims or notices for rework or replacement in the ordinary course of business, none of which would be, individually or in the aggregate, material to the Group Companies, taken as a whole, no Group Company is or has been engaged in a material dispute with a Material Supplier.

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Section 3.20           Trade Controls and Anti-Corruption.

(a)            None of the Group Companies, nor any director, officer, or employee, nor to the knowledge of the Company, any agent or other Person acting on behalf of any of the Group Companies, has, during the last five (5) years, directly or indirectly, violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, as amended, or any other applicable anti-bribery Laws in any material respect, including by: (a) using any funds of a Group Company for unlawful contributions, gifts, entertainment or other expenses, (b) making any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from funds of a Group Company, or (c) making or receiving any unlawful bribe, rebate, payoff, influence payment, gratuity, kickback or other similar unlawful payment.

(b)            None of the Group Companies, nor any director, officer, or employee, nor, to the knowledge of the Company, any agent or other Person acting on behalf of any of the Group Companies, is currently, or since April 24, 2019 has been, while serving in such capacity: (i) a Sanctioned Person, (ii) organized, located, or ordinarily resident in a Sanctioned Country, or (iii) engaged in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country.

(c)            None of the Group Companies, nor any director, officer, or employee, nor, to the knowledge of the Company, any agent or other Person acting on behalf of any of the Group Companies, has, during the last five (5) years, directly or indirectly, engaged in any import, export, reexport, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations under all applicable Ex-Im Laws.

(d)           Without limiting any of the foregoing, the Group Companies are conducting, and with respect to Ex-Im Laws and Sanctions Laws, during the last five (5) years and Sanctions Laws since April 24, 2019, have conducted, their activities in compliance in all material respects with applicable Ex-Im Laws and Sanctions Laws.

Section 3.21           Product Warranty. Since the Look-Back Date, except as would not reasonably be expected, individually or in the aggregate, to be material to the Group Companies, taken as a whole, all of the products designed, manufactured, sold, leased, assembled, installed or delivered by or on behalf of the Group Companies (the “Products”) have conformed in all respects with all applicable contractual warranty commitments, product specifications, safety requirements of the Group Companies, Laws and all expenses and, to the extent applicable, implied warranties of the Group Companies, and the Group Companies do not have any outstanding and underperformed material liability for replacement or repair thereof or other damages in connection therewith (excluding customer claims for normal rework in the ordinary course of business consistent with past experience in scope and amount, none of which would be, individually or in the aggregate, material to the Group Companies, taken as a whole). Except as set forth on Schedule 3.20(a), with respect to any Product or service provided by the Group Companies, since the Look-Back Date, to the knowledge of the Company, there has not been any threatened Action, and the Group Companies have not received any written notice of any material Action pending or threatened, against the Group Companies with respect to the quality, safety or performance of such Products or services, except customer claims for normal rework in the ordinary course of business consistent with past experience in scope and amount or as would not reasonably be expected to be material to the Group Companies, taken as a whole.

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Section 3.22           EXCLUSIVITY OF REPRESENTATIONS AND WARRANTIES. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY BUYER RELATED PARTY OR THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA) BY SELLER, ANY SELLER PARTY, ANY GROUP COMPANY OR ANY OTHER PERSON, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 3 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OR THE CERTIFICATE DELIVERED BY THE COMPANY AT THE CLOSING PURSUANT TO SECTION 7.2(C)(I) OF THIS AGREEMENT, THE COMPANY (ON BEHALF OF ITSELF AND EACH OTHER GROUP COMPANY, SELLER AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OR THE CERTIFICATE DELIVERED BY THE COMPANY AT THE CLOSING PURSUANT TO SECTION 7.2(C)(I) OF THIS AGREEMENT AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES BY ANY SUCH PERSON OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF THEIR BUSINESSES OR THE GROUP COMPANIES’ ASSETS, AND THE GROUP COMPANIES, ON THEIR OWN BEHALF AND ON BEHALF OF THEIR REPRESENTATIVES, SPECIFICALLY DISCLAIM ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN THIS ARTICLE 3 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND THE CERTIFICATE DELIVERED BY THE COMPANY AT THE CLOSING PURSUANT TO SECTION 7.2(C)(I) OF THIS AGREEMENT AND OF SELLER EXPRESSLY SET FORTH IN ARTICLE 4 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND THE CERTIFICATE DELIVERED BY SELLER AT THE CLOSING PURSUANT TO SECTION 7.2(C)(I) OF THIS AGREEMENT.

Article 4
Representations and Warranties of Seller

Except as set forth in the Disclosure Schedules, Seller hereby represents and warrants to Buyer, as follows:

Section 4.1             Organization. Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the State of Delaware and has all requisite entity power and authority to own, lease and operate its material properties and carry on its businesses as now being conducted, except where the failure to have such power or authority would not prohibit, materially delay or materially impair Seller’s ability to perform its obligations under this Agreement and consummate the Transactions.

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Section 4.2             Authority.

(a)            Seller has all necessary power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which Seller is or will be a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Documents to which Seller is or will be a party and the consummation of the Transactions have been (and the Ancillary Documents to which Seller is or will be a party will be) duly authorized by all necessary action on the part of Seller and no other proceeding on the part of Seller is necessary to authorize the execution, delivery or performance of this Agreement or any of the Ancillary Documents to which Seller is or will be a party or to consummate the Transactions.

(b)            This Agreement has been (and the Ancillary Documents to which Seller is or will be a party will be upon execution and delivery thereof) duly authorized, executed and delivered by Seller and constitutes a valid, legal and binding agreement of Seller (assuming this Agreement has been, and the Ancillary Documents to which Seller is a party will be, duly authorized, executed and delivered by the other Persons party thereto), enforceable against Seller in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

Section 4.3             Consents and Approvals; No Violations.

(a)            Assuming the truth and accuracy of the representations and warranties of Buyer set forth in Section 5.3, no notices to, filings with, or authorizations, consents, approvals of, or exemption, waiver or other action by, any Person or Governmental Entity are necessary for the execution, delivery or performance by Seller of this Agreement or the Ancillary Documents to which Seller is or will be a party or the consummation by Seller of the Transactions, except for (i) compliance with and filings under the Competition Laws and (ii) those the failure of which to obtain or make would not prohibit, materially delay or materially impair Seller’s ability to perform its obligations under this Agreement or the Ancillary Documents to which Seller is or will be a party or to consummate the Transactions.

(b)            None of the execution, delivery and performance by Seller of this Agreement and the Ancillary Documents to which Seller is or will be a party nor the consummation by Seller of the Transactions will (i) conflict with or result in any breach of any provision of Seller’s Governing Documents, (ii) with or without notice, the lapse of time or both, result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, non-renewal (or renewal on different terms), suspension or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other instrument or obligation to which Seller is a party or by which Seller or any of its properties or assets may be bound, (iii) result in the creation or imposition of any Lien on the Company Shares, except for any Permitted Liens or (iv) violate any Law applicable to Seller or any of its properties or assets, except in the case of the immediately preceding clauses (ii), (iii) and (iv) above, as would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially impair Seller’s ability to perform its obligations under this Agreement or the Ancillary Documents to which Seller is or will be a party or to consummate the Transactions.

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Section 4.4           Ownership of Shares. Seller is the sole record and beneficial owner of all of the Company Shares, and has good and valid title to the Company Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws). Other than pursuant to this Agreement, there is no contractual obligation pursuant to which Seller has, directly or indirectly, granted any option, warrant or other right to any Person to acquire any of the Company Shares. Other than the Governing Documents of the Company, Seller is not party to any voting agreement, voting trust, registration rights agreement or other similar agreement or arrangement with respect to the Company Shares. At the Closing, Seller shall convey to Buyer good and valid title to the Shares, free and clear of any and all Liens (other than Liens arising under applicable securities Laws).

Section 4.5           Litigation. There is no Action pending or, to the knowledge of Seller, threatened against Seller which would reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially impair Seller’s ability to perform its obligations under this Agreement or the Ancillary Documents to which Seller is or will be a party or to consummate the Transactions. Seller is not subject to any outstanding Government Order that would reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially impair Seller’s ability to perform its obligations under this Agreement or the Ancillary Documents to which Seller is or will be a party or to consummate the Transactions.

Section 4.6           Brokers. Except as set forth on Schedule 4.6, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the Transactions based upon any arrangements made by or on behalf of Seller.

Section 4.7           EXCLUSIVITY OF REPRESENTATIONS. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO BUYER OR ANY BUYER RELATED PARTY OR THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION (INCLUDING ANY FINANCIAL PROJECTIONS OR OTHER SUPPLEMENTAL DATA) BY SELLER, ANY SELLER PARTY, ANY GROUP COMPANY OR ANY OTHER PERSON, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 4 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OR THE CERTIFICATE DELIVERED BY SELLER AT THE CLOSING PURSUANT TO SECTION 7.2(C)(I) OF THIS AGREEMENT, SELLER (ON BEHALF OF ITSELF, THE OTHER SELLER PARTIES AND EACH GROUP COMPANY, AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 4 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) OR THE CERTIFICATE DELIVERED BY SELLER AT THE CLOSING PURSUANT TO SECTION 7.2(C)(I) OF THIS AGREEMENT AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES BY ANY SUCH PERSON OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AS TO THE CONDITION, VALUE OR QUALITY OF ANY OF THEIR BUSINESSES OR ASSETS, AND SELLER, ON ITS OWN BEHALF AND ON BEHALF OF EACH GROUP COMPANY AND ITS AND THEIR RESPECTIVE REPRESENTATIVES, SPECIFICALLY DISCLAIM ANY AND ALL REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, USAGE, SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT TO THEIR ASSETS, ANY PART THEREOF, THE WORKMANSHIP THEREOF, AND THE ABSENCE OF ANY DEFECTS THEREIN, WHETHER LATENT OR PATENT, AND BUYER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION THEREOF AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF THE COMPANY EXPRESSLY SET FORTH IN ARTICLE 3 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND THE CERTIFICATE DELIVERED BY THE COMPANY AT THE CLOSING PURSUANT TO SECTION 7.2(C)(I) OF THIS AGREEMENT, AND OF SELLER EXPRESSLY SET FORTH IN THIS ARTICLE 4 (AS QUALIFIED BY THE DISCLOSURE SCHEDULES) AND THE CERTIFICATE DELIVERED BY SELLER AT THE CLOSING PURSUANT TO SECTION 7.2(C)(I) OF THIS AGREEMENT.

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Article 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller and the Company as follows:

Section 5.1             Organization. Buyer is a corporation which is duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its material properties and carry on its businesses as now being conducted, except where the failure to have such power or authority would not prohibit, materially delay or materially impair Buyer’s ability to perform its obligations under this Agreement and consummate the Transactions.

Section 5.2             Authority.

(a)            Buyer has all necessary power and authority to execute, deliver and perform this Agreement and each of the Ancillary Documents to which Buyer is or will be a party and to consummate the Transactions. The execution, delivery and performance of this Agreement and the Ancillary Documents to which Buyer is or will be a party and the consummation of the Transactions have been (and the Ancillary Documents to which Buyer is or will be a party will be) duly authorized by all necessary action by Buyer and no other proceeding on the part of Buyer is necessary to authorize the execution, delivery or performance of this Agreement or any of the Ancillary Documents to which Buyer is or will be a party or to consummate the Transactions. No vote of any of Buyer’s equityholders is required to approve this Agreement or for Buyer to consummate the Transactions.

(b)            This Agreement has been (and the Ancillary Documents to which Buyer is or will be a party will be) duly authorized, executed and delivered by Buyer and constitutes a valid, legal and binding agreement of Buyer (assuming this Agreement has been, and the Ancillary Documents to which Buyer is or will be a party will be duly authorized, executed and delivered by the other Persons party thereto), enforceable against Buyer in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

Section 5.3             Consents and Approvals; No Violations.

(a)            Assuming the truth and accuracy of the Company’s representations and warranties contained in Section 3.5 and of Seller’s representations and warranties contained in Section 4.3, no notices to, filings with, or authorizations, consents or approvals of, or exemption, waiver or other action by, any Person or Governmental Entity are necessary for the execution, delivery or performance by Buyer of this Agreement or the Ancillary Documents to which Buyer is or will be a party or the consummation by Buyer of the Transactions, except for (i) compliance with and filings under the Competition Laws and (ii) those the failure of which to obtain or make would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially impair Buyer’s ability to perform its obligations under this Agreement or the Ancillary Documents to which Buyer is or will be a party or to consummate the Transactions.

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(b)            None of the execution, delivery and performance by Buyer of this Agreement and the Ancillary Documents to which Buyer is or will be a party nor the consummation by Buyer of the Transactions will (a) conflict with or result in any breach of any provision of any of Buyer’s Governing Documents, (b) with or without notice, the lapse of time or both, result in a violation or breach of, or constitute a default or give rise to any right of termination, cancellation, amendment, non-renewal (or renewal on different terms), suspension or acceleration under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, Contract or other instrument or obligation to which Buyer is a party or its properties or assets may be bound, or (c) violate any Law applicable to Buyer or any of its properties or assets, except in the case of the immediately preceding clauses (b) and (c) above, as would not reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially impair Buyer’s ability to perform its obligations under this Agreement or the Ancillary Documents to which Buyer is or will be a party or to consummate the Transactions.

Section 5.4             Litigation. There is no Action pending or, to the knowledge of Buyer, threatened against Buyer which would reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially impair Buyer’s ability to perform its obligations under this Agreement or the Ancillary Documents to which Buyer is or will be a party or to consummate the Transactions. Buyer is not subject to any outstanding Government Order that would reasonably be expected, individually or in the aggregate, to prohibit, materially delay or materially impair Buyer’s ability to perform its obligations under this Agreement or the Ancillary Documents to which Buyer is or will be a party or to consummate the Transactions.

Section 5.5             Brokers. Except for Morgan Stanley, all of the fees and expenses of which shall be the sole obligation of Buyer, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by or on behalf of Buyer or its Affiliates, for which Seller or the Company shall be liable in connection with the execution of this Agreement or the consummation of the Transactions.

Section 5.6             Financing. Buyer has, and will have at the Closing, sufficient funds available to consummate the Transactions, including to pay the amounts described in Article 2 and the fees and expenses of Buyer related to the Transactions. As of the date hereof, to the knowledge of Buyer, there are no circumstances or conditions that would reasonably be expected to prevent or substantially delay the availability of any such funds at the Closing. Buyer expressly acknowledges that its obligation to consummate the Transactions is not subject to any conditions, express or implied, regarding Buyer’s ability to obtain financing (or to obtain financing on terms acceptable to Buyer) for the consummation of the Transactions.

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Section 5.7             Solvency. Assuming that (i) the representations and warranties of the Company and Seller contained in Article 3 and Article 4, respectively, and in the Ancillary Documents, are, when made, true and correct in all material respects and (ii) the satisfaction (or the valid waiver) of the conditions to Closing set forth in Article 7, immediately after consummating the Transactions, Buyer and the Group Companies, on a consolidated basis, (a) will be able to pay their respective debts as they become due, (b) shall own property having a fair saleable value greater than the amounts required to pay their respective debts (including a reasonable estimate of the amount of all contingent liabilities) and (c) will have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer or the Group Companies. In connection with the Transactions, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

Section 5.8             Acquisition for Investment. Buyer is acquiring the Company Shares for its own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to or for resale or distribution thereof in whole or in part. Buyer has no Contract with any Person to sell, transfer or grant participations in the Company Shares to such Person. Buyer is an accredited investor as that term is defined in Rule 501(a) under the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

Section 5.9             EXCLUSIVITY OF REPRESENTATIONS. NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO SELLER, THE GROUP COMPANIES OR ANY SELLER PARTY OR THEIR RESPECTIVE REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION BY BUYER, ANY BUYER RELATED PARTY OR ANY OTHER PERSON, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR THE CERTIFICATE DELIVERED BY BUYER AT THE CLOSING PURSUANT TO SECTION 7.3(C) OF THIS AGREEMENT, BUYER (ON BEHALF OF ITSELF, THE BUYER RELATED PARTIES, AND ITS AND THEIR RESPECTIVE REPRESENTATIVES) IS NOT MAKING ANY REPRESENTATION OR WARRANTY OF ANY KIND OR NATURE WHATSOEVER, ORAL OR WRITTEN, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR THE CERTIFICATE DELIVERED BY BUYER AT THE CLOSING PURSUANT TO SECTION 7.3(C) OF THIS AGREEMENT AND EXPRESSLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES BY ANY SUCH PERSON OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, AND SELLER SHALL RELY SOLELY ON ITS OWN EXAMINATION AND INVESTIGATION AS WELL AS THE REPRESENTATIONS AND WARRANTIES OF BUYER EXPRESSLY SET FORTH IN THIS ARTICLE 5 OR THE CERTIFICATE DELIVERED BY BUYER AT THE CLOSING PURSUANT TO SECTION 7.3(C) OF THIS AGREEMENT.

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Article 6
COVENANTS

Section 6.1             Conduct of Business of the Company. Except (i) as expressly permitted or required by this Agreement, (ii) to the extent required to comply with any applicable Law, (iii) as set forth in Schedule 6.1, or (iv) as consented to in writing by Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), from and after the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms, (x) the Company shall, and shall cause the other Group Companies to, (A) conduct its business in the ordinary course of business consistent with past practice and (B) use commercially reasonable efforts to preserve substantially intact and maintain their business organization, assets and properties and the present commercial relationships of the Group Companies with employees, customers and suppliers and keep available the service of its current officers and key employees and (y) the Company shall not, and shall cause the other Group Companies not to:

(a)            modify or amend any of their respective Governing Documents;

(b)            issue, sell, pledge, encumber, transfer or grant any (i) of their respective Equity Securities, (ii) securities convertible into or exchangeable for any Equity Securities, or any options, warrants or rights to acquire any such Equity Securities or (iii) any “phantom” stock, “phantom” stock rights, stock appreciation rights, stock-based performance units or other securities the value of which is derived from the price or value of any such Equity Securities;

(c)            (i) split, combine, subdivide or reclassify any Equity Securities of any Group Company or (ii) declare, set aside, make or pay any dividend or other distribution in respect of the Equity Securities of any Group Company other than from one wholly-owned Group Company to another wholly-owned Group Company; provided, that nothing in this Agreement shall restrict any Group Company from declaring or paying any cash dividend or making any other cash distribution to Seller or any Seller Non-Party Affiliates prior to the Adjustment Time to the extent such dividend or distribution would not result in the amount of Cash and Cash Equivalents as of the Closing Date being less than the Minimum Cash Threshold;

(d)            adopt a plan or agreement of complete or partial liquidation or dissolution;

(e)            acquire, in any manner or form of transaction, directly or indirectly, including by merging or consolidating with, or by purchasing a substantial equity interest in or substantial portion of the properties or assets of, any Person, division or business thereof, in each case for total consideration in excess of $1,000,000;

(f)            other than in the ordinary course of business or as may be required to comply with applicable Law (provided, that no such Contract that would be a Material Contract under Section 3.6(a)(iv), Section 3.6(a)(vi), Section 3.6(a)(vii) and Section 3.6(a)(xiv) (except for Material Contracts under Section 3.6(a)(xiv) as may be terminated in accordance with Section 6.10 or performed in full prior to the Closing) may qualify for the ordinary course of business exception), (A) amend, modify or waive any material right under any Material Contract, (B) voluntarily terminate any Material Contract or (C) enter into any new Contract that would have been a Material Contract if entered into prior to the date of this Agreement;

(g)            except (x) to the extent required to comply with the terms of any Employee Benefit Plan or any Material Contract listed on Schedule 3.6(a)(iii) or (y) for normal merit and cost-of-living salary increases in the ordinary course of business for employees with an annual base salary of less than $250,000, (i) grant or announce any cash, equity or equity-based awards, retention, change in control, transaction, severance or similar compensation, or the increase or decrease in the salaries, bonuses or other compensation and benefits payable by any of the Group Companies to any current or former employee of any of the Group Companies with an annual base salary of $250,000 or more; (ii) hire, engage or terminate (other than for cause) any employees or independent contractors with annual base compensation in excess of $250,000, or (iii) establish, enter into, adopt, amend, modify, increase payments or benefits under, accelerate the payment, funding or vesting of any payments or benefits under, or terminate any Employee Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement that would constitute an Employee Benefit Plan if in effect on the date hereof;

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(h)           (i) negotiate, modify, extend, or enter into any Labor Agreement or recognize or certify any union, works council or similar organization, or group of employees as the bargaining representative for any employees of the Group Companies, (ii) implement or announce any layoffs, plant closings, reductions in force, furloughs, or other actions that could implicate the WARN Act, or (iii) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor;

(i)            change its material accounting principles, methods, policies or procedures, except to the extent required to comply with changes to GAAP or applicable Law (or any interpretation of GAAP or applicable Law) after the date of this Agreement;

(j)            other than obsolete or excess equipment or other assets sold, leased or disposed of in the ordinary course of business, sell, lease or transfer, in any manner or form of transaction, directly or indirectly, including by merger or consolidating with, or by disposing of a substantial equity interest in or a substantial portion of any of its properties or assets, division or business thereof, in each case for total consideration in excess of $1,000,000;

(k)            (i) sell, assign, transfer, abandon, permit to lapse, license, subject to any Lien (other than Permitted Liens), or otherwise dispose of any Group Company Owned IP (other than non-exclusive licenses of Intellectual Property Rights granted by a Group Company to its customers in the ordinary course of business), (ii) disclose any trade secret or material confidential or proprietary information included in the Group Company Owned IP to any Person (other than to Buyer and its Affiliates or in the ordinary course of business in circumstances in which it has imposed reasonable and customary confidentiality restrictions), or (iii) disclose, license, release, distribute, escrow, make available to or for any Person, or grant any rights in or to any source code included in the Group Company Owned IP;

(l)             change its fiscal year;

(m)            incur any Indebtedness of the type described in clauses (i) and (ii) of the definition thereof in an amount in excess of $1,000,000 or issue any debt securities, warrants or other rights to acquire debt securities, other than (i) any Indebtedness that will be paid off at or prior to the Closing or, to the extent not paid off at or prior to Closing, that is included in Closing Date Indebtedness in the determination of the Purchase Price, (ii) intercompany borrowings between or among any wholly-owned Group Companies, (iii) surety bonds or letters of credit or similar instruments entered into in the ordinary course of business or (iv) in connection with a Permitted Lien;

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(n)            make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) loans, advances, capital contributions or investments between and among wholly-owned Group Companies, (ii) the incurrence of trade receivables and (iii) advances to officers and employees of the Group Companies, in each case, in the ordinary course of business consistent with past practice;

(o)            grant any Lien (other than Permitted Liens) that would be material to the Group Companies, taken as a whole, upon any of the Group Companies assets or properties;

(p)            make or agree to make any capital expenditure that is, individually, in excess of $1,000,000, or in the aggregate with all such other capital expenditures, in excess of $5,000,000 in any fiscal quarter;

(q)            settle any Action by or against any member of the Group Companies, except for settlements which (i) (other than customary confidentiality, releases and similar obligations) provide for the payment of monetary damages only that do not exceed $1,000,000 individually or $3,000,000 in the aggregate, (ii) do not include an admission of liability or fault on the part of any member of the Group Companies, (iii) do not impose any material restriction on the business of any member of the Group Companies (other than customary confidentiality, releases and similar obligations) and (iv) that will be paid in full at or prior to the Closing or taken into account in the determination of the Purchase Price;

(r)            (i) make (in a manner inconsistent with past practice), change or revoke any material Tax election not required by Law (ii) change any annual Tax accounting period or material method of Tax accounting, (iii) file any material amendment with respect to any material Tax Return, (iv) settle or compromise any claim, notice, audit, investigation, assessment or other proceeding with respect to a material Tax liability or (v) enter into any material Tax allocation agreement, Tax sharing agreement, or Tax indemnity agreement (other than in the ordinary course of business and the principal purpose of which is not related to Taxes);

(s)            settle the Specified Matter (which consent may be withheld in Buyer’s sole discretion in the event such settlement includes any restriction on the operations of the Group Companies following the Company (other than customary confidentiality and similar restrictions));

(t)            materially delay or postpone the payment of accounts payable or other obligations or liabilities, or accelerate the collection of accounts receivable, in each case, other than in the ordinary course of business consistent with past practice;

(u)            make any material change in the lines of business in which any member of the Group Company is engaged;

(v)            make any material changes to any policies or procedures with respect to Personal Information, except as required by applicable Law;

(w)           authorize, agree, resolve or consent to any of the foregoing.

Nothing contained in this Agreement, including Schedule 6.14, shall give Buyer, directly or indirectly, any right to control or direct the operations of the Group Companies prior to the Closing, and, prior to the Closing, the Group Companies shall exercise complete control and supervision over their respective operations.

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Section 6.2             Tax Matters.

(a)            Transfer Taxes. Any transfer, documentary, sales, use, stamp, recording fees and other similar Taxes that are imposed on or collected from any of the Parties by any Governmental Entity in connection with the Transactions shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Seller. The parties hereto will cooperate, at each Party’s own expense, to file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, recording fees and other similar Taxes, and, if required by applicable Law, Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)            Straddle Taxes. Taxes for any Tax period of any Group Company that includes but does not end on the Closing Date (a “Straddle Period”) shall be allocated according to the following methodology: (A) real, personal and intangible property Taxes and any other Taxes levied on an annual or other periodic basis (“Per Diem Taxes”) for a Straddle Period shall be deemed to be the amount of such Taxes for the entire Straddle Period multiplied by the fraction the numerator of which is the number of days in the Straddle Period ending on and including the Closing Date, and the denominator of which is the number of days in the entire relevant Straddle Period, and (B) Taxes that are not Per Diem Taxes, including income Taxes and any transactional Taxes such as Taxes based on sales, revenue or payments for a Straddle Period shall be allocated between the portion of the Straddle Period ending with and including the Closing Date as if such Tax period ended at the end of the Closing Date. For purposes of clause (B) of the preceding sentence, any allocation of gross or net income or deductions or other items required to determine any Taxes attributable to such a Straddle Period shall be made by means of a closing of the books and records of the Group Companies as of the Closing (and for such purpose, to the extent applicable, the taxable period of any “controlled foreign corporation” (within the meaning of Section 957 of the Code) and any partnership or other pass-through entity shall be deemed to terminate at such time) and provided, that exemptions, allowances, deductions or other items that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending at the end of the Closing Date and the period after the Closing Date in the same method as described in clause (A) for Per Diem Taxes.

(c)            Post-Closing Tax Matters. After the Closing and until the time the Purchase Price is finally determined pursuant to Section 2.3, except as expressly required by this Agreement, none of Buyer or any Group Company shall, without the prior written consent of Seller, (i) file, re-file, amend or otherwise modify any Tax Return of the Group Companies with respect to any Pre-Closing Tax Period, (ii) make, change or revoke any Tax election with respect to any Group Company for any Pre-Closing Tax Period, or make any election pursuant to Section 338 or 336(e) of the Code (or any similar or analogous election under state, local or non-U.S. Law) with respect to any Group Company, take any other action or enter into any transaction (including any action or transaction that has retroactive effect to a taxable period (or portion thereof) that ends on or prior to the Closing Date), (iii) take any action outside the ordinary course of business on the Closing Date after the Closing except as contemplated hereby or (iv) take any action on the Closing Date after the Closing that (or fail to take any such action the failure of which) decreases the amount or value of any Tax asset included as a current asset in Net Working Capital, or increases the amount or detrimental effect of any Tax liability included as a current liability included in Net Working Capital.

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Section 6.3             Access to Information.

(a)            From and after the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, upon reasonable prior written notice, the Company shall, and shall cause the Group Companies to, provide to Buyer and its authorized representatives during normal business hours reasonable access to the respective books, records and other documents, the chief executive officer, chief financial officer and other senior management and key personnel of the Group Companies (in a manner so as to not unreasonably interfere with the normal business operations of the respective Group Company) as Buyer and its authorized representatives may reasonably request in connection with Buyer’s efforts to consummate the Closing of the Transactions. All of such information shall be treated as “Confidential Information” pursuant to the terms of the Confidentiality Agreement. Notwithstanding anything to the contrary set forth in this Agreement, prior to the Closing, none of Seller, any Group Company or any of their respective Affiliates shall be required to disclose to Buyer or any of its representatives any information (i) if doing so would violate or contravene any applicable Law to which any such Person or any of their respective Affiliates is a party or otherwise bound or is subject, or which it reasonably determines upon the advice of counsel could result in the loss of the ability to successfully assert the attorney-client, work product or any other legal privilege, (ii) if any such Person or any of its Affiliates, on the one hand, and Buyer and any of its Affiliates, on the other hand, are adverse parties in an Action or (iii) if any such Person or any of its Affiliates determines in good faith that such information should not be so disclosed due to its competitively or commercially sensitive nature; provided, in each case (other than circumstances contemplated by the immediately preceding clause (ii)), that the Company shall, and shall cause the Group Companies to, use commercially reasonable efforts to provide access to such information to Buyer and its authorized representatives to the fullest extent practicable in a manner that does not result in any of the foregoing (including by arrangement of appropriate clean team procedures).

(b)            Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that the Confidentiality Agreement, and all rights and obligations set forth therein, shall terminate immediately as of the Closing and thereafter cease to be of any further force or effect.

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Section 6.4             Efforts to Consummate.

(a)            Subject to the terms and conditions herein provided, the Parties shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws, to consummate and make effective as promptly as practicable the Transactions (including the satisfaction, but not waiver, of the closing conditions set forth in Article 7). All filing fees incurred in connection with the filing and compliance under the Competition Laws shall be borne by Buyer. Buyer and the Company shall make an appropriate filing, if necessary, pursuant to the Competition Laws with respect to the Transactions promptly (and in any event, within twenty (20) Business Days) after the date of this Agreement and shall respond appropriately as promptly as practicable to any requests by Governmental Entities for additional information and documentary material pursuant to the Competition Laws. Buyer and the Company shall, to the extent permitted under applicable Law, provide to the other copies of all written correspondence between it (or its advisors) and any Governmental Entity regarding any such filings or Transactions or any of the matters described in this Section 6.4. Buyer and the Company shall promptly inform the other of any substantive oral communication with, and provide copies of any written communications with, any Governmental Entity regarding any such filings or the Transactions or any of the matters described in this Section 6.4, unless prohibited by applicable Law or any Governmental Entity. Neither Buyer nor the Company, nor any of their respective Affiliates or representatives, shall independently participate in any substantive meeting or conference call with any Governmental Entity in respect of any such filings, investigations or other inquiries regarding the Transactions without giving the other Party prior notice of such meeting or conference call and, to the extent permitted by applicable Law or such Governmental Entity, the opportunity to attend or participate. To the extent permissible under applicable Law, Buyer and the Company will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either of them relating to proceedings under the Competition Laws; provided, that such materials may be redacted by legal advisors of such Party as necessary to (i) remove references to the valuation of the Transactions, (ii) remove competitively sensitive information and (iii) comply with applicable Law. Buyer and the Company may, as they deem advisable, designate any competitively sensitive materials provided to the others under this Section 6.4 or any other section of this Agreement as “legal counsel only,” in which case such materials and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials. Notwithstanding the foregoing, no Party shall be obligated to share with the other Parties its initial filing under the HSR Act.

(b)            Buyer’s reasonable best efforts pursuant to Section 6.4(a) hereof shall include, to the extent necessary or advisable to bring about the Closing or as may be required by any Governmental Entity to consummate the Transactions, in each case, prior to the Termination Date (and Buyer shall cause its Affiliates to take such actions, as applicable) (i) proposing, negotiating, agreeing to, and effecting the sale or other disposition of any assets of the Group Companies; (ii) terminating or creating relationships, ventures, contractual rights or obligations of the Group Companies; (iii) effectuating any other change or restructuring in the Group Companies; or (vi) accepting conduct restrictions applicable to the Group Companies after the Closing (any such action, a “Remedy Action”), and, in connection therewith, entering into appropriate agreements with the relevant Governmental Entity; provided, that (x) the Company shall take any Remedy Action requested in writing by Buyer and shall not take any Remedy Action without Buyer’s written consent, and (y) any Remedy Action may be conditioned on the Closing. Notwithstanding the foregoing or anything to the contrary in this agreement, Buyer shall not be required to take (or cause to be taken) any Remedy Action that (i) relates to any assets of Buyer or its Affiliates (other than the Group Companies after the Closing); or (ii) individually or in the aggregate with all other Remedy Actions, would be reasonably likely to materially adversely impact the expected benefits from the transactions contemplated hereby. Buyer shall determine the strategy to be pursued in seeking to remove impediments to the closing under Competition Laws after considering the view of the Company in good faith; provided, that Buyer shall not, and shall cause its Affiliates not to, extend any waiting period or comparable period under the Competition Laws or enter into any agreement, arrangement or understanding with any Governmental Entity not to consummate the Transactions, except with the prior written consent of the Company (not to be unreasonably withheld, conditioned, or delayed); provided, further, that notwithstanding the foregoing, Buyer may “pull and refile” its filing under the HSR Act one time pursuant to 16 C.F.R. § 803.12.

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(c)            In the event any Action by any Governmental Entity or other Person is commenced which questions the validity or legality of the Transactions or seeks damages or any other remedy in connection therewith or would otherwise reasonably be expected to delay, restrain, prevent, enjoin or otherwise prohibit the consummation of the Transactions, Buyer and the Company shall use their reasonable best efforts to contest and defend through litigation on the merits against such Action, and if an order, decree, ruling or injunction is issued, whether related to or arising out of any such Action or otherwise, to have such order, decree, ruling or injunction vacated, lifted, reversed or overturned as promptly as practicable.

(d)            During the period from the date of this Agreement and continuing until the earlier of the Closing and the termination of this Agreement in accordance with its terms, except as required by this Agreement, Buyer shall not, and Buyer shall cause its Affiliates not to, enter into any transaction that would prevent, materially impair or materially delay Buyer’s ability to consummate the Transactions or perform its obligations hereunder. Without limiting the generality of the foregoing, Buyer shall not, and Buyer shall cause its Affiliates not to, acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any assets of or any Equity Securities in any other Person or any business or division thereof that would reasonably be expected to (i) materially increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Entity necessary to consummate the Transactions or the expiration or termination of any waiting period under the HSR Act, (ii) materially increase the risk of any Governmental Entity entering an order, decree, ruling or injunction prohibiting the consummation of the Transactions, or (iii) materially increase the risk of not being able to remove any such order, decree, ruling or injunction on appeal or otherwise.

(e)            Prior to the Closing, the Company shall use commercially reasonable efforts to make or obtain any required consents from or notices to any party to a Material Contract set forth on Schedule 3.5 and marked with an asterisk; provided, however, that the Company shall not be required to compensate any Person or offer or grant any accommodation (financial or otherwise) to any Person to obtain any such consent. Buyer and the Company shall reasonably cooperate with each other in order for the Company to obtain or make such consents or notices and the Company shall keep Buyer reasonably apprised as to the status of any such consent or notice. The Parties acknowledge and agree that (i) the failure to obtain any consents from or make any notices to any Governmental Entity (except as contemplated as a closing condition set forth in Section 7.1(a)) or in connection with any Contract or take or refrain from taking any action in connection therewith (including with respect to any matter or Contract set forth on Schedule 3.5), shall not, in and of itself, result in (or be deemed to result in) any failure of any condition to the Closing for the benefit of Buyer (or, if for the benefit of multiple Parties, to the extent for the benefit of Buyer) to be satisfied, (ii) such consents (including with respect to any matter or Contract set forth on Schedule 3.5) may not be obtained and that none of the Group Companies nor Seller shall have any liability or obligation whatsoever to Buyer (and Buyer will not be entitled to assert any claims) arising out of the failure to obtain any such consents or make any such notices or because of the default, acceleration, termination or loss of right under any such Contract or other agreement as a result thereof and (iii) nothing in this Section 6.4(e) shall limit or otherwise affect a Party’s obligations set forth in Section 6.4(a) through (and including) (d).

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Section 6.5             Indemnification; Directors’ and Officers’ Insurance.

(a)            Buyer agrees that all rights to indemnification, exculpation and advancement of expenses now existing in favor of any current or former directors or officers, of any Group Company, or any other natural person who is a beneficiary of any such obligation of any such Person (collectively, “Indemnified Persons”), as provided in the Governing Documents of any Group Company in effect as of the date of this Agreement with respect to any matters occurring on or prior to the Closing Date (including the fact that the Indemnified Person is or was an officer, director or fiduciary of any Group Company), shall survive the Closing Date and shall continue in full force and effect for a period of not less than six (6) years after the Closing Date. For a period of not less than six (6) years after the Closing Date, Buyer shall cause the Group Companies, to the maximum extent a Group Company is permitted to indemnify such applicable Person under, and in accordance with its Governing Documents in effect as of the date of this Agreement, to (i) perform and discharge the Group Companies’ obligations to provide such indemnity, exculpation and advancement of expenses after the Closing (irrespective of whether any matter is asserted or claimed prior to, on or following the Closing); provided, that such Indemnified Person to whom such amounts are advanced provides an undertaking to promptly repay such amounts if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification, to the extent required to provide such an undertaking by such applicable Group Company’s Governing Documents, (ii) not settle, compromise or consent to the entry of any judgment in any proceeding or threatened Action (and in which indemnification, exculpation or advancement of expenses could be sought by such Indemnified Person hereunder) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Action or such Indemnified Person otherwise consents in writing and (iii) use reasonable best efforts to cooperate in the defense of any such matter by any Indemnified Person. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive. For a period of not less than six (6) years after the Closing Date, the indemnification, liability limitation or exculpation and expense advancement provisions of the Group Companies’ Governing Documents shall not be amended, repealed or otherwise modified after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who, as of the Closing Date or at any time prior to the Closing Date, were Indemnified Persons, unless such modification is required by applicable Law or, with respect to any individual Indemnified Person, is made with the prior written consent of such affected Indemnified Person.

(b)            Prior to the Closing, Seller shall cause the Company to, and the Company shall, purchase and maintain in effect commencing on the Closing Date and for a period of six (6) years thereafter without any lapses in coverage, a “tail” insurance policy with reputable and financially sound carriers providing directors’ and officers’ employment practices liability and fiduciary insurance coverage (the “D&O Tail Policy”) for the benefit of each Person who, at any time prior to the Closing, is or was an Indemnified Person with respect to matters occurring on or prior to the Closing; provided, however, that the premium for such D&O Tail Policy shall not exceed two hundred and fifty percent (250%) of the annual premium of such insurance policy(ies) maintained by the Company as of the date hereof; provided, further, that if such premium would otherwise exceed such amount, Seller shall cause the Company to purchase a policy with the best coverage available at a premium not exceeding such amount subject to the proviso in the immediately preceding sentence; provided, further, that such costs and expenses to obtain the D&O Tail Policy shall be borne fifty percent (50%) by Seller by inclusion as a component of Transaction Expenses and fifty percent (50%) by Buyer. The D&O Tail Policy shall provide coverage that is at least equal to the coverage in effect on the date of this Agreement under the Group Companies’ directors’ and officers’ liability insurance policies; provided, that the Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring on or prior to the Closing Date. Buyer agrees that it shall cause the Company to take all necessary actions to maintain such policies in full force and effect and fulfill its obligations thereunder throughout such six (6)-year period following the Closing Date.

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(c)            Notwithstanding anything contained in this Agreement to the contrary, if any Indemnified Person notifies the Company on or prior to the sixth (6th) anniversary of the Closing Date that an Action (whether arising before, on or after the Closing) has been made or otherwise threatened to be made against such Indemnified Person, the provisions of this Section 6.5 shall continue in effect until the final disposition and resolution of such Action.

(d)            Buyer hereby acknowledges that the Indemnified Persons have or may, in the future, have certain rights to indemnification, advancement of expenses and/or insurance provided by Seller, a Seller Party or other entities and/or organizations (collectively, the “Other Indemnitors” and, individually, an “Other Indemnitor”). Buyer hereby agrees that, with respect to any obligation owed, at any time, to an Indemnified Person, the Group Companies or any Other Indemnitor, whether pursuant to any Governing Documents, indemnification agreement or other document or agreement or pursuant to this Section 6.5 (any of the foregoing is herein an “Indemnification Agreement”), the Group Companies (i) shall at all times, be the indemnitors of first resort (i.e., their obligations to an Indemnified Person shall be primary and any obligation of the Other Indemnitors to advance expenses or provide indemnification for the same expenses or liabilities incurred by such Indemnified Person shall be secondary), (ii) shall at all times, as applicable, be required to advance the full amount of expenses incurred by an Indemnified Person and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement (to the extent not legally prohibited and as required by the terms of this Agreement or any Indemnification Agreement), without regard to any rights that such Indemnified Person may have against the Other Indemnitors, and (iii) irrevocably waive, relinquish and release the Other Indemnitors from any and all claims (A) against the Other Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect thereof and (B) that the Indemnified Person must seek expense advancement or reimbursement, or indemnification from any Other Indemnitor before Buyer and the Group Companies must perform their expense advancement and reimbursement, and indemnification obligations, under this Agreement. Buyer, and following the Closing, each Group Company, hereby further agrees that no advancement, indemnification or other payment by the Other Indemnitors on behalf of an Indemnified Person with respect to any claim for which an Indemnified Person has sought indemnification from the Group Companies shall affect the foregoing, and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement, indemnification or other payment to all of the rights of recovery of such Indemnified Person against the Group Companies.

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(e)            The Indemnified Persons entitled to the indemnification, liability limitation, exculpation, advancement of expenses and insurance set forth in this Section 6.5 are intended to be third-party beneficiaries of this Section 6.5 and shall be entitled to individually enforce the provisions of this Section 6.5. The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise.

(f)            For a period of not less than six (6) years after the Closing, in the event that Buyer or the Company or any member of the Group Companies (other than the Company) or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer, the Company or such Group Company, as the case may be, shall make proper provision so that the successors and assigns of such Person(s), as applicable, shall assume all of the obligations thereof set forth in this Section 6.5.

Section 6.6             Exclusive Dealing. From and after the date of this Agreement until the earlier of Closing and the termination of this Agreement in accordance with its terms, Seller and the Company shall not, and shall cause their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents acting on their behalf not to, directly or indirectly, solicit, encourage, initiate or engage in discussions or negotiations with, provide any information to, approve, enter into or agree to enter any Contract or understanding with, any Person (other than Buyer and its Affiliates) concerning any purchase or sale of any of the Company Shares or any merger, business combination, recapitalization, sale of all or substantially all of the assets of any Group Company or similar transaction involving any of the Group Companies (each such transaction, an “Acquisition Transaction”) or take any action that would reasonably be expected to lead to the submission by any Person of a proposal for an Acquisition Transaction; provided, however, that Buyer acknowledges and agrees that prior to the date of this Agreement, Seller and the Company and their respective representatives have provided information relating to the Group Companies, and have afforded access to, and engaged in discussions with, other Persons in connection with a proposed Acquisition Transaction and that such information, access and discussions could reasonably enable another Person to form a basis for an Acquisition Transaction without any breach by the Company of this Section 6.6. Seller and the Company shall (i) cause its and their respective Affiliates, officers, directors, employees, representatives, consultants, financial advisors, attorneys, accountants or other agents acting on their behalf to immediately cease and terminate any discussions or negotiations with any Person conducted prior to the date of this Agreement with respect to an Acquisition Transaction and (ii) promptly (and in any event within three (3) Business Days of the date hereof) (x) terminate any physical electronic data site or other diligence access previously granted to such Person and (y) deliver written notice to each such Person referenced in clause (i) requesting the prompt return or destruction of all confidential information concerning the Group Companies provided to such Person to the extent Seller or the Company has the right to require such return or destruction pursuant to an existing confidentiality and non-disclosure agreement with such Person.

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Section 6.7           Documents and Information. After the Closing, each of Buyer and the Company shall, and each of them shall cause the other Group Companies to, until the seventh (7th) anniversary of the Closing Date, retain and provide Seller and its authorized representatives with reasonable access during normal business hours and with reasonable advance notice to all books, records and other documents (including Tax Returns, schedules, work papers and other material records or other documents relating to Taxes) pertaining to the business of the Group Companies in existence on the Closing Date and make the same available for inspection and copying (at Seller’s sole expense), as reasonably requested by Seller (i) to defend or pursue any Action (other than an Action against Buyer, the Group Companies or any of their Affiliates), (ii) to prepare or audit financial statements or to comply with other financial or Tax reporting obligations, (iii) to prepare, file or audit Tax Returns, (iv) to address Tax, accounting or financial matters or respond to any investigation or other inquiry by or under the control of any Governmental Entity, (v) to comply with applicable Law or (vi) in connection with any other bona fide business purpose. No such books, records or documents shall be destroyed before the seventh (7th) anniversary of the Closing Date by Buyer, the Company or any of their respective Subsidiaries, without first advising Seller in writing of such intended destruction and giving Seller (or its designee) a reasonable opportunity to obtain possession thereof. Notwithstanding anything to the contrary set forth in this Agreement, neither Buyer, any Group Company nor any of their respective Affiliates shall be required to disclose to Seller or any of its authorized representatives any information (A) if doing so would violate or contravene applicable Law to which any such Person or any of their respective Affiliates is a party or otherwise bound or is subject, or which it reasonably determines upon the advice of counsel could result in the loss of the ability to successfully assert the attorney-client, work product or any other legal privilege or (B) if any such Person or any of its Affiliates, on the one hand, and Seller and any of its Affiliates, on the other hand, are adverse parties in an Action; provided, that Buyer shall, and shall cause the Group Companies to, use commercially reasonable efforts to provide access to such information to Seller and its authorized representatives to the fullest extent practicable in a manner that does not result in any of the foregoing.

Section 6.8           Contact with Customers, Suppliers and Other Business Relations. During the period from the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms, Buyer agrees that it shall not (and shall not permit any of its Affiliates, or any of its or their respective employees, officers, directors, agents, advisors or other representatives, to), directly or indirectly, contact any employee, customer, supplier, distributor, service provider, advisor, lessee, lessor, lender, licensee, or other material business relation of any Group Company regarding the Transactions without the prior written consent of Seller (which consent may not be unreasonably withheld, conditioned or delayed). For the avoidance of doubt, the foregoing shall not be deemed to restrict communications in the ordinary course of business unrelated to the Transactions and without the use of, or reference to, any Confidential Information (as defined in the Confidentiality Agreement).

Section 6.9           Employee Benefits Matters.

(a)          For one (1) year following the Closing Date (or, if earlier, the date of termination of an applicable Continuing Employee), Buyer shall provide, or cause to be provided, the employees of each Group Company as of the Closing who continue to be employed by a Group Company immediately following the Closing (“Continuing Employees”) with (i) the same or higher salary or hourly wage rate and annual cash incentive opportunities as provided to such Continuing Employees immediately prior to the Closing Date and (ii) employee benefits (excluding equity or equity-based arrangements, long-term incentives, nonqualified deferred compensation, transaction, retention, change in control, defined benefit pension and post-employment or retiree health or welfare benefits (collectively, the “Excluded Benefits”)) that are substantially comparable in the aggregate to those provided to such Continuing Employee immediately prior to the Closing Date under the Employee Benefit Plans listed under Schedule 3.10(a), excluding the Excluded Benefits.

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(b)          Buyer further covenants and agrees that, from and after the Closing Date, Buyer shall, and shall cause each Group Company to, grant each Continuing Employee full credit for any service with such Group Company earned prior to the Closing Date (i) for eligibility to participate and vesting purposes and (ii) for purposes of vacation accrual and severance benefit determinations under any benefit or compensation plan, program, agreement or arrangement of Buyer or any Group Company in which Continuing Employees participate on or after the Closing Date (the “New Plans”) to the same extent and for the same purposes as such service was credited under the analogous Employee Benefit Plan in which such Continuing Employee participated immediately prior to the Closing Date; provided, however, that the foregoing shall not apply for any purposes under any Excluded Benefit or to the extent that it would result in a duplication of benefits, compensation or coverage for the same period of service. In addition, for the plan year in which the Closing Date occurs, Buyer shall use reasonable best efforts to (A) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans that are group health plans to the same extent waived or satisfied by each Continuing Employee under the analogous Employee Benefit Plan that is a group health plan in which the Continuing Employee participated immediately prior to the Closing and (B) cause any deductible, coinsurance and covered out-of-pocket expenses paid on or before the Closing Date in the plan year in which the Closing Date occurs by any Continuing Employee (or covered dependent thereof) under any Employee Benefit Plan that is a group health plan to be taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions under the analogous New Plan that is a group health plan in the year of initial participation.

(c)          Nothing contained herein, express or implied, is intended to confer upon any Continuing Employee or any current or former employee of any Group Company (or any beneficiary thereof) any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan or Employee Benefit Plan. No Person who is not a Party shall have any rights or remedies under this Agreement (including any third-party beneficiary rights) by reason of this Section 6.9. Buyer agrees that Buyer shall be solely responsible for satisfying the continuation coverage requirements of Section 4980B of the Code for all individuals who are “M&A qualified beneficiaries” as such term is defined in Treasury Regulation Section 54.4980B-9. Nothing contained herein, express or implied, shall (i) be construed to establish, amend, or modify any New Plan, Employee Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement or (ii) limit the ability of Buyer or any of its Affiliates from amending, modifying or terminating any New Plan, Employee Benefit Plan or any other benefit or compensation plan, program, policy, agreement or arrangement.

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(d)          At the written request of Buyer provided no later than five (5) days prior to the Closing Date, the applicable Group Company shall, at least one (1) day prior to the Closing Date, adopt written resolutions (or take other necessary and appropriate action) to terminate each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company 401(k) Plan”) and to fully vest all participants under the Company 401(k) Plan, such termination and vesting to be effective no later than the day preceding the Closing Date; provided, however, that such Company 401(k) Plan termination may be made contingent upon the Closing. The applicable Group Company shall provide Buyer with an advance copy of such proposed resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to adoption or execution.

(e)           No later than five (5) Business Days prior to the Closing Date, the Company shall use its reasonable best efforts to obtain, from each Person who is a “disqualified individual” (as defined in Section 280G of the Code) (each, a “Disqualified Individual”) to whom any payment or benefit may be paid or provided or is required or proposed to be made or provided in connection with the Transactions that would reasonably be expected to constitute “parachute payments” under Section 280G(b)(2) of the Code and the regulations promulgated thereunder (“Section 280G Payments”) a written agreement (a “Parachute Payment Waiver”) waiving such Disqualified Individual’s right to receive some or all of such payments or benefits such that all remaining payments and/or benefits applicable to such Disqualified Individual shall not be deemed to be “parachute payments” pursuant to Section 280G of the Code and the regulations promulgated thereunder (the “Waived Benefits”) subject to the approval of the equityholders of the Company, to the extent and in the manner required under Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder, of any Waived Benefits. No later than two (2) Business Days prior to the Closing, the Company shall submit the Waived Benefits of each Disqualified Individual for approval of the equityholders entitled to vote on such matter and such Disqualified Individual’s right to receive the Waived Benefits shall be conditioned upon receipt of the requisite approval by the equityholders entitled to vote on such matter in a manner that complies with Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder. Prior to obtaining the Parachute Payment Waivers and seeking the equityholder approvals described in this Section 6.9(c), the Company shall provide Buyer and its counsel with copies of the calculations and analysis under Section 280G of the Code, drafts of the Parachute Payment Waivers and the disclosure statement and other equityholder approval materials contemplated by this Section 6.9(c) and at least three (3) Business Days to review the same, and the Company shall consider in good faith and incorporate any reasonable changes requested by Buyer or its counsel. Prior to the Closing Date, the Company shall provide Buyer with proof of whether the requisite equityholder approvals have been obtained, and if the equityholder approval has not been obtained, the Parties acknowledge and agree that the Waived Benefits shall not be paid or provided.

Section 6.10          Termination of Certain Agreements. Prior to the Closing, the Company shall terminate, with no further liability to Buyer or the Group Companies (other than those that constitute Transaction Expenses that will be borne entirely by Seller), all Contracts that are set forth in Schedule 6.10 and provided to Buyer evidence of such termination in a customary form.

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Section 6.11          R&W Insurance Policy. As of the date of this Agreement, Buyer has obtained a conditionally bound R&W Insurance Policy, a true, complete and correct copy of which has been provided to Seller prior to the date of this Agreement. Buyer shall pay or cause to be paid all costs and expenses relating to obtaining the R&W Insurance Policy, including the total premium, underwriting fees, applicable brokerage commission and Taxes related to obtaining such policy; provided, that fifty percent (50%) of such costs and expenses shall be borne by Seller as a Transaction Expense. Buyer will not, nor shall Buyer permit any of its Affiliates (including, after the Closing, the Group Companies) to, whether prior to or following the Closing, without the prior written consent of Seller, amend or modify the subrogation-related provisions in the R&W Insurance Policy in a manner that would reasonably be expected to be adverse to Seller or any Seller Party.

Section 6.12           Specified Investments.

(a)            From the date hereof until the Closing Date, the Company shall not, and shall cause each Group Company not to, (i) voluntarily agree to sell, assign, transfer or otherwise dispose of, any Specified Investment or (ii) affirmatively solicit or pursue any third party to propose a Specified Investment Liquidity Transaction or Alternative Investment Liquidity Transaction; provided, however, nothing set forth in this Agreement (but subject to the limitations set forth in Section 6.1) shall prohibit any Group Company (or any director, officer, employee or other representative of any Group Company) from complying with any obligations under applicable Law, any fiduciary duty (or similar duty) or any contractual obligations (including, if applicable, to comply with any “drag-along” or other similar liquidity provision) in respect of a Specified Investment Liquidity Transaction.

(b)            During the Specified Investment Period, if a Group Company or a Specified Investment (or its governing body or other shareholders) receives a bona fide written offer that would, or would reasonably be expected to, result if consummated in either (x) a Specified Investment Liquidity Transaction or (y) the sale, assignment, transfer or other disposition of the Group Companies’ interest in a Specified Company (such sale, assignment, transfer or other disposition, whether directly or indirectly, an “Alternative Investment Liquidity Transaction”), then (A) subject to customary written confidentiality restrictions, Buyer shall, and shall cause the applicable Group Company to, promptly (and, in any event, within five (5) Business Days of receipt of such offer), notify Seller in writing thereof, (B) unless otherwise instructed by Seller in writing within five (5) Business Days following its receipt of such notice from Buyer, the applicable Group Company shall, and shall cause its board designee (to the extent the Group Company has such rights) to, (1) affirmatively vote in favor of, and not otherwise object to, such Specified Investment Liquidity Transaction and (2) if such Specified Investment Liquidity Transaction is approved, use reasonable best efforts to consummate, such Specified Investment Liquidity Transaction in accordance with the terms of the definitive documentation governing any such transaction (which reasonable best efforts shall include, for the avoidance of doubt, taking such actions reasonably requested by Seller in respect of the Specified Investment or required under the definitive agreements providing for such Specified Investment Liquidity Transaction approved by the applicable governing body in connection with the consummation of such Specified Investment Liquidity Transaction, including the execution of such agreements and such instruments and other actions reasonably necessary to provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other reasonable provisions and agreements relating to the Specified Investment in such Specified Investment Liquidity Transaction).

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(c)            During the Specified Investment Period, if definitive documentation with respect to a Specified Investment Liquidity Transaction or any Alternative Investment Liquidity Transaction, is executed and subsequently consummated in accordance with such executed definitive documentation and Buyer or any Group Company actually receives any funds or any other proceeds or consideration in respect of the Specified Investment resulting from such transaction, Buyer shall, or shall cause the applicable Group Company to, promptly (and in any event within five (5) Business Days) remit to Seller all of the funds or other proceeds or consideration received in connection with such transaction, without set-off, deduction or counterclaim (but net of any reasonable and documented out-of-pocket fees, costs or expenses reasonably incurred by the applicable Group Company in connection with entering into and consummating such Specified Investment Liquidity Transaction (including, for the avoidance of doubt, complying with any reasonable requests of the Seller pursuant to Section 6.12(b) hereof) or approved by Seller (which such approval not to be unreasonably withheld, conditions or delayed) in connection with entering into and consummating such Alternative Investment Liquidity Transaction), by wire transfer of immediately available funds to an account specified by Seller.

(d)            Seller shall be entitled to receive customary information and other documentation with respect to the Specified Companies to the extent in the possession of the Buyer or the Group Companies, including (i) information regarding any offer or opportunity with respect to a Specified Investment Liquidity Transaction or any Alternative Investment Liquidity Transaction and negotiations in connection therewith, (ii) other information reasonably requested by Seller to facilitate a Specified Investment Liquidity Transaction or any Alternative Investment Liquidity Transaction or to evaluate the fair market value of the Specified Investment in connection with such Specified Investment Liquidity Transaction or any Alternative Investment Liquidity Transaction, whether directly or indirectly, and (iii) annual, quarterly and monthly (if provided) consolidated balance sheets and statements of income and cash flows of each of the Specified Companies, which are delivered to Buyer or any of its Affiliates (including any Group Company) in respect of the Specified Companies. All such information provided to Seller hereunder this Section 6.12(d) shall be treated as “Confidential Information” pursuant to a customary written confidentiality undertaking mutually agreed to by Seller and the Buyer, acting in good-faith. Notwithstanding the foregoing, none of Buyer, any Group Company or any of their respective Affiliates shall be required to disclose to Seller or any of its authorized representatives (A) any information that is provided in respect of the Group Company’s board seat capacity (but not, for the avoidance of doubt, in any other capacity), or (B) (x) if doing so would violate or contravene any (i) customary written confidentiality obligations to which Buyer or any of the Group Companies are bound with respect to each of the Specified Companies, or (ii) applicable Law to which any such Person or any of their respective Affiliates is a party or otherwise bound or is subject, or (y) which it reasonably determines upon the advice of counsel could result in the loss of the ability to successfully assert the attorney-client, work product or any other legal privilege; provided, in each case, that Buyer shall, and shall cause the Group Companies to, use commercially reasonable efforts to provide access to such information to Seller and its authorized representatives to the fullest extent practicable in a manner that does not result in any of the foregoing (the confidentiality limitations set forth in the immediately preceding sentence and this sentence, the “Confidentiality Limitations”). In addition to the foregoing, Seller shall have the right to communicate with Craig Witsoe (or, in the event Craig Witsoe is no longer employed by the Group Companies, another senior executive of the Group Companies with knowledge of the Specified Investments mutually agreed upon by Buyer and Seller, each acting reasonably) in respect of the Specified Investments, subject to the limitations set forth in this Section 6.12(d) and in a manner so as to not unreasonably interfere with such individual’s primary job duties and obligations to Buyer and its Affiliates (including the Group Companies). The information rights set forth in this Section 6.12(d) shall terminate upon the earlier of (A) the end of the Specified Investment Period or (B) with respect to information rights of each Specified Company, consummation of a Specified Investment Liquidity Transaction solely of such Specified Company (i.e., the information rights set forth in this Section 6.12(d) for the other Specified Company that did not consummate a Specified Investment Liquidity Transaction shall continue as set forth herein).

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(e)            Prior to the expiration of the Specified Investment Period, in the event that any Group Companies or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Buyer shall use commercially reasonable efforts to cause any such Group Company to make proper provision so that the successors and assigns of such Person(s), as applicable, shall assume all of the obligations thereof set forth in this Section 6.12.

Section 6.13           Certain Specified Matters. With respect to certain specified matters and customer receivables, the Parties have made the agreements and covenants set forth in Schedule 6.13 and Schedule 6.14, each of which is hereby incorporated into this Agreement.

Section 6.14           Reserved.

Section 6.15           Increased Costs.

(a)            From and after the Closing, Seller shall indemnify and hold Buyer and the Group Companies (each, a “Buyer Indemnitee”) harmless from any Increased Costs incurred (whether or not due for payment) by the Group Companies. The sole source of recovery in connection with the indemnity contemplated by this Section 6.15 shall be the funds then on account in the Transition Matter Escrow Account, it being understood and agreed that Seller’s obligation to indemnify the Buyer Indemnitees against such Increased Costs pursuant to this Section 6.15 shall not exceed an amount equal to the Transition Matter Escrow Amount and if and when any funds cease to then remain in the Transition Matter Escrow Account, Seller’s indemnification obligations hereunder shall automatically and immediately terminate and cease to be of any further force or effect. No later than January 31, 2026 or, if Closing occurs after September 30, 2025 and the Group Companies have not completed the transition of matters described on Schedule 6.1(p) prior to the date of Closing, no later than the earlier of (x) four (4) months following the date of the Closing and (y) the date the matters contemplated by Schedule 6.1(p) are completed (which Buyer will promptly, and in any event, within five (5) Business Days notify Seller of) (the “Notice Date”), Buyer will notify Seller, by delivering to Seller a written notice describing the facts, circumstances or events giving rise to any Increased Costs, together with reasonable supporting detail (such notice, a “Notice of Claim”). A failure by a Buyer Indemnitee to timely deliver a Notice of Claim as provided in this Section 6.15 will not affect the rights or obligations of any Party hereunder, except and only to the extent that the Seller is materially and actually prejudiced by reason of such failure.

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(b)            Within five (5) Business Days after delivery of a Notice of Claim which is not otherwise disputed by Seller (which may only be disputed by Seller in good-faith and on the basis such Increased Cost is not bona fide or otherwise actually incurred by Buyer), Buyer and Seller shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to deliver to Buyer an amount equal to the Increased Costs set forth in such undisputed Notice of Claim. On the date that is five (5) Business Days following the Notice Date, in the event any funds are then remaining in the Transition Matter Escrow Account (and not otherwise subject to a Notice of Claim), Buyer and Seller shall promptly deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release any such funds then remaining in the Transition Matter Escrow Account to Seller.

Article 7
CONDITIONS TO CONSUMMATION OF THE SALE TRANSACTIONS

Section 7.1             Conditions to the Obligations of the Parties. The respective obligation of each Party to consummate the Transactions is subject to the satisfaction, or, if permitted by applicable Law, waiver by Seller and Buyer, on or prior to the Closing, of the following conditions:

(a)            any applicable waiting period under the HSR Act shall have expired or been terminated and any required decision under any Competition Law set forth on Schedule 7.1(a) shall have been obtained or deemed obtained as a result of the expiration of the applicable waiting period (and no commitment to or agreement with a Governmental Entity not to consummate the Closing shall be in effect); and

(b)            no Law shall be in effect which would prevent, enjoin, prohibit or declare unlawful the performance of this Agreement or the consummation of the Transactions.

Section 7.2           Other Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the Transactions is subject to the satisfaction or, if permitted by applicable Law, waiver by Buyer, on or prior to the Closing of the following further conditions:

(a)            each of the representations and warranties:

(i)            of the Company set forth in Section 3.2 (Capitalization of the Group Companies) (other than Section 3.2(d)) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation and warranty expressly speaks of an earlier date, in which case such representation and warranty need only be true and correct in all respects other than de minimis inaccuracies as of such earlier date);

(ii)            (A) of the Company set forth in Section 3.7 (clause (i) only) (Absence of Changes) and (B) of the Seller set forth in Section 4.4 (Ownership of Shares) shall, in each case of the foregoing clauses (A) and (B), be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representation and warranties expressly speak of an earlier date, in which case such representation and warranties need only be true and correct in all respects as of such earlier date);

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(iii)            (A) of the Company set forth in Section 3.1(a) (Organization and Qualification) (other than such portion of the second and third sentence thereof as it relates to good standing), Section 3.3 (Authority) and Section 3.16 (Brokers); and (B) of Seller set forth in Section 4.1 (Organization), Section 4.2 (Authority) and Section 4.6 (Brokers) shall, in each case of the foregoing clauses (A) and (B), be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak of an earlier date, in which case such representations and warranties need only be true and correct in all material respects on and as of such earlier date);

(iv)            of the Company set forth in Article 3 or of Seller set forth in Article 4, in each case, other than those referenced in the preceding clause (i), clause (ii) and clause (iii) of this Section 7.2(a), shall be true and correct (without regard to any “materiality,” “Material Adverse Effect” or similar materiality qualifiers set forth therein) as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak of an earlier date, in which case such representations and warranties need only be true and correct on and as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)            each of the Company and Seller shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement on or prior to the Closing;

(c)            prior to or at the Closing, the Company and Seller shall have delivered (or caused to be delivered) the following documents to Buyer:

(i)            (A) a certificate executed by an authorized officer of the Company, acting solely in such capacity, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) (in each case, solely with respect to the representations or warranties made by, or covenants and agreements to be performed or complied with by, the Company) and Section 7.2(d) have been satisfied and (B) a certificate executed by an authorized officer of the general partner of Seller, acting solely in such capacity, dated as of the Closing Date, to the effect that the conditions specified in Section 7.2(a), Section 7.2(b) and Section 7.2(d), but solely with respect to the representations or warranties made by, or covenants and agreements to be performed or complied with by, Seller, have been satisfied;

(ii)            written resignations of any director or officer of a Group Company, in each case, from such Person’s capacity as such (and not, for the avoidance of doubt any other capacity, including any such Person’s capacity as an employee) identified by Buyer by written notice to the Company at least five (5) Business Days prior to the Closing Date;

(iii)            all stock certificates representing the Company Shares, duly endorsed in blank or accompanied by duly executed stock powers;

(iv)           an IRS Form W-9 of Seller;

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(v)            a copy of the Escrow Agreement duly executed by Seller; and

(vi)            at least three (3) Business Days prior to the Closing Date, Payoff Letters, in each case executed by or on behalf of each Person to which, at Closing, there is any unpaid Closing Date Indebtedness identified on Schedule 7.2(c)(vi) (the “Payoff Indebtedness”); and

(d)            since the date of this Agreement, a Material Adverse Effect shall not have occurred and be continuing.

Section 7.3             Other Conditions to the Obligations of the Company and Seller. The obligation of the Company and Seller to consummate the Transactions is subject to the satisfaction or, if permitted by applicable Law, waiver by Seller, on or prior to the Closing of the following further conditions:

(a)            the representations and warranties of Buyer set forth in Article 5 shall be true and correct in all respects as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties expressly speak of an earlier date, in which case such representations and warranties need only be true and correct on and as of such earlier date), except as would not prohibit, materially delay or materially impair Buyer’s ability to perform its obligations under this Agreement and consummate the Transactions;

(b)            Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by it under this Agreement on or prior to the Closing;

(c)            prior to or at the Closing, Buyer shall have delivered to Seller and the Company a certificate executed by an authorized officer of Buyer, dated as of the Closing Date, to the effect that the conditions specified in Section 7.3(a) and Section 7.3(b) have been satisfied; and

(d)            a copy of the Escrow Agreement duly executed by Buyer and the Escrow Agent.

Article 8
TERMINATION

Section 8.1             Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing:

(a)            by mutual written consent of Seller and Buyer;

(b)            by Buyer, if the Company or Seller shall have breached any of their respective representations, warranties, covenants or agreements set forth in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be satisfied, as applicable, and (ii) cannot be cured by the Termination Date or, if capable of being cured, shall not have been cured by the earlier of (A) the date that is thirty (30) calendar days following the date the Buyer delivers to the Seller a written notice stating Buyer’s intention to terminate this Agreement pursuant to this Section 8.1(b) and the basis for such termination in reasonable detail, and (B) two (2) Business Days prior to the Termination Date; provided, that Buyer shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) if it is then in breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied;

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(c)            by Seller, if Buyer shall have breached any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach (i) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) to be satisfied, as applicable, and (ii) cannot be cured by Buyer by the Termination Date or, if capable of being cured, shall not have been cured by the earlier of (A) the date that is thirty (30) calendar days following the date the Seller delivers to Buyer a written notice stating Seller’s intention to terminate this Agreement pursuant to this Section 8.1(c) and the basis for such termination in reasonable detail, and (B) two (2) Business Days prior to the Termination Date; provided, that Seller shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if Seller or the Company is then in breach of any of its representations, warranties, covenants or other agreements hereunder such that it would give rise to the failure of a condition set forth in Section 7.2(a) and Section 7.2(b) to be satisfied;

(d)            by Buyer or Seller, if the Transactions shall not have been consummated on or prior to August 3, 2026 (the “Termination Date”); provided, that if by three (3) Business Days before the initial Termination Date, any of the conditions set forth in Section 7.1(a) or Section 7.1(b) shall not have been satisfied (and all the conditions in Section 7.2 and Section 7.3 have been satisfied or waived, other than conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time), the Termination Date may be extended to February 3, 2027, unilaterally by either Buyer or Seller, each in its own discretion (in which case any references to the Termination Date herein shall mean the Termination Date as extended); provided, further, that the right to extend or terminate this Agreement under this Section 8.1(d) shall not be available to a Party if the failure of such Party to perform or comply with any of its covenants or agreements under this Agreement primarily caused or resulted in the failure of the Transactions to be consummated on or before the initial Termination Date; or

(e)            by either Buyer or Seller, (i) if any court of competent jurisdiction shall have issued a Government Order preventing, enjoining, prohibiting or declaring unlawful the performance of this Agreement or the consummation of the Transactions, which remains in effect and shall have become final and nonappealable or (ii) if there shall be in effect a Law enacted after the date hereof that makes the Transactions unlawful; provided, that the right to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to a Party if the issuance of such final and non-appealable Government Order or promulgation of such Law was primarily due to the failure of such Party to perform or comply with any of its covenants or agreements under this Agreement, including under Section 6.4.

Section 8.2             Procedure for Termination. The Party entitled to terminate this Agreement pursuant to Section 8.1 shall exercise such termination right by delivering written notice of the exercise of such right (x) if Seller is the terminating Party, to Buyer or (y) if Buyer is the terminating party, to Seller, and, in each case, otherwise in accordance with this Agreement (including the applicable provision(s) of Section 8.1 and Section 10.2) and such notice shall specify the subsection of Section 8.1 pursuant to which the termination is being made and the facts constituting the basis for such termination.

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Section 8.3             Effect of Termination.

(a)            In the event of the valid termination of this Agreement pursuant to Section 8.1, this entire Agreement shall forthwith become void and of no further force and effect (and there shall be no liability or obligation on the part of Buyer, any Buyer Related Party, Seller, any Seller Party, the Company, or any of their respective directors, officers, equityholders and other representatives) with the exception of (i) the provisions of this Section 8.3, Section 8.4, Article 9 and Article 10, each of which provisions shall survive such termination and remain valid and binding obligations of the Parties, (ii) any obligations under the Confidentiality Agreement which shall survive until expiration in accordance with the terms thereof and (iii) except as provided in this Section 8.4(c), any liability of a Party for any Willful Breach of this Agreement by such Party prior to such termination of this Agreement, including liability for any and all damages, costs, expenses, liabilities or losses of any kind, in each case, incurred or suffered by the other Parties arising out of or resulting from such Willful Breach. Notwithstanding anything to the contrary contained herein, it is acknowledged and agreed, without limitation, that any failure by any Party to consummate the Transactions on terms specified in this Agreement after the conditions to such Party’s obligations to consummate the Transactions set forth in Article 7 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time), shall constitute a Willful Breach of this Agreement.

Section 8.4             Termination Fee.

(a)            In the event that this Agreement is validly terminated by Seller or Buyer (i) pursuant to Section 8.1(d) and at the time of such termination, one or more of the conditions to Closing set forth in Section 7.1(a) or Section 7.1(b) (to the extent related to any applicable Competition Law (other than any Foreign Investment Law)) have not been satisfied or waived, but all other conditions to Closing set forth in Article 7 have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, which conditions would be capable of being satisfied at such time) and, solely in the case of such a termination by Buyer, so long as the failure of the Transactions to be consummated on or before the Termination Date was not primarily caused by a material breach by Seller of any of its covenants or agreements under this Agreement, (ii) pursuant to Section 8.1(e) (to the extent related to any applicable Competition Law (other than any Foreign Investment Law)) and, solely in the case of such a termination by Buyer, so long as the issuance of the Government Order was not primarily caused by a material breach by Seller of any of its covenants or agreements under this Agreement, or (iii) pursuant to Section 8.1(c) (solely with respect to any material breach of Section 6.4 on the part of Buyer), then, promptly, but in any event within three (3) Business Days after the date of such termination, Buyer shall pay or cause to be paid to Seller an amount in cash equal to seventy-five million dollars ($75,000,000) (the “Termination Fee”) by wire transfer of immediately available funds, in accordance with wire instructions provided to Buyer by Seller.

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(b)           The Parties acknowledge and agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Parties would not otherwise enter into this Agreement; accordingly, if Buyer fails to pay the Termination Fee pursuant to Section 8.4(a) on or prior to the date such amounts are due hereunder, and, in order to obtain such payment, the Seller commences an Action that results in a final, non-appealable judgment against Buyer for the payment of the Termination Fee pursuant to Section 8.4(a), Buyer shall pay, or cause to be paid, to the Seller interest on such amount at an annual rate equal to the prime rate as published in the Wall Street Journal, Eastern Edition, in effect on the date such amounts were originally due hereunder which shall accrue from such date through the date such payment is actually delivered to the Seller or its designee, and the costs and expenses (including reasonable attorneys’ fees and expenses incurred by the Seller in connection with such action or proceeding) (collectively, “Interest”).

(c)           Other than in connection with the enforcement of the Confidentiality Agreement, following any termination of this Agreement in accordance with its terms, in the event that Buyer is required to pay the Termination Fee pursuant to Section 8.4(a) and Buyer timely pays the full Termination Fee, together with any Interest, if applicable, to Seller in accordance with this Section 8.4, payment of such fee shall be the sole and exclusive remedy of Seller and the Seller Parties against Buyer and any Buyer Related Party for any losses, damages or liabilities suffered or incurred as a result of or under this Agreement or the Transactions, including the failure of the Closing to occur.

(d)           The Parties acknowledge and agree that (i) in no event shall Buyer be required to pay, or cause to be paid, the Termination Fee on more than one occasion and (ii) any payment of the Termination Fee (together with Interest, if applicable), as applicable, described in this Section 8.4 is not a penalty but is liquidated damages in a reasonable amount that will compensate Seller in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. The Parties acknowledge and agree that the agreements contained in this Section 8.4 are an integral part of the transactions contemplated under this Agreement and that, without these agreements, the Parties would not enter into this Agreement or otherwise agree to consummate the transactions contemplated by this Agreement.

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Article 9
Additional Agreements

Section 9.1             Acknowledgment and Representations.

(a)            Buyer is an informed and sophisticated purchaser experienced in the evaluation of transactions like the Transactions and in making its determination to proceed with the Transactions it has conducted to its satisfaction an independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the Group Companies, and Buyer has relied solely on the results of its own independent investigation and the representations and warranties of the Company expressly set forth in Article 3 (as qualified by the Disclosure Schedules) and the certificate delivered by the Company at the Closing pursuant to Section 7.2(c)(i), and Seller expressly set forth in Article 4 (as qualified by the Disclosure Schedules) and the certificate delivered by Seller at the Closing pursuant to Section 7.2(c)(i) of this Agreement. Such representations and warranties by the Company expressly set forth in Article 3 (as qualified by the Disclosure Schedules) and the certificate delivered by the Company at the Closing pursuant to Section 7.2(c)(i), and Seller expressly set forth in Article 4 (as qualified by the Disclosure Schedules) and the certificate delivered by Seller at the Closing pursuant to Section 7.2(c)(i) of this Agreement, constitute the sole and exclusive representations and warranties by such Party of or regarding the Group Companies and Seller, as applicable, whether to Buyer or any Buyer Related Party, in connection with this Agreement and the Transactions, and Buyer (i) understands, acknowledges, covenants and agrees that it has not, and no other Buyer Related Party has, relied, nor will Buyer nor any other Buyer Related Party rely, upon the accuracy or completeness of any other representation, warranty, statement or information of any kind or nature expressed or implied (including relating to the future or historical financial condition, results of operations, assets or liabilities of the Group Companies, or the quality, quantity or condition of the Group Companies’ assets or in respect of the accuracy or completeness of any information regarding the Group Companies furnished or made available to Buyer or any Buyer Related Party) and (ii) to induce Seller and the Company to enter into this Agreement, fully and irrevocably waives, on behalf of itself and the other Buyer Related Parties (including, effective as of the Closing, the Group Companies) any right Buyer or any such Buyer Related Party may have against any Seller Party, the Company or any other Person, with respect to any inaccuracy in any representation, warranty, statement or information referenced in the foregoing clause (i) or with respect to any omission, on the part of Seller, any Seller Party, any Group Company or any of their Affiliates or representatives, of any potentially material information other than the representations and warranties of the Company expressly set forth in Article 3 (as qualified by the Disclosure Schedules) and the certificate delivered by the Company at the Closing pursuant to Section 7.2(c)(i), and Seller expressly set forth in Article 4 (as qualified by the Disclosure Schedules) and the certificate delivered by Seller at the Closing pursuant to Section 7.2(c)(i) of this Agreement. In connection with Buyer’s investigation of the Group Companies, Buyer and the Buyer Related Parties have received certain projections, including projected statements of operating revenues and income from operations of the Group Companies and certain business plan information. Buyer hereby covenants, acknowledges and agrees, on behalf of itself and each other Buyer Related Party (including, after the Closing, the Group Companies), that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to either of them or their advisors, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Accordingly, Buyer hereby covenants, acknowledges and agrees, on behalf of itself and each other Buyer Related Party (including, after the Closing, the Group Companies), that none of Seller, the other Seller Parties, the Company, nor any of their respective direct or indirect Affiliates or representatives (or any of their respective directors, officers, employees, members, managers, partners or agents) is making any representation or warranty with respect to such estimates, projections and other forecasts and plans, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Buyer further covenants, acknowledges and agrees, on behalf of itself and each other Buyer Related Party (including, after the Closing, the Group Companies), that, except as expressly set forth in Article 3 and Article 4, the certificates delivered by the Company and Seller at the Closing pursuant to Section 7.2(c)(i) and expressly set forth in Section 9.3(c), none of Seller, the other Seller Parties, the Company, nor any of their respective direct or indirect Affiliates or representatives (or any of their respective directors, officers, employees, members, managers, partners or agents), will have or be subject to any liability to Buyer, any Buyer Related Party (including, after the Closing, the Group Companies) or any other Person, resulting from the distribution to Buyer or any Buyer Related Party of, or Buyer’s or any Buyer Related Party’s use of, any such information, or any information, document or material made available to Buyer or any Buyer Related Party whether in the company overview used in connection with meetings involving Buyer and the Buyer Related Parties or otherwise, and the Company and its representatives, in the Data Room, in management interviews with the Group Companies and their respective Representatives, or in any other form in expectation or anticipation of the Transactions.

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(b)            The representations and warranties by Buyer expressly set forth in Article 5 and the certificate delivered by Buyer at the Closing pursuant to Section 7.3(c) of this Agreement constitute the sole and exclusive representations and warranties of or regarding Buyer, whether to Seller or any Group Company, in connection with this Agreement and the Transactions, and each of Seller and the Group Companies (i) understands, acknowledges, covenants and agrees that it has not relied, nor will such Party rely, upon the accuracy or completeness of any other representation, warranty, statement or information of any kind or nature expressed or implied (including in respect of the accuracy or completeness of any information regarding Buyer furnished or made available to Seller or the Group Companies) and (ii) to induce Buyer to enter into this Agreement, fully and irrevocably waives, on behalf of itself and the Group Companies, as applicable, any right Seller or any Group Company may have against Buyer, any Buyer Related Party, or any other Person, with respect to any inaccuracy in any representation, warranty, statement or information referenced in the foregoing clause (i) or with respect to any omission, on the part of Buyer, any Buyer Related Party or any of their Affiliates or representatives, of any potentially material information other than the representations and warranties of the Buyer expressly set forth in Article 5 and the certificate delivered by Buyer at the Closing pursuant to Section 7.3(c) of this Agreement.

Section 9.2             Non-Survival. The Parties knowingly and expressly agree that the representations, warranties, covenants and agreements of the Company and Seller set forth in this Agreement or in any Ancillary Document shall terminate at the Closing and cease to be of any further force or effect (including, for the avoidance of doubt, with respect to any breach or violation of any such representations, warranties, covenants and agreements on or prior to the termination thereof), other than (x) those dispute resolution and purchase price adjustment procedures set forth in Section 2.3(d) and Section 2.3(e), (y) the representations and warranties set forth in Section 3.22, Section 4.7, Section 5.9 and this Article 9, and (z) the covenants and agreements that contemplate performance in full or in part following the Closing in accordance with their express terms and any related defined terms (collectively, the “Post-Closing Provisions”), which shall, in each case, expressly survive the Closing until fully performed in accordance with its terms, but (other than the representations and warranties referenced in the immediately preceding clause (y)) solely to the extent requiring performance after the Closing (it being understood, for the purpose of clarity, that if and to the extent any such Post-Closing Provision requires performance on or prior to the Closing (excluding any acknowledgment or waiver effective as of the Closing, pursuant to the terms and conditions of this Agreement, which shall be effective as of the Closing and not terminate) such pre-Closing obligation shall terminate effective as of the Closing and otherwise in accordance with the first sentence of this Section 9.2). Subject to Section 9.3(c)(i), except with respect to the Post-Closing Provisions, no other remedy shall be asserted or sought by Buyer or any Buyer Related Party (including, following the Closing, the Group Companies) against any Seller Party, on the one hand, or by Seller or any Seller Party against any Buyer Related Party, on the other hand, under or by virtue of any Contract, misrepresentation, tort, strict liability, or statutory or regulatory Law (including SEC Rule 10b-5 and other securities laws and the Comprehensive Environmental Response, Compensation and Liability Act of 1980 and other Environmental Laws) or theory or otherwise, or the Transactions, this Agreement or any Ancillary Document, or the business, the ownership, operation, management, use or control of the business of the Group Companies, any of their assets, or any actions or omissions (x) on, or prior to, the Closing (as it relates to the release by Buyer and the Buyer Related Parties against any Seller Party) or (y) on or after the Closing (as it relates to the release by Seller and the Seller Parties against any Buyer Related Party), it being understood and agreed that all such remedies are hereby knowingly, willingly and irrevocably expressly waived and relinquished to the fullest extent permitted under applicable Law. Each Party acknowledges and agrees that the agreements contained in this Section 9.2 are an integral part of the Transactions and that, without the agreements set forth in this Section 9.2, the other Parties would not enter into this Agreement or the Ancillary Documents or agree to consummate the Transactions.

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Section 9.3             Release.

(a)            Effective upon the Closing, to the fullest extent permitted by applicable Law, each of Buyer (on behalf of itself and the Buyer Related Parties claiming by, through or for the benefit of Buyer) and the Company (on behalf of itself and each other Group Company) (collectively, the “Buyer Releasers”), hereby, knowingly and willingly, fully and irrevocably expressly waives, acquits, remises, discharges and forever releases each Seller Party from any and all liabilities and obligations to such Buyer Releasers of any kind or nature whatsoever, relating to or arising from their respective capacity as an equityholder and/or controlling Person or director, officer or manager of the Company, in each case whether now or hereafter existing, absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured or determined or determinable, and whether arising under any applicable Law, duty or Contract (other than as expressly set forth in this Agreement, including Section 9.3(c), or the Ancillary Documents) or otherwise at Law or in equity, and each of the Buyer Releasers hereby agrees that it will not, and it will cause the other Buyer Releasers not to, assert, directly or indirectly, or seek to recover any amounts in connection therewith or thereunder from any Seller Party (except as expressly provided for in, and subject to the terms and conditions of, this Agreement or the Ancillary Documents).

(b)            Effective upon the Closing, to the fullest extent permitted by applicable Law, Seller on behalf of itself and each of the Seller Parties (collectively, the “Seller Releasers”), hereby, knowingly and willingly, fully and irrevocably, expressly waives, acquits, remises, discharges and forever releases Buyer and the Group Companies from any and all liabilities and obligations to such Seller Releasers of any kind or nature whatsoever, in each case, in respect of any cause, matter or thing relating to the Company Group or any actions taken or failed to be taken by any of Buyer and the Buyer Related Party in any capacity related to or affecting the Group Companies occurring or arising on or prior to the Closing Date, including any rights and claims, relating to the Company Shares, the businesses of Group Companies or the operation thereof, or relating to the subject matter of this Agreement, the negotiation, execution or performance of this Agreement, any Exhibit, Disclosure Schedule or Ancillary Document or the certificate or other instruments delivered pursuant hereto or thereto or as a result of the Transactions, in each case whether now or hereafter existing, absolute or contingent, liquidated or unliquidated, known or unknown, suspected or unsuspected, matured or unmatured or determined or determinable, and whether arising under any applicable Law, duty or Contract (other than as expressly set forth in this Agreement, including Section 9.3(c) or the Ancillary Documents) or otherwise at Law or in equity, and each of the Seller Releasers hereby agrees that it will not, and it will cause the other Seller Releasers not to, assert, directly or indirectly, or seek to recover any amounts in connection therewith or thereunder from Buyer or any Buyer Related Party (except as expressly provided for in, and subject to the terms and conditions of, this Agreement, including Section 9.3(c) or the Ancillary Documents); provided, that nothing contained in this Section 9.3(b) shall be construed as a waiver by Seller or any Seller Releaser of (x) any of their respective rights under any employment agreement or engagement as an employee or similar capacity for Persons employed or otherwise engaged by the Group Companies prior to the Closing or otherwise continuing to be employed or otherwise engaged by the Group Companies following the Closing (including any rights any Person may have under any Employee Benefit Plan) or (y) to the extent that any of the Governing Documents of the Group Companies confer rights to indemnification, exculpation and/or advancement of expenses, arising under or in connection with such rights (to the extent otherwise in compliance with Section 6.5).

(c)            Notwithstanding anything to the contrary in this Agreement, the Parties each hereby acknowledge and agree that nothing shall limit or prevent any Party from bringing an Action against another Party in respect of Fraud.

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Article 10
MISCELLANEOUS

Section 10.1           Entire Agreement; Assignment. The recitals to this Agreement are hereby incorporated into this Agreement by reference as if fully set forth herein. This Agreement, together with all Exhibits and Schedules hereto, as the same may from time to time be amended, modified, supplemented, or restated in accordance with the terms hereof, and together with the Ancillary Documents and the Confidentiality Agreement, (a) constitutes the sole and entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all other prior and contemporaneous agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise), without the prior written consent of Buyer (in case of assignment by Seller) and Seller (in the case of assignment by Buyer). Any attempted assignment of this Agreement not in accordance with the terms of this Section 10.1 shall be void ab initio.

Section 10.2           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon delivery) by delivery in person, by email (without “bounce back” or similar error message), or by registered or certified mail (postage prepaid, return receipt requested) to the other Parties as follows:

To Buyer or, following the Closing, to the Company:

Zebra Technologies Corporation
3 Overlook Point
Lincolnshire, IL 60069
Attention:  Cristen Kogl, Senior Vice President, General Counsel and Corporate Secretary
Email: [***]

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with a copy (which shall not constitute notice to Buyer) to:

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention: Laura A. Sullivan, P.C.; Alix Simnock
Email: [***]; [***]

To Seller or, on or prior to the Closing, to the Company:

Elo Investors, L.P.
c/o Crestview Partners
590 Madison Avenue, 42nd Floor
New York, NY 10022
Attention: Thomas S. Murphy, Jr.
Email: [***]

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166
Attention: Alexander Fine; Matthew Schwartz
Email: [***]; [***]

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above. All notices not delivered by email shall, contemporaneously with the delivery of such notice by other means in compliance with this Section 10.2, be delivered by the delivering Party to the other Party or Parties receiving any such notice by email (it being understood and agreed that a failure by a Party to deliver such notice by email shall not invalidate the validity of the delivery by such other means in compliance with this Section 10.2).

Section 10.3           Governing Law. This Agreement and the consummation of the Transactions shall be governed by, and interpreted and construed in accordance with, the internal Laws of the State of Delaware. Any and all Actions based upon, arising out of or relating to this Agreement or the Transactions, whether sounding in contract, tort, statute, law or equity or otherwise (“Agreement Proceedings”) shall be governed by the internal Laws of the State of Delaware, including its statutes of limitations, without regard to any choice or conflict of law principle, provision or rule that would require the application of any other Law (whether of the State of Delaware or any other jurisdiction).

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Section 10.4           Fees and Expenses. Except as otherwise set forth in this Agreement (including, for avoidance of doubt, the fees and expenses to be borne by Buyer or Seller in accordance with Section 2.3(d), Section 6.2, Section 6.4, Section 6.5, Section 6.11 and Section 10.17), whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement, the Ancillary Documents and the Transactions, including the fees and disbursements of counsel, advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 10.5           Press Releases and Announcements. Each Party will, and will cause its Affiliates and its and their respective representatives acting on its or their behalf (including in the case of Buyer, following the Closing, each Group Company) to (x) maintain the confidentiality of the existence and terms of this Agreement (including the Transactions) and (y) not issue or cause the publication of any press release or other public disclosure with respect to the Transactions without the prior written consent of Buyer and Seller, which consent may not be unreasonably withheld, conditioned or delayed; provided, however, that a Party may, without the consent of any other Party, issue or cause publication of any such press release or public disclosure (including the full text of this Agreement) to the extent that such Party reasonably determines, after consultation with legal counsel, such action to be required by applicable Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange; provided, further, that such Party shall, to the extent permitted by Law, provide the other Parties, reasonably in advance of such issuance or publication, drafts of any press release or public disclosure (together with, if requested by any such Party, reasonable supporting detail regarding such required disclosure), and consider in good-faith and incorporate the reasonable comments of the other Parties. Notwithstanding anything herein to the contrary, nothing in this Section 10.5 will restrict (i) the ability of Seller or any Affiliate of Seller that is a private equity fund, other investment fund, pension fund or investment manager from making customary and ordinary course disclosures (A) on their website solely to announce that the Transactions have occurred (but such announcement shall not include any information regarding the Transactions that was not included in the press release consented to by Buyer and Seller pursuant to this Section 10.5 without the consent of the Parties referenced above), (B) on a confidential basis to any of their respective Affiliates, auditors, attorneys, financing sources, limited partners, prospective investors or other agents or representatives, or (C) on a confidential basis in connection with ordinary course fundraising or other investment related activities so long as the recipients of such information are bound by customary obligations of confidentiality with respect to such information, or (ii) any Group Company from disclosing the status of this Agreement and the Transactions, and other information reasonably pertinent thereto, pursuant to any internal communication to its officers or employees (so long as such communication includes only information that has previously been publicly disclosed by the Parties in accordance with this Section 10.5 and does not disclose the financial terms of this Agreement).

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Section 10.6           Construction; Interpretation. The term “this Agreement” means this Agreement together with all Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement and the Disclosure Schedules are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing or enforcing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party, and no presumption or burden of proof will arise favoring or disfavoring any Person by virtue of its authorship of any provision of this Agreement. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement unless, in each case, the context otherwise requires; (ii) the masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) all references to Articles, Sections, Exhibits or Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement; (vi) the word “or” is disjunctive and not exclusive; (vii) the words “writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form; (viii) references to any Person include the successors and permitted assigns of that Person and the predecessors in interest of that Person; (ix) references from or through any date mean, unless otherwise specified, from and including or through and including, respectively; (x) the words “dollar,” “USD” or “$” shall mean U.S. dollars; (xi) the word “day” means calendar day unless Business Day is expressly specified; (xii) the phrase “to the extent” means the degree to which a subject or other thing extends, and shall not mean “if”; and (xiii) the phrase “ordinary course of business” shall be deemed to be followed by the phrase “consistent with past practice”. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References to documents being “provided,” “made available” or “delivered” shall mean that any such document was (x) actually delivered to Buyer or (y) posted in the Data Room by 5:00 p.m. Eastern Time on the date prior to the date of this Agreement. Notwithstanding anything to the contrary in this Agreement, each representation and warranty set forth in this Agreement and the Ancillary Documents is given independent effect so that if a particular representation or warranty proves to be incorrect or is breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not breached, and whether such other representation or warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation or warranty.

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Section 10.7          Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. The section numbers in the Disclosure Schedules correspond to section numbers in this Agreement; provided, however, that any information set forth in one section of the Disclosure Schedules shall be deemed to be disclosed and incorporated in each other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on the face of the disclosure. The foregoing shall not be limited by statements that items from one section of the Disclosure Schedules are expressly incorporated by reference into or from another section of the Disclosure Schedules. The Disclosure Schedules are qualified in their entirety by reference to this Agreement and are not intended to constitute, and shall not be construed as constituting, representations, warranties, covenants or obligations of the Company, Seller or any other Person. Nothing set forth in the Disclosure Schedules shall be deemed to broaden or otherwise amplify, or expand the scope of, the representations, warranties, covenants and agreements contained in this Agreement or to interpret the meaning of any of the representations, warranties, covenants or agreements set forth in this Agreement. The specification of any dollar amount or the inclusion of any specific item in any Disclosure Schedules is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, have had or would reasonably be expected to have a Material Adverse Effect, or that such item or other matter is required to be referred to in the Disclosure Schedules (but excluding the case of disclosure made in respect of dollar thresholds), and no Person shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not included in a Disclosure Schedule is or is not material for purposes of this Agreement or otherwise. Certain matters are set forth in the Disclosure Schedules for informational purposes only, and, in furtherance of the foregoing, no disclosure in the Disclosure Schedules relating to any possible breach or violation of, or non-compliance with, any Contract, agreement, Material Permit, Law, or order, writ, injunction or decree, shall be construed as an admission or indication that such breach, violation or non-compliance exists, has actually occurred or will actually occur, an admission of any liability or obligation of Seller, any Group Company, or any other Person with respect to any third Person, or an admission against the interest of Seller, any Group Company, or any other Person to any third Person. Neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no Party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in the Disclosure Schedules is or is not in the ordinary course of business. Certain matters are listed in the Disclosure Schedules for informational purposes only and may not be required to be listed by the terms of this Agreement. Such additional matters do not necessarily include other matters of a similar nature. Headings have been inserted in the Disclosure Schedules for convenience of reference only and shall not affect in any way the construction or interpretation of the Disclosure Schedules or this Agreement. All descriptions of any document included in the Disclosure Schedules (a) are summary in nature, (b) do not purport to be a complete statement of the material terms of such document, and (c) are qualified in their entirety by reference to (i) such document, (ii) any and all exhibits, schedules, annexes, riders, addendums and other documents and instruments attached to such document or otherwise referred to therein, and (iii) any other amendments, supplements and other modifications to such document, in each case of clauses (i)-(iii), to the extent made available to Buyer. Any capitalized term used in any Exhibit or Schedule (including the Disclosure Schedules) but not otherwise defined therein shall have the meaning given to such term in this Agreement.

Section 10.8          Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors and permitted assigns and, except with respect to any Person named in Section 6.5, Section 8.3, Article 9, Section 10.5, this Section 10.8, Section 10.16 and Section 10.17 (each of whom shall be a third-party beneficiary of such applicable provision(s), entitled to enforce any rights, benefits or remedies thereunder to the extent such Person is expressly contemplated to be a third-party beneficiary thereof) nothing in this Agreement or in any Ancillary Document (except as may be expressly set forth in any such Ancillary Document), express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement or any such Ancillary Document.

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Section 10.9          Severability. To the greatest extent possible, each provision of this Agreement will be interpreted in such a manner as to be valid, legal and enforceable under applicable Law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable Law, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability and all other provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable Law, the Parties shall use reasonable best efforts to negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner (including with respect to time and economic terms) in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

Section 10.10         Amendment. Subject to applicable Law, this Agreement may be amended or modified only by a written agreement executed and delivered by Buyer and Seller making explicit reference to this Section 10.10 (it being understood and agreed by the Parties that any such amendment or modification executed by Buyer and Seller shall be binding on the Company, irrespective of whether the Company has executed and agreed to any such amendment or modification). Without prejudice to Section 10.11, this Agreement may not be amended or modified except as provided in the immediately preceding sentence and any purported amendment or modification by any Party or Parties effected in a manner which does not comply with this Section 10.10 shall be void ab initio.

Section 10.11         Extension; Waiver. At any time prior to the Closing, Seller (on behalf of itself and the Company) may (a) extend the time for the performance of any of the covenants, agreements or other acts of Buyer or its Affiliates contained herein, (b) waive any inaccuracies in the representations and warranties of Buyer contained herein or in any Ancillary Document to which Buyer is a party, or (c) waive compliance by Buyer or its Affiliates with any of the covenants, agreements or conditions contained herein or in any Ancillary Document. At any time prior to the Closing, Buyer may (i) extend the time for the performance of any of the covenants, agreements or other acts of any of the Group Companies or Seller contained herein, (ii) waive any inaccuracies in the representations and warranties of the Company or Seller contained herein or in any Ancillary Document to which the Company or Seller is a party, or (iii) waive compliance by Seller, any of the Group Companies, or any of their respective Affiliates with any of the covenants, agreements or conditions contained herein or in any Ancillary Document. Except as set forth in the immediately preceding two (2) sentences of this Section 10.11, each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement executed and delivered by the Party against whom enforcement of any such provision so waived is sought. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party to exercise, and any delay in exercising, any of such Party’s rights hereunder shall not constitute a waiver of such rights nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

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Section 10.12         Counterparts; Facsimile Signatures. This Agreement may be executed in one (1) or more counterparts (including by electronic means), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or .pdf shall be as effective as delivery of a manually executed and delivered counterpart to this Agreement.

Section 10.13         WAIVER OF JURY TRIAL. THE PARTIES TO THIS AGREEMENT EACH HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY IN ANY AGREEMENT PROCEEDINGS. THE PARTIES TO THIS AGREEMENT EACH HEREBY AGREE AND CONSENT THAT ANY SUCH AGREEMENT PROCEEDINGS SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE IRREVOCABLE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

Section 10.14         Jurisdiction and Venue. Each of the Parties, for itself and with respect to its property, irrevocably and unconditionally (i) submits to the exclusive jurisdiction of the Chancery Court of the State of Delaware (or, if the Chancery Court of the State of Delaware declines to accept jurisdiction over a particular matter, any state or federal court sitting in Delaware) (collectively, the “Chosen Courts”) for all Agreement Proceedings, (ii) agrees that all claims in respect of any such Agreement Proceedings may be heard and determined in any Chosen Court and (iii) agrees, subject to the last sentence of this Section 10.14 and without prejudice to the Purchase Price dispute resolution procedures expressly set forth in Section 2.3(d), not to bring any Agreement Proceeding in any other court. Each of the Parties waives any defense, claim or counterclaim of inconvenient forum to the maintenance of any Agreement Proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Agreement Proceeding may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.14, however, shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law. Each Party agrees that a final, non-appealable judgment in any Agreement Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner permitted by applicable Law. Notwithstanding the foregoing provisions to the contrary, any Party may commence any Action in a court other than the Chosen Courts solely for the purpose of enforcing an order, decree, writ or injunction issued by a Chosen Court.

Section 10.15         Remedies. Any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy (including the election to pursue an injunction or specific performance) shall not restrict, impair or otherwise limit a Party from seeking to obtain such other remedies and will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Section 8.1, each of the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by any other Party and to enforce specifically the terms and provisions of this Agreement, in each case without proof of actual damages or inadequacy of legal remedy or posting a bond or undertaking, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other Party has an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity. If, on or prior to the termination of this Agreement, pursuant to Section 8.1, any Party brings any Action, in each case in accordance with this Section 10.15, to enforce specifically the performance of the terms and provisions hereof by any other Party, the Termination Date shall automatically be extended (x) for the period during which such Action is pending, plus ten (10) Business Days or (y) by such other time period as may be determined by the court presiding over such Action, as the case may be.

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Section 10.16         Non-Recourse.

(a)            Notwithstanding anything that may be expressed or implied in this Agreement or any Ancillary Document to the contrary, by its acceptance of the benefits of this Agreement, Buyer, on behalf of itself and the Buyer Related Parties (including, after the Closing, the Group Companies) covenants, agrees and acknowledges that, notwithstanding that the equity holders of Seller or the Company or their respective managing members or general partners may be partnerships or limited liability companies, Buyer and the Buyer Related Parties (including, after the Closing, the Group Companies) have no right of recovery under this Agreement or any Ancillary Document, or any claim based on such liabilities, obligations, or commitments against, and no personal liability shall attach to, the former, current or future equity holders, controlling persons, directors, officers, employees, agents, Affiliates, members, managers or general or limited partners of any of Seller, the Company, or any former, current or future stockholder, controlling Person, director, officer, employee, general or limited partner, member, manager, Affiliate or agent of any of the foregoing Persons, or any of their successors or permitted assigns (collectively, each a “Seller Non-Party Affiliate”), whether directly or through a Group Company, or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise, by or through a claim by or on behalf of a Group Company against any Seller Non-Party Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or Law, or otherwise, all of which are hereby fully and irrevocably waived by Buyer (on behalf of itself and the Buyer Related Parties (including, after the Closing, the Group Companies)). Without limiting the foregoing, no claim or other Action will be brought or maintained by Buyer or any Buyer Related Party (including, effective as of the Closing, the Group Companies) or any of their respective successors or permitted assigns against any Seller Non-Party Affiliate, and no recourse will be brought or granted against any of them, by virtue of or based upon any alleged misrepresentation or inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements set forth or contained in this Agreement, any exhibit or schedule hereto, any other document contemplated hereby or any certificate, instrument, opinion, agreement or other document of Seller, the Company or any other Person delivered hereunder, the business or the ownership, operation, management, use or control of the business of the Group Companies, any of their assets, or any actions or omissions at, or prior to, the Closing, and Buyer, on behalf of itself and the Buyer Related Parties (including, effective as of the Closing, the Group Companies) hereby fully and irrevocably waives and releases all such liabilities, claims and obligations against any such Seller Non-Party Affiliates.

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(b)            Notwithstanding the foregoing provisions of Section 10.16(a) to the contrary, (i) nothing set forth in Section 10.16(a) shall prohibit a Party to this Agreement or a party to any Ancillary Document from bringing a claim against another Party to this Agreement or a party to an Ancillary Document, in each case, solely in such Person’s capacity as a Party to this Agreement or a party to such Ancillary Document, as applicable, and subject, in each case, to the terms and conditions set forth in this Agreement or such Ancillary Document, as applicable, and then solely to the extent of such Person’s obligations as a Party to this Agreement or a party to such Ancillary Document, as applicable.

(c)            Notwithstanding anything in this Agreement to the contrary, nothing set forth in Section 10.16(a) or otherwise in any provision of this Agreement shall prohibit any claim for Fraud against any Seller Non-Party Affiliate (and any direct or indirect equityholder of such Seller Non-Party Affiliate that is an investment fund or alternative investment vehicle).

(d)            Buyer acknowledges and agrees that the agreements contained in this Section 10.16 are an integral part of the Transactions and that, without the agreements set forth in this Section 10.16, Seller and the Company would not enter into this Agreement or otherwise agree to consummate the Transactions.

Section 10.17         Waiver of Conflicts.

(a)            Gibson, Dunn & Crutcher LLP has represented Seller and the Group Companies in connection with the Transactions (the “Transaction Engagement”). All of the Parties recognize and agree on the commonality of interest that exists and will continue to exist until Closing, and the Parties agree that such commonality of interest should continue to be recognized after the Closing and such Parties recognize and agree that certain communications between or among Gibson, Dunn & Crutcher LLP, Seller, the Group Companies, or any of their Subsidiaries or Affiliates are protected under certain privileges and doctrines, including the attorney-client privilege and the common interest doctrine. Specifically, the Parties agree that (a) neither Buyer nor, following the Closing, the Group Companies and their respective Subsidiaries shall, and each of them shall cause the Group Companies not to, seek to have Gibson, Dunn & Crutcher LLP disqualified from representing any of the Seller Parties in connection with any dispute that may arise between any of the Seller Parties or their respective Affiliates, on the one hand, and Buyer or any of its Subsidiaries or Affiliates (including, after the Closing, the Group Companies), on the other hand, in connection with this Agreement, any Ancillary Document and the Transactions, and effective as of the date of this Agreement, Buyer and, effective as of the Closing, the Company (in each case on behalf of themselves and their respective Affiliates and Subsidiaries) fully and irrevocably expressly waives any claim that Gibson, Dunn & Crutcher LLP has a conflict of interest that would preclude it from engaging in such a representation notwithstanding the Transaction Engagement and (b) in connection with any such dispute that may arise between, on the one hand, any of the Seller Parties or their respective Affiliates and, on the other hand, any of Buyer and its Subsidiaries and Affiliates (including, after the Closing, the Group Companies), the Seller Parties or their respective Affiliates involved in such dispute (and not Buyer and its Subsidiaries and Affiliates (including, after the Closing, the Group Companies)) will have the sole right to decide whether or not to waive the attorney-client privilege or any other privilege that may apply to any communications between the Group Companies and Gibson, Dunn & Crutcher LLP that occurred on or prior to the Closing in connection with this Agreement, the Ancillary Documents and the Transactions.

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(b)            Buyer further agrees, on behalf of itself and the Buyer Related Parties (including, after the Closing, the Group Companies), and Seller agrees on behalf of itself and its Affiliates, that all communications in any form or format whatsoever between or among any of Gibson, Dunn & Crutcher LLP, the Seller Parties or their respective Affiliates (including, on and prior to the Closing, the Group Companies) that relate in any way to the negotiation, documentation and consummation of the Transactions, this Agreement, the Ancillary Documents or any alternative transactions to the Transactions presented to or considered by any Group Company or that otherwise relate to any potential transactions (including the Transactions) or any dispute related to, arising under or otherwise in connection with this Agreement, the Ancillary Documents or the transactions contemplated hereby and thereby (collectively, the “Deal Communications”) shall be deemed to be retained and owned solely by Seller and its designee(s), shall be controlled by Seller and its designee(s) and shall not pass to (by operation of law or otherwise) or be claimed by Buyer or any Buyer Related Party (including, after the Closing, the Group Companies). All Deal Communications to the extent that they are subject to attorney client privilege or any legal privilege relating to its engagement with respect to the Transactions (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to Seller and its designee(s), shall be controlled by Seller and its designee(s) and shall not pass to or be claimed by Buyer or any Buyer Related Party (including, after the Closing, the Group Companies), and to the extent Buyer or any Buyer Related Party (including, after the Closing, the Group Companies) should discover in its possession after the Closing any Privileged Deal Communications, it will take commercially reasonable steps to preserve the confidentiality thereof and promptly deliver the same to Seller or its designee(s), keeping no copies, and will not by reason thereof assert any loss of confidentiality or privilege protection.

(c)            Notwithstanding the foregoing, in the event that, following the Closing a dispute arises between Buyer and the Buyer Related Parties (including, after the Closing, the Group Companies), on the one hand, and a third party (other than Seller or any Seller Party), on the other hand, Buyer or the Group Companies may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party and if requested by Buyer, Seller and the Seller Parties shall use commercially reasonable efforts to assert such privilege; provided, however, that Buyer shall not, and Buyer shall cause the Buyer Related Parties (including, after the Closing, the Group Companies) not to, waive such privilege without the prior written consent of Seller (which consent shall not be unreasonably withheld, conditioned or delayed).

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

ELO INVESTORS, L.P.

By: ELO GROUP LLC, its general partner

By:	/s/ Craig A. Witsoe
Name: Craig A. Witsoe
Title: Chief Executive Officer

ELO HOLDINGS, INC.

By:	/s/ Craig A. Witsoe
Name: Craig A. Witsoe
Title: Chief Executive Officer

[Signature Page to Equity Purchase Agreement]

ZEBRA TECHNOLOGIES CORPORATION

By:	/s/ Bill Burns
Name: Bill Burns
Title: Chief Executive Officer